Exhibit 10.1

Execution Copy

$35,000,000 SENIOR SECURED SUPER-PRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT Dated as of May 18, 2017 among GULFMARK OFFSHORE, INC., a Debtor and Debtor-in-Possession, as the Borrower,

GULFMARK REDERI AS, as Lender

and

DNB BANK ASA, as Issuing Bank

TABLE OF CONTENTS

i

ii

iii

INDEX OF APPENDICES

Annex A (Recitals)	Definitions
Annex B (from Annex A – NOK Facility definition)	Form of Second Amended & Restated NOK Facility
Annex C (Section 4.01)	Financial Statements and Budgets — Reporting
Annex D (Section 5.03)	Milestones
Annex E (Section 6.15)	Financial Covenants
Annex F (Section 12.09)	Notice Addresses
Annex G (from Annex A - Commitments definition)	Commitments as of Closing Date
Annex H	Form of Interim Lending Order
Annex I (Article 10)	Form of DIP Intercompany Assignment Agreement
Exhibit 1.1	Form of Note
Exhibit 1.2	Form of Notice of Borrowing
Exhibit 1.14-1-2	Form of Tax Compliance Certificates
Exhibit 2	Initial Budget
Exhibit 3	Form of Minimum Liquidity Certification
Exhibit 4	Form of Power of Attorney
Exhibit 5	Form of Joinder
Disclosure Schedule 5.02	Trade Names
Disclosure Schedule 5.10	Post-Closing Requirements
Disclosure Schedule 6.06	Existing Investments
Disclosure Schedule 6.07	Existing Indebtedness
Disclosure Schedule 6.08	Existing Liens
Disclosure Schedule 6.10	Restrictions on Intercompany Transfers
Disclosure Schedule 8.01	Enumerated Defaults
Disclosure Schedule 9.04	Pledged Equity

This SENIOR SECURED SUPER-PRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of May 18, 2017, by and among GULFMARK OFFSHORE, INC., a Delaware corporation, as a debtor and debtor- in-possession under chapter 11 of the Bankruptcy Code (as defined below) (the “Borrower”), GULFMARK REDERI AS, a limited company organized under the laws of Norway as lender (including its successors and assigns, the “Lender”) and DNB BANK ASA acting through its offices at Solheimsgaten 7C, 5058 Bergen, Norway, organization number 984 851 006, as the issuing bank (including its successors and assigns, the “Issuing Bank”);

WHEREAS, on May 17, 2017, (the “Petition Date”), the Borrower filed a voluntary petition for relief (the “Case”) under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Borrower is continuing to operate its business and manage its properties as a debtor and debtor-in-possession under sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lender provide a senior secured super-priority term loan facility of up to $35,000,000 in order to fund the continued operation of its Subsidiaries’ businesses as debtor and debtor-in-possession under the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Issuing Bank issue letters of credit that will be cash collateralized with the proceeds of the Term Loans to be made hereunder;

WHEREAS, the Lender is willing to make available to the Borrower such post-petition loans upon the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower has agreed to secure its obligations to the Secured Parties hereunder with, inter alia, security interests in, and liens on, certain of its property and assets, now existing or hereafter acquired or arising, all as more fully provided herein; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1
Amount and Terms of Credit

Section 1.01.     Credit Facility.

(a)     The Lender agrees, upon the terms and subject to the conditions set forth herein and in each Lending Order, to make an initial term loan to the Borrower after the Closing Date and to make additional term loans to the Borrower at any time and from time to time during the Initial Term Loan Commitment Period in an aggregate amount not to exceed the Initial Term Loan Commitment (each an “Initial Term Loan” and collectively, the “Initial Term Loans”), in each case in accordance with the terms of the Rolling Budget (subject to the Permitted Variance) and subject to the LC Sublimit. At no time shall the then outstanding aggregate principal amount of the Initial Term Loans exceed the Initial Term Loan Commitment, as the Initial Term Loan Commitment may be reduced from time to time pursuant to terms herein. The Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the last day of the Initial Term Loan Commitment Period.

(b)     The Lender agrees, upon the terms and subject to the conditions set forth herein and in each Lending Order, to make additional term loans to the Borrower at any time and from time to time during the Additional Term Loan Commitment Period in an aggregate principal amount not to exceed the Additional Term Loan Commitment (each an “Additional Term Loan”, and collectively, the “Additional Term Loans, and together with the Initial Term Loans, the “Term Loans”), in each case in accordance with the terms of the Rolling Budget (subject to the Permitted Variance) and subject to the LC Sublimit. At no time shall the then outstanding aggregate principal amount of the Additional Term Loans exceed the Additional Term Loan Commitment, as the Additional Term Loan Commitment may be reduced from time to time pursuant to terms herein. The Lender’s Additional Term Loan Commitment shall terminate immediately and without further action on the last day of the Additional Term Loan Commitment Period.

(c)     The Borrower shall repay all Term Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment, and all other amounts outstanding under this Agreement and the other Loan Documents in full on the Maturity Date without further application to or order from the Bankruptcy Court; provided, that if the “Final Maturity Date” under the NOK Facility has been extended to November 18, 2017 in accordance with Clause 7 of the NOK Facility, the Maturity Date hereunder shall be deemed to have been automatically extended to November 18, 2017.

(d)     No payment with respect to the Term Loans may be reborrowed. Each Term Loan shall rank pari passu in right of payment and of security with the other Term Loans.

(e)     Each Term Loan shall, upon the request of the Lender pursuant to Section 1.11, be evidenced by promissory notes substantially in the form of Exhibit 1.1 (each a “Note” and collectively the “Notes”), and, upon such request as provided in Section 1.11, the Borrower shall execute and deliver each Note to the Lender. Each Note shall represent the obligation of the Borrower to pay the amount of the Lender’s Term Loans, together with interest thereon as prescribed in Section 1.07.

Section 1.02.     Procedure for Loan Borrowing. From time to time, the Borrower may request that the Lender make Term Loans pursuant to the terms and conditions by delivering to the Lender and the other Notice Parties written notice (by electronic communication) substantially in the form of Exhibit 1.2 (a “Notice of Borrowing”), specifying (a) the amount to be borrowed, (b) the requested Borrowing Date, and (c) the use of such funds. Requested Term Loans will be made available to the Borrower by the Lender crediting (x) the LC Collateral Account if the funds will be applied as LC Cash Collateral for a Letter of Credit, or (y) the Debtor Distribution Account for all other purposes, as applicable; provided that the Lender may in its discretion require that the Borrower provide the Notice of Borrowing at least three (3) Business Days in advance of any borrowing. Notwithstanding anything to the contrary contained herein, the Borrower shall only be entitled to make requests for Term Loans during the Initial Term Loan Commitment Period or the Additional Term Loan Commitment Period, as applicable, each in a principal amount of no less than $1,000,000 (and if greater, in integral multiples of $1,000,000), and in the aggregate in an amount that does not exceed the Commitments. Only one (1) Term Loan may be requested in each Notice of Borrowing. Not more than eight (8) Term Loans may be outstanding at the same time.

Section 1.03.     Letters of Credit.

(a)     General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for the Borrower’s account or the account of a Subsidiary of the Borrower in a form reasonably acceptable to the Issuing Bank, at any time, and from time to time, during the Initial Term Loan Commitment Period and during the Additional Term Loan Commitment Period (provided that the Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of a Subsidiary); provided that the LC Exposure shall not at any time exceed $10,000,000 (the “LC Sublimit”). The Borrower shall pay the Issuing Bank, for its account, an issuance fee of $1,000 (the “Issuance Fee”) for each Letter of Credit requested to be issued, amended, renewed or extended pursuant to this Agreement.

(b)         Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. Prior to the initial request for the issuance of a Letter of Credit, the LC Collateral Account shall have been established, the Issuing Bank shall have a perfected first priority Lien over the LC Collateral Account and the exclusive right of withdrawal, and the Borrower shall have received account payment instructions for the Issuance Fee. Thereafter, to request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall (i) pay the Issuing Bank the Issuance Fee in cash in respect of each such Letter of Credit, (ii) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) a LC Request to the Issuing Bank and the Notice Parties not later than 12:00 p.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the Issuing Bank), and (iii) enter into any LC Documents required in connection therewith. A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the currency in which the Letter of Credit is being requested, which may only be Dollars or an Alternate Currency, (iii) the amount thereof in Dollars or the Alternate Currency Equivalent thereof; (iv) the expiry date thereof; (v) the name and address of the beneficiary thereof; (vi) the documents to be presented by such beneficiary in case of any drawing thereunder; (vii) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (viii) such other matters as the Issuing Bank may reasonably require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank (w) the Letter of Credit to be amended, renewed or extended, (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension, and (z) such other matters as the Issuing Bank may reasonably require. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application substantially on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (A) the LC Exposure shall not exceed the LC Sublimit, and (B) the total principal amount of Term Loans outstanding shall not exceed the aggregate principal amount of the Commitment. Unless the Issuing Bank shall otherwise agree, no Letter of Credit shall be denominated in a currency other than Dollars or an Alternate Currency.

(c)         Conversion of Foreign Currencies.

(i)      Dollar and Alternate Currency Equivalents. The Issuing Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of extensions of Alternate Currency Letters of Credit and outstanding amounts thereunder. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(ii)     Rounding Off. Wherever an amount related to the issuance, amendment or extension of a Letter of Credit is expressed in Dollars, but such Letter of Credit is denominated in an Alternate Currency, such amount shall be the relevant Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Issuing Bank.

(d)         Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the Letter of Credit Expiration Date (or such other longer period of time as the Issuing Bank may agree, which may require backstop arrangements satisfactory to the Issuing Bank).

(e)     Cash Collateralization. The Borrower shall cause proceeds of any Term Loan requested in connection with each LC Request (or other cash available to the Borrower), in an amount equal to 100% (or 110% in connection with any Alternate Currency Letter of Credit) of the LC Exposure in Dollars for such requested Letter of Credit, to be deposited directly into the LC Collateral Account for the benefit of the Issuing Bank. Each such deposit shall be held by the Issuing Bank as collateral for the payment and performance of the reimbursement obligations of the Borrower under Section 1.03(f). Once the Letter of Credit such deposited amount supports is terminated and all amounts due in connection therewith, including Unreimbursed Amounts, if any, are repaid to the Issuing Bank in cash in Dollars in full, the amount on deposit remaining in respect of such Letter of Credit, shall be deposited into the Debtor Distribution Account to be utilized in accordance with the Rolling Budget (subject to the Permitted Variance). The Issuing Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account. Amounts held in the LC Collateral Account shall not bear interest and may not be invested by the Borrower. The Borrower will ensure that the aggregate amount on deposit in the LC Collateral Account will at all times be an amount that is no less than the amount of the LC Exposure; provided that if on any Revaluation Date the amount of LC Cash Collateral designated for any Alternate Currency Letter of Credit is determined by the Issuing Bank to be less than 105% of the LC Exposure for such Alternate Currency Letter of Credit, the Borrower shall promptly deposit additional cash in Dollars into the LC Collateral Account in an amount sufficient for the LC Cash Collateral securing such Alternate Currency Letter of Credit to equal or exceed 110% of its LC Exposure as of such Revaluation Date.

(f)     Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount in Dollars, equal to such LC Disbursement (or, in the case of Alternate Currency Letters of Credit, the Dollar Equivalent thereof) not later than 10:00 a.m., New York City time, on the Business Day after receiving notice from the Issuing Bank of such LC Disbursement; provided that, unless the Borrower notifies the Issuing Bank that it otherwise intends to make payment in the amount of the LC Disbursement (such outstanding amount, the “Unreimbursed Amount”), the Borrower hereby authorizes the Issuing Bank to, and the Issuing Bank shall, apply funds held in the LC Collateral Account to repay such Unreimbursed Amount; provided further that, if sufficient funds are on deposit in the LC Collateral Account and available to the Issuing Bank to immediately reimburse such LC Disbursement in full in Dollars, no Default or Event of Default shall result from any failure by the Borrower to make payment.

(g)          Obligations Absolute.

(i)     Subject to the limitations set forth below, the obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 1.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; provided that the Borrower shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of the Issuing Bank (as determined by a final nonappealable judgment of a court of competent jurisdiction). Neither the Issuing Bank, nor any of its Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of the Issuing Bank (as determined by a final nonappealable judgement of a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii)     The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the Borrower or other Person of any obligations under any LC Document. The Issuing Bank does not make to the Lender any express or implied warranty, representation or guaranty with respect to the LC Collateral Account, the LC Documents or the Borrower. The Issuing Bank shall not be responsible to the Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of the Borrower.

(iii)     Neither the Issuing Bank, nor any of its Affiliates, nor any of their respective officers, directors, employees, agents and investment advisors, shall be liable to the Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct as determined by court of competent jurisdiction in a final nonappealable judgment. The Issuing Bank shall not have any liability to the Lender if the Issuing Bank refrains from any action under any Letter of Credit or such LC Documents.

(h)         Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank with respect to any such LC Disbursement.

(i)         Resignation of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder and may assign its rights and obligations hereunder to a successor issuing bank, at any time upon at least 30 days’ prior written notice to the Lender and the Borrower. From and after the effective date of any such resignation or assignment (i) the assignee Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such assignee and to any previous Issuing Bank, or to such assignee and all previous Issuing Banks, as the context shall require. After the resignation of an Issuing Bank hereunder, if the resigning or assignor Issuing Bank has any LC Exposure, such resigning Issuing Bank shall remain a party hereto to continue to have all the rights and remedies of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or assignment until its LC Exposure is paid in full in cash, but shall not be required to issue additional Letters of Credit.

(j)         The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii)     the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(k)         The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(l)          LC Collateral Account.

(i)       The Issuing Bank is hereby authorized to establish and maintain the LC Collateral Account pursuant to account documentation in form and substance satisfactory to the Issuing Bank. The Borrower shall deposit or cause to be deposited into the LC Collateral Account, from time to time, the LC Cash Collateral required to be deposited under Section 1.03(e) hereof. All amounts on deposit in the LC Cash Collateral Account will be under the sole dominion and control of the Issuing Bank, and the Borrower shall not be permitted to withdraw funds from the LC Cash Collateral Account at any time without the prior written approval of the Issuing Bank in its sole discretion.

(ii)      The Borrower hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Issuing Bank a first priority Lien upon the LC Collateral Account and all money, cash or cash equivalents deposited therein from time to time, whether now owned or at any time hereafter acquired by the Borrower or in which the Borrower now has or at any time in the future may acquire any right, title or interest. The Borrower agrees that it shall, at its expense and upon the request of Issuing Bank, duly execute and deliver, or cause to be duly executed and delivered, to the Issuing Bank such LC Documents or further documents, and do and cause to be done such further acts, as may be necessary or proper in the opinion of the Issuing Bank for the attachment, perfection and maintenance of a first priority Lien on the LC Collateral Account in favor of the Issuing Bank.

(iii)     The balance from time to time in such LC Collateral Account shall constitute part of the Collateral securing the LC Disbursements and shall not constitute payment of the LC Disbursements until applied as herein provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations owed to the Issuing Bank hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.

Section 1.04.     Prepayments and Commitment Reduction.

(a)      Voluntary Prepayments. The Borrower may at any time by written notice to the Lender, voluntarily prepay all or part of the Term Loans; provided that any such prepayment shall be in a minimum amount of $1,000,000 (and if greater, in integral multiples of $500,000) (or, if less, the outstanding amount of the Term Loans or any other amount approved by the Lender); provided, further, that all amounts received in respect of any such prepayment shall be applied to make a prepayment pursuant to Clause 8.5.7 of the NOK Facility.

(b)     Mandatory Prepayments. Upon the occurrence of an event requiring the Lender to prepay the NOK Term Loans pursuant to Clauses 8.1 through 8.5 of the NOK Facility, the Borrower shall prepay the Term Loans, in the amounts and on the date the Lender is required to prepay the NOK Term Loans therein if and to the extent the making of such prepayment of Term Loans hereunder is necessary to allow the Lender to make the corresponding prepayment of NOK Term Loans therein.

(c)     Optional Commitment Reduction. The Borrower may, upon irrevocable written notice to the Notice Parties, terminate or permanently reduce the unused Commitments in each case without premium or penalty; provided that such reduction or termination shall be accompanied by the payment of any accrued Unused Commitment Fees; provided, further the Lender will cause a reduction of the commitment under the NOK Facility by an amount equal to the amount of such Commitment reduction hereunder.

Section 1.05.     Priority and Application of Payments. So long as no Event of Default has occurred and is continuing, payments received by a Secured Party that match required payments then due shall be applied to pay those amounts then due. As to any other payment and as to all payments made when an Event of Default has occurred and is continuing or following the Maturity Date, the Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that the Secured Parties shall have the continuing exclusive right to apply any and all such payments against the Obligations as follows: first, to reimbursable costs and expenses of the Secured Parties then due and payable pursuant to any of the Loan Documents, including, without limitation, the Unreimbursed Amount, if any; second, to interest then due and payable on the Term Loans; third, to prepay the remaining principal amount of the Term Loans, until the Term Loans shall have been paid in full; and fourth, to all other Obligations then due and payable to the Secured Parties.

Section 1.06.     Use of Proceeds. The Borrower shall utilize the proceeds of the Term Loans in accordance with Section 5.06.

Section 1.07.     Interest and Applicable Margins.

(a)     Interest shall accrue on each Term Loan for each Interest Period at a rate per annum equal to the aggregate of the Applicable Margin and LIBOR for such Interest Period. The Borrower shall pay accrued interest on each Term Loan to the Lender in arrears in cash on each Interest Payment Date.

(b)     If any payment on any Term Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)     All computations of interest shall be made by the Lender from day-to-day on the basis of a 360 day year, in each case, for the actual number of days occurring in the period for which such interest is payable. Each determination by the Lender of interest rates hereunder shall be presumptive evidence of the correctness of such rates.

(d)     So long as an Event of Default has occurred and is continuing, (i) the interest rates applicable to the Term Loans shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable to such Term Loan hereunder (the “Default Rate”), and (ii) all other outstanding Obligations shall bear interest at the Default Rate. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e)     Notwithstanding anything to the contrary set forth in this Section 1.07, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lender, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by the Lender pursuant to the terms hereof exceed the amount that the Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

Section 1.08.     Cash Management Systems. The Borrower will obtain entry of the Cash Management Order and use a cash management system in effect immediately prior to the Petition Date (the “Prepetition Cash Management System”). Any material changes to the Prepetition Cash Management System, as it relates to the Borrower, must be acceptable to the Secured Parties in their reasonable discretion, other than changes described in Section 5.07(b).

Section 1.09.     Market Disruption; Break Costs; Increased Costs.

(a)      If a Market Disruption Event occurs in relation to a Term Loan for any Interest Period, then the rate of interest that Term Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)     the Applicable Margin; and

(ii)     the rate notified by the Lender as soon as practicable to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in that Term Loan from whatever source it may reasonably select.

In this Agreement, “Market Disruption Event” means: at or about noon on the Quotation Day for the relevant Interest Period LIBOR is not available; or before close of business in London on the Quotation Day for the relevant Interest Period, the cost to the Lender of funding its participation in that Term Loan from whatever source it may reasonably select would be in excess of LIBOR. The occurrence of a Market Disruption Event under the NOK Facility shall constitute a Market Disruption Event hereunder.

(b)     The Borrower shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Cost attributable to all or any part of a Term Loan or Unpaid Sum being paid by the Borrower on a day other than an agreed day for such Term Loan or Unpaid Sum. “Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Loan Documents.

(c)     The Borrower shall, upon demand from any Secured Party, pay the amount of any Increased Cost incurred by such Secured Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.

In this Agreement, the term “Increased Costs” means:

(i)        a reduction in the rate of return from the Obligations or on a Secured Party’s (or its Affiliate’s) overall capital;

(ii)       an additional or increased cost; or

(iii)      a reduction of any amount due and payable under any Loan Document,

(iv)     which is incurred or suffered by a Secured Party or any of its Affiliates to the extent that it is attributable to that Secured Party having entered into its Commitments or funding or performing its obligations under any Loan Document.

(v)      A Secured Party intending to make a claim pursuant to this Section 1.09(c) shall notify the Borrower of the event giving rise to the claim.

(vi)     A request for reimbursement of increased costs under the NOK Facility.

This Section 1.09(c) does not apply to the extent any Increased Costs is: (A) attributable to a Tax deduction or withholding required by law to be made by the Borrower; (B) compensated for by Section 1.14; (C) attributable to the willful breach by the relevant Secured Party or its Affiliates of any law or regulation.

Section 1.10.     Receipt of Payments. The Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due in immediately available funds in Dollars to the Rederi Distribution Account. For purposes of computing interest as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Rederi Distribution Account prior to 2:00 p.m. (New York City time). Payments received after 2:00 p.m. (New York City time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

Section 1.11.     Loan Account and Accounting. The Lender shall maintain a loan account (the “Loan Account”) on its books to record the Term Loans, all payments made by the Borrower with respect to the Term Loans, and all other debits and credits as provided in this Agreement with respect to the Term Loans or any other Obligations with respect to the Term Loans. All entries in the Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on the Lender’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Lender by the Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s duty to pay the Obligations with respect to the Term Loans. If requested by the Borrower or the Issuing Bank, the Lender shall render a monthly accounting of transactions with respect to the Term Loans setting forth the balance of the Loan Account for the immediately preceding month. The Lender may elect, by notice to the Notice Parties, to have any Term Loans be evidenced by a Note issued to the Lender. If no such Note is requested, the Lender may rely on the Loan Account as evidence of the amount of Obligations with respect to the Term Loan from time to time owing to it. Unless the Borrower notifies the Notice Parties in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrower.

Section 1.12.     Indemnity. The Borrower shall indemnify and hold harmless the Secured Parties and their respective Affiliates, and each such Person’s respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Person”), from and against (and will reimburse each Indemnified Person as the same are incurred for) any and all suits, actions, proceedings, claims, damages, losses, liabilities and costs (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be incurred by or asserted or awarded against any Indemnified Person , in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement, the other Loan Documents or the transactions contemplated hereunder and thereunder or any actual or proposed use to be made with the proceeds of the Term Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any shareholders or creditors of the Borrower, an Indemnified Person or any other person, and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability, cost or expense is found in a final judgment by a court of competent jurisdiction to have resulted from (a) any Indemnified Person’s gross negligence or willful misconduct of any Indemnified Person’s obligations hereunder or under any other Loan Document or (b) a material breach of such Indemnified Person’s obligations hereunder or under any other Loan Document. To the extent permitted by law, the Borrower shall not assert, and will waive, any claim against any Indemnified Person and no party hereto shall be liable on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of or in connection with this Agreement or any other Loan Document.

Section 1.13.     Access.

(a)      The Borrower shall, during normal business hours, from time to time as frequently as any Secured Party reasonably determines to be appropriate: (i) provide the Secured Parties and any of their respective officers, employees and agents access to its officers and employees, and with prior notice and the opportunity to be present, advisors of the Borrower and its Subsidiaries (including independent public accountants); (ii) permit the Secured Parties, and any of their respective officers, employees and agents, to inspect, audit and make extracts from the Books and Records of the Borrower and its Subsidiaries (subject to requirements under any confidentiality agreements, if applicable); and (iii) permit the Secured Parties, and any of their respective officers, employees and agents, to have access to properties, facilities and to the Collateral and to inspect, audit, review and evaluate the Collateral of the Borrower.

(b)      If an Event of Default has occurred and is continuing, the Borrower shall provide such access as set forth in clause (a) above to the Secured Parties, at the Borrower’s expense, at any time during normal business hours and without advance notice.

Section 1.14.     Taxes.

(a)      Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)       The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)       The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender (with a copy to the Notice Parties), shall be conclusive absent manifest error.

(d)       As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 1.14, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)       (i)If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 1.14(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)        Without limiting the generality of the foregoing:

(A)     any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed copies of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit 1.14-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, the appropriate U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.14-2 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)      If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 1.14 (including by the payment of additional amounts pursuant to this Section 1.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)     Each party’s obligations under this Section 1.14 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 1.15.     Unused Commitment Fees. Accruing from the date hereof until the expiry of the Additional Term Loan Commitment Period, the Borrower agrees to pay to the Lender a nonrefundable commitment fee (the “Unused Commitment Fee”) equal to 5.00% per annum on any undrawn and un-cancelled amount (at any time) of the aggregate principal amount of the Commitments. All Unused Commitment Fees shall be payable monthly in arrears on the last Business Day of each calendar month (commencing with the first such day following the issuance of the Interim Lending Order) and at the Maturity Date. The Unused Commitment Fee shall also be payable on the cancelled amount of any Commitment at the date such cancellation comes into effect.

ARTICLE 2
Conditions Precedent

Section 2.01.     Conditions to Closing. This Agreement, including the obligation of the Lender to make the Term Loans and the Issuing Bank to issue Letters of Credit, shall not become effective until the date (the “Closing Date”) on which each of the following conditions precedent is satisfied or provided for in a manner satisfactory to the Secured Parties, or duly waived in writing in accordance with Section 12.02:

(a)     DIP Motion. Not later than the Petition Date, the Borrower shall have filed a motion (the “DIP Motion”) to the Bankruptcy Court, in form and substance satisfactory to the Secured Parties, seeking approval of the Loan Documents (it being understood that this condition has been satisfied as of the date hereof).

(b)     Interim Lending Order. Not later than five (5) days after the Petition Date, the Interim Lending Order shall have been entered by the Bankruptcy Court, which Interim Lending Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, or vacated, in the case of any modification or amendment, in any manner, without the prior written consent of the Secured Parties (not to be unreasonably withheld, delayed, or conditioned).

(c)     Loan Documents. This Agreement, the Notes (if requested) and any other Loan Documents as the Secured Parties shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to the Secured Parties, shall have been executed and delivered by all parties thereto.

(d)     Rolling Budget. The Secured Parties shall have received the Initial Budget, which Initial Budget shall be in form and substance reasonably satisfactory to the Secured Parties (it being understood that the Initial Budget attached hereto is reasonably satisfactory to the Secured Parties).

(e)     Approvals. All approvals, authorizations and consents required by any Governmental Authority for the Borrower to enter into and perform its obligations under this Agreement and/or any of the Loan Documents shall have been obtained.

(f)     Payment of Fees; Satisfaction of Conditions. All costs and expenses (including, without limitation, reasonable legal fees) contemplated by the Loan Documents to be payable to the Secured Parties shall have been paid to the extent due.

(g)     Documents and Certificates. The Secured Parties shall have received such documents and certificates as the Secured Parties may reasonably request relating to the organization, existence, incumbency and good standing of the Borrower, the authorization of the transactions described in the Loan Documents, including approval of the board of directors of the Borrower, and any other legal matters relating to the Borrower, this Agreement or the transactions described in the Loan Documents, all in form and substance reasonably satisfactory to the Secured Parties.

(h)     Cash Management Order. The Cash Management Order encompassing cash management arrangements reasonably satisfactory to and approved by the Secured Parties, which approval shall not be unreasonably withheld, delayed, or conditioned, shall have been entered by the Bankruptcy Court and remains in full force and effect.

(i)     No Material Adverse Effect. Since the Petition Date, there shall not have been any change, development or event, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

(j)     No Action, Suit, Litigation. Other than the Case, there shall exist no action, suit, investigation, litigation, or proceeding pending (or, to the knowledge of the Borrower, threatened) in any court or before any arbitrator or governmental instrumentality, which could reasonably be expected to result in a Material Adverse Effect.

(k)     No Violation of Law or Injunction. The consummation of the transactions contemplated hereby shall not, after giving effect to such transactions, (i)violate in any material respect any applicable law, statute, rule or regulation or (ii)conflict with, or result in a default or event of default under, any material agreement of the Borrower or any of its Subsidiaries entered into or assumed after the commencement of the Case, and there shall be in effect no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of, or imposing adverse conditions on, the transactions contemplated hereby.

(l)     No Default. No Default or Event of Default shall exist or arise immediately after giving effect to the transactions contemplated hereby.

(m)     Representations and Warranties. All representations and warranties in this Agreement or any other Loan Document shall be true and correct in all material respects (except where qualified by materiality, then just the accuracy thereof) as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except where qualified by materiality, then just the accuracy thereof) as of such earlier date.

(n)     Lien Searches, Collateral. The Secured Parties shall have received UCC and other lien searches (including tax liens and judgments) conducted in the jurisdictions in which the Borrower is incorporated satisfactory to the Secured Parties (dated as of a date reasonably satisfactory to the Secured Parties). The Secured Parties shall hold perfected security interests in and Liens (having the priority provided for herein and in the Interim Lending Order) upon the Collateral pursuant to the terms of the Interim Lending Order.

(o)     Opinions of Counsel. If requested by any Secured Parties, duly executed originals of opinions of counsel for the Borrower, in form and substance reasonably satisfactory to the Secured Parties, dated the Closing Date.

(p)     Audited Financials. The Secured Parties shall have received the Financial Statements for the most recently ended fiscal quarter or year, as applicable.

Section 2.02.     Conditions to Each Borrowing Date. The Lender shall not be obligated to make any Term Loans requested to be made by it and the Issuing Bank shall not issue any Letters of Credit requested to be issued by it (including on the date following the Closing Date, if applicable) pursuant to Section 1.01(a) or (b) unless each of the following conditions precedent is satisfied or provided for in a manner reasonably satisfactory to the Secured Parties, or duly waived in writing in accordance with Section 12.02:

(a)     Compliance with Orders. (i) In respect of the disbursement of the Initial Term Loan, the Borrower shall be in compliance in all material respects with the Interim Lending Order, and the Interim Lending Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, or vacated, in the case of any modification or amendment, in any manner, without the prior written consent of the Secured Parties, and (ii) in respect of a disbursement of all Additional Term Loans, not later than 45 days after the Petition Date, the Final Lending Order shall have been entered by the Bankruptcy Court, the Borrower shall be in compliance in all respects with the Final Lending Order, and the Final Lending Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, or vacated, in the case of any modification or amendment, in any manner, without the prior written consent of the Secured Parties, not to be unreasonably withheld, delayed, or conditioned.

(b)     Notice of Borrowing. The Notice Parties shall have received a Notice of Borrowing.

(c)     Representations and Warranties. All representations and warranties in this Agreement or any other Loan Document shall be true and correct in all material respects (except where qualified by materiality, then just the accuracy thereof), as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except where qualified by materiality, then just the accuracy thereof) as of such earlier date.

(d)     No Default. No Default or Event of Default under this Agreement or any other Loan Document shall exist or shall arise immediately after giving effect to such borrowing.

(e)     Cash Management Systems. The Cash Management Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, or vacated, in the case of any modification or amendment, in any matter, without the prior written consent of the Secured Parties (not to be unreasonably withheld, delayed, or conditioned).

(f)     Minimum Liquidity. The Borrower shall be in compliance with the Minimum Liquidity covenant set forth in Annex E which shall be certified by the Chief Financial Officer, Chief Operating Officer or Chief Executive Officer of the Borrower as of the date of such borrowing (before giving effect to such borrowing).

(g)     Letters of Credit. For each issuance, amendment, extension or renewal of a Letter of Credit, the Borrower shall be in compliance with all requirements set forth in Section 1.03 and the LC Documents applicable to such Letter of Credit.

The acceptance by the Borrower of the proceeds of any Term Loan upon the request of the Borrower shall be deemed to constitute, as of the date thereof, a representation and warranty by the Borrower that the conditions in this Section 2.02 have been satisfied.

ARTICLE 3
Representations and Warranties

To induce the Lender to make the Term Loans and the Issuing Bank to issue Letters of Credit, the Borrower makes the following representations and warranties to each Secured Party, each and all of which shall survive the execution and delivery of this Agreement.

Section 3.01.     RBS Facility Representations. The Borrower hereby makes for the benefit of the Secured Parties all of the representations and warranties contained in Clause 26 (other than Clauses 26.3, 26.4, 26.5, 26.6.1, 26.8, 26.11, 26.19, 26.22, and 26.24) of the RBS Facility, as they exist on the date of this Agreement (and as they may hereafter be amended from time to time, but only to the extent any such amendment has been consented to in accordance with Section 12.02 hereof) as if such representations and warranties applied to this Agreement with the following deemed adjustments: (a) each reference to the term “this Agreement” shall be deemed to be a reference to this Agreement; (b) each reference to the term “Finance Document” shall be deemed to be a reference to this Agreement and each other Loan Document to which the Borrower is a party; (c) each reference to the term “Parent” shall be deemed a reference to the Borrower, and each reference to “Obligor” or “Original Obligor” to the extent applicable to the Borrower thereunder shall be deemed to be a reference to the Borrower hereunder; (d) each reference to the term “Agent”, “Security Agent”, “Arranger”, “Lender” or “Finance Party” shall be deemed to be a reference to the Secured Parties; (e) each reference to “Agreement Date” shall be deemed a reference to the date of this Agreement and (f) the representation made in Clause 26.14 of the RBS Facility is deemed to commence with the phrase “Other than the Case,”.

Section 3.02.     Corporate Existence; Compliance with Law. The Borrower (a)is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b)is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c)subject to the entry by the Bankruptcy Court of the Lending Order, has the requisite power and authority to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d)has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do so would not result in losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (e)is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f)is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.03.     Corporate Power, Authorization, Enforceable Obligations. Upon the entry by the Bankruptcy Court of the Lending Order, the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a)are within the Borrower’s power; (b)have been duly authorized by all necessary corporate action; (c)do not contravene any provision of the Borrower’s charter or bylaws; (d)do not violate any law or regulation, or any order or decree of any court or Governmental Authority, other than violations by the Borrower which could not reasonably be expected to have a Material Adverse Effect; (e)do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material lease, material agreement or other material instrument entered into or assumed by the Borrower, which, in the aggregate, could reasonably be expected to have a Material Adverse Effect; (f)do not result in the creation or imposition of any Lien upon any of the property of the Borrower other than those in favor of the Secured Parties, pursuant to the Loan Documents and the Lending Order; and (g)do not require the consent or approval of any Governmental Authority or any other Person, except (i)those referred to in Section 2.01(e) all of which will have been duly obtained, made or complied with on or prior to the Closing Date (such consents and approvals to be in form and substance reasonably satisfactory to the Secured Parties) and (ii) consents, approvals and exemptions that the failure to obtain in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Documents have been duly executed and delivered by the Borrower and, subject to the entry of the Lending Order, each such Loan Document shall constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms.

Section 3.04.     Sanctions. No Relevant Person is:

(a)     a Restricted Party;

(b)     in breach of Sanctions; or

(c)     to its knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

Section 3.05.     Secured, Super-Priority Obligations.

(a)     On and after the Closing Date, the provisions of the Loan Documents and the Lending Order are effective to create in favor of (x) the Secured Parties legal, valid and perfected Liens on and security interests (having the priority provided for herein and in the Lending Order and, in any event, subject to the Carve-Out) in all right, title and interest in the Pledged Collateral, enforceable against the Borrower, and (y) the Issuing Bank’s legal, valid and perfected Liens on and security interests (having the priority provided for herein and in the Lending Order) in all right, title and interest in the LC Collateral Account, enforceable against the Borrower.

(b)     All Obligations shall at all times:

(i)     Pursuant to subsection 364(c)(1) of the Bankruptcy Code, be entitled to Super-Priority Claims in the Case having priority over all administrative expenses of any kind specified in sections 503(b) and 507(b) of the Bankruptcy Code;

(ii)     pursuant to subsection 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority Lien on the Collateral to the extent that such Collateral is not subject to valid, perfected and non-avoidable Liens as of the commencement of the Case; and

(iii)     pursuant to Bankruptcy Code section 364(c)(3), be secured by a perfected junior Lien on all Collateral, to the extent that such Collateral is subject to valid, perfected and non-avoidable Liens in favor of third parties in existence at the time of the commencement of the Case or to valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code excluding the Excluded Collateral (the “Existing Liens”);

subject in each case only to the Carve-Out. Notwithstanding the foregoing, no portion of the Carve-Out or proceeds of the Term Loans may be used: (a) for professional fees and expenses incurred after the date of the approval of the Lending Order for (i) any litigation or threatened litigation (whether by contested matter, adversary proceeding or otherwise, including any investigation in connection with litigation or threatened litigation) against the Parties or for the purpose of objecting to or challenging the validity, perfection, enforceability, extent or priority of any claim, lien or security interest held or asserted by the Secured Parties or (ii) asserting any defense, claim, cause of action, counterclaim, or offset with respect to the Obligations or including the Liens with respect thereto; (b) to prevent, hinder or otherwise delay any Secured Parties’ assertion, enforcement or realization on the Collateral in accordance with the Loan Documents or the Lending Order other than to seek a determination that an Event of Default has not occurred or is not continuing; or (c) to seek to modify any of the rights granted to the Secured Parties under the Lending Order or under the Loan Documents, in each of the foregoing cases without the Secured Parties’ prior written consent, which may be given or withheld by such party in the exercise of its respective sole discretion.

(c)     The Lending Order and the transactions contemplated hereby and thereby, are in full force and effect and have not been vacated, reversed, modified, amended or stayed in any manner without the prior written consent of the Secured Parties (not to be unreasonably withheld, delayed, or conditioned).

Section 3.06.     Group Structure. The legal structure chart attached as exhibit B to the Declaration of Brian J. Fox in Support of the Debtor’s Chapter 11 Petition and Related Requests for Relief [D.I. 8] filed in the Case on the Petition Date is true, complete and accurate in all material respects as of the date hereof.

ARTICLE 4
Financial Statements and Information

Section 4.01.     Reports and Notices. The Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to the Secured Parties, as required, the Financial Statements, notices, Rolling Budgets and other information at the times and in the manner set forth in Annex C.

ARTICLE 5
Affirmative Covenants

The Borrower agrees that from and after the Closing Date and until the Termination Date:

Section 5.01.     RBS Facility Undertakings. The Borrower shall observe and perform all of the undertakings contained in Clauses 29.1, 29.2, 29.3, 29.5, 29.7, 29.10, 29.12, 29.14, 29.17(a), (b), (c)(i), (d), and (f), 29.18 and 29.25 of the RBS Facility (in the form of such undertakings (and all defined terms used therein) as they exist on the date of this Agreement and as they may hereafter be amended from time to time, but only to the extent that any such amendment has been consented to in accordance with Section 12.02 hereof), as if such undertakings applied to this Agreement, with the following deemed adjustments: (a) each reference to the term “this Agreement” shall be deemed to be a reference to this Agreement; (b) each reference to the term “Finance Document” shall be deemed to be a reference to this Agreement and each other Loan Document to which the Borrower is a party; (c) each reference to the term “Parent” shall be deemed a reference to the Borrower, and each reference to “Obligor” to the extent applicable to the Borrower thereunder shall be deemed to be a reference to the Borrower hereunder; (d) each reference to the term “Agent”, “Security Agent”, “Majority Lender”, “Lender” or “Finance Party” shall be deemed to be a reference to the Secured Parties; and (e) each reference to an “Event of Default” shall be deemed to be a reference to an Event of Default under this Agreement.

Section 5.02.     Maintenance of Existence and Conduct of Business. Except as required by the Bankruptcy Code, the Borrower shall (a)except as otherwise permitted by Sections 6.01 (in the case of clause (i)or (ii)) or where the failure to do so would not reasonably be expected to have a Material Adverse Effect (in the case of clause (ii)), do or cause to be done all things to preserve and keep in full force and effect (i) its legal existence and (ii) all rights, permits, licenses, approvals and privileges necessary in the conduct of its business, and its material rights and franchises and (b)except where the failure to do would not reasonably be expected to have a Material Adverse Effect, at all times maintain, preserve and protect in all material respects all of its assets and properties (including all Collateral) used or useful and necessary in the conduct of its business, and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices except as otherwise permitted in the applicable Loan Documents; and (c) transact business only in such corporate and trade names as are set forth in Disclosure Schedule 5.02.

Section 5.03.     Milestones. The Borrower shall satisfy the Milestones on or prior to the applicable date set forth on Annex D.

Section 5.04.     Further Assurances. The Borrower agrees that it shall, at its expense and upon the reasonable request of any Secured Party, duly execute and deliver, or cause to be duly executed and delivered, to the Secured Parties such further instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of the Secured Parties, to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

Section 5.05.     Additional Guaranties and Collateral Documents. The Borrower shall take any actions reasonably requested by the Secured Parties to maintain, ensure, protect, evidence and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents or the Lending Order with the priority set forth in the Lending Order in the Collateral are valid, perfected and enforceable under the Code or as otherwise required by the Collateral Documents, including (a)executing additional security agreements, mortgages, control agreements and other agreements or documents, and (b)delivering such certificates, instruments, stock, other debt Securities and other documents representing all Collateral required to be pledged and delivered under the Collateral Documents.

Section 5.06.     Use of Proceeds. The proceeds of the Term Loans will be deposited into the Debtor Distribution Account and may be used by the Borrower only for the following purposes, in each case, in accordance with the Rolling Budget (subject to the Permitted Variance): (i) to pay expenses, including Taxes, allowed professional fees, costs and expenses for advisors, consultants, counsel and other professionals retained by the Borrower in respect of the Case and to pay fees and expenses related to this Agreement; (ii) to fund working capital and general corporate purposes of the Borrower and its Subsidiaries; and (iii) to pay transaction costs incurred in respect of the Term Loans, including the fees, costs and expenses of the Secured Parties.

Section 5.07.     Cash Management Systems. The Borrower will (a) maintain the Prepetition Cash Management System, as it relates to the Borrower, as required by the Cash Management Order and subject to clause (b) below; provided that the Borrower may make reasonable adjustments thereto so long as such adjustments are consistent with prepetition ordinary course activity and do not constitute a material change thereto, and (b) by the close of business on the Friday of each week, commencing with the first full week occurring after the Closing Date, cause the transfer of all cash in excess of $3,000,000 on deposit in the GulfMark Operating Account to the Debtor Distribution Account; provided that this clause (b) shall not be violated if cash on deposit in the GulfMark Operating Account as of the close of business on any such Friday shall be in excess of $3,000,000 as a result of cash receipts on such Friday, so long as such excess is transferred to the Debtor Distribution Account by the close of business on the following Business Day; provided, further, that this clause (b) shall not require GulfMark Americas, Inc. to transfer funds to the Debtor Distribution Account in excess of the amount of funds loaned or contributed to GulfMark Americas, Inc. by the Borrower (whether directly or indirectly) during the pendency of the Case.

Section 5.08.     Bankruptcy Matters. The Borrower shall, at all times consistent with its obligations under the Restructuring Support Agreement, use commercially reasonable efforts to cause each Bankruptcy Court order the Borrower, or any of its Subsidiaries, seeks in connection with the Case for the following matters to be reasonably acceptable to the Secured Parties in all material respects (including, without limitation and as a minimal step towards reasonableness, by the Borrower or any of its Subsidiaries providing copies of such orders and all pleadings relating thereto to the Secured Parties at least three (3) business days prior to the filing thereof with the Bankruptcy Court (not inclusive of the filing date) or as soon thereafter as reasonably practicable): (i) the treatment of this Agreement and the Parent Guarantee, including under the Lending Orders; (ii) any disclosure statement relating to any plan of reorganization filed by the Borrower under the Bankruptcy Code with respect to the Case, and all related schedules, supplements and exhibits; provided, that any disclosure statement related to an Acceptable Plan of Reorganization, shall be deemed “reasonably acceptable” to the Secured Parties in all respects in accordance with this Section 5.08, along with all related schedules, supplements and exhibits; (iii) any plan of reorganization under the Bankruptcy Code with respect to the Case, and all related schedules, supplements and exhibits; provided, that any Acceptable Plan of Reorganization shall be deemed “reasonably acceptable” to the Secured Parties in all respects in accordance with this Section 5.08; (iv) any proposed material asset sale of the Borrower or any of its Subsidiaries, taken as a whole; (v) any payment of a prepetition claim under the Case; and (vi) any other event or condition that could reasonably be expected to have an adverse effect on the rights, interests or remedies of the Issuing Bank or the Lender (in their capacities as such).

Section 5.09.     Additional Debtors. Upon GulfMark Americas, Inc., GulfMark Management, Inc. or any other Subsidiary of the Borrower filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code (any such Subsidiary, a “New Debtor”), the Borrower will, contemporaneously with the filing of such petition, file a motion seeking an order to authorize each such New Debtor to become a borrower hereunder, jointly and severally liable for all Obligations and that, upon approval of such order, each New Debtor will execute and deliver a joinder agreement substantially in the form of Exhibit 5 and all other documents, instruments and agreements, and take such other actions, as the Secured Parties may reasonably requested in connection therewith for the purpose of joining such New Debtor as a borrower hereunder with such joint and several liability, including delivery of customary legal opinions, in form and substance reasonably satisfactory to the Secured Parties.

Section 5.10.     Post-Closing Requirements. The Borrower shall satisfy the requirements set forth on Schedule 5.10 (Post-Closing Requirements) on or before the date specified for such requirement therein or such later date to be determined by the Secured Parties in their sole discretion.

ARTICLE 6
Negative Covenants

The Borrower agrees that from and after the Closing Date until the Termination Date:

Section 6.01.     Mergers, Subsidiaries, Etc. The Borrower will not, nor will it permit any of its Subsidiaries to, nor will it seek Bankruptcy Court approval to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or any of its Subsidiaries, or sell, transfer, or otherwise dispose of (in one transaction or in a series of transactions) the Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or otherwise liquidate or dissolve.

Section 6.02.     Formation of New Entities; Investments in Joint Ventures. The Borrower will not, nor will it permit any of its Subsidiaries to, nor will it seek Bankruptcy Court approval to, (a) form or acquire any Subsidiary or an equity interest of or a division or line of business of a Person (or, in each case, any interest in any of them) or (b) enter into, make any Investment in or transfer any assets (including cash) to a joint venture.

Section 6.03.     Restricted Payments. The Borrower will not, nor will it seek Bankruptcy Court approval to, make (or agree to make), directly or indirectly, any Restricted Payment, without the prior written consent of the Secured Parties.

Section 6.04.     Disposition of Assets.

(a)     The Borrower will not, nor will it seek Bankruptcy Court approval to, sell, transfer, lease, or otherwise dispose of any of its assets, or engage in any sale and leaseback, synthetic lease or similar transaction involving any of its assets.

(b)     The Borrower will not permit any of its Subsidiaries to, nor will it seek Bankruptcy Court approval to permit any of its Subsidiaries to dispose of any Material Company unless:

(i)     with the prior written consent of the Secured Parties; or

(ii)     on a pro forma basis immediately following such disposal, the financial covenants set out in Annex E would be satisfied.

(c)     The Borrower will not permit GulfMark Americas, Inc. to, nor will it seek Bankruptcy Court approval to permit GulfMark Americas, Inc. to, without limiting the generality of any other prohibitions in this Section 6.04, and without limiting the disposals otherwise permitted under subsection 6.04(b)(i), consummate an Asset Sale, except for each of the following:

(A)     sales, transfers, leases and other dispositions of (x) any property (including inventory) and (y) used, surplus, obsolete or worn-out equipment, in each case in the ordinary course of business;

(B)     sales, transfers, leases and other dispositions to the Borrower or to a Subsidiary of the Borrower that are otherwise permitted under this Agreement;

(C)     leases or subleases of property, and licenses or sublicenses of intellectual property, in each case entered into in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries taken as a whole;

(D)     dispositions or write-downs of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or bankruptcy or similar proceedings;

(E)     (x) sales, transfers, leases and other dispositions permitted or effected by merger or consolidation subject to Section 29.6 of the RBS Facility and (y) Liens permitted under Section 29.12 of the RBS Facility;

(F)     sales, transfers, leases and other dispositions of property in connection with investments permitted under Sections 29.6 or 29.9 of the RBS Facility, subject to this Section 6.04(b);

(G)     dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, nationalization or similar proceeding of, any property or asset of the Borrower or any of its Subsidiaries;

(H)     voluntary terminations of Hedging Agreements or Other Hedging Arrangements;

(I)     sales, transfers, leases and other dispositions of vessels or other assets (real or personal, tangible or intangible) that are not Transaction Security; and

(J)     sales, leases, transfers or other dispositions identified in this Section 6.04(b),

provided that (except with respect to the foregoing paragraphs (D), (G) and (H)) on a pro forma basis immediately following such disposal, the financial covenants set out in Annex E would be satisfied.

Section 6.05.     Purchase of Hull 112. The Borrower will not, nor will it permit any of its Subsidiaries to, nor will it seek Bankruptcy Court approval to, accept the delivery of the Hull 112 on or before the deadline for such in accordance with the terms of that certain settlement agreement, dated March 11, 2016, entered into between BAE Systems Southeast Shipyards Alabama LLC and GulfMark Americas, Inc.

Section 6.06.     Investments; Loans and Advances. The Borrower will not, nor will it permit any of its Subsidiaries to, nor will it seek Bankruptcy Court approval to, make, any loan or advance to any Person or other Investment, except for:

(a)     the NOK Facility;

(b)     travel and other ordinary course of business advances to officers and employees consistent with past practice;

(c)     other Investments in an aggregate amount at any one time not to exceed $250,000 for all Investments made pursuant to this clause (c);

(d)     Investments comprised of notes payable, or stock or other securities issued by account debtors to the Borrower or its Subsidiaries pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts (as defined in the Code) in the ordinary course of business, consistent with past practices; and

(e)     loans, advances and other Investments solely among the Borrower and its Subsidiaries that are consistent with the Rolling Budget (subject to the Permitted Variance); and

(f)     existing loans or advances outstanding on the Petition Date that (i) are set forth on Disclosure Schedule 6.06, or (ii) were incurred among the Borrower and its Subsidiaries prior to the date hereof in the ordinary course of business.

Section 6.07.     Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, nor will it seek Bankruptcy Court approval to, create, incur, assume, guaranty, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than pursuant to this Agreement and the other Loan Documents or in respect of the existing Indebtedness under the agreements listed in Schedule 6.07 hereto; provided that the Borrower may seek Bankruptcy Court approval to request authority to incur Indebtedness the proceeds of which will be used to repay (x) the Obligations in full in cash and terminate the Commitments, and (y) repay the NOK Term Loans in full in cash and terminate all commitments in respect thereof, on the date such Indebtedness is incurred. The Borrower will not (i) directly or indirectly, voluntarily repay, redeem, purchase, defease or otherwise satisfy any Indebtedness, except for payments included in the Rolling Budget or otherwise approved by the Bankruptcy Court with the consent of the Secured Parties, (ii) seek Bankruptcy Court approval to do any of the foregoing, or (iii) fail to defend against any action in the Case to do any of the foregoing.

Section 6.08.     Liens. The Borrower will not, nor will it seek Bankruptcy Court approval to, create, incur, assume or permit to exist any Lien on any property or assets, other than the Liens created in favor of the Secured Parties hereunder and under the Collateral Documents and Liens listed on Schedule 6.08; provided that the Borrower may seek Bankruptcy Court approval to request authority to grant Liens securing Indebtedness the proceeds of which will be used to repay (x) the Obligations in full in cash and terminate the Commitments, and (y) repay the NOK Term Loans in full in cash and terminate all commitments in respect thereof, on the date such Indebtedness is incurred and Liens are granted.

Section 6.09.     Change of Corporate Name or Location; Change of Fiscal Year. The Borrower will not, nor will it seek Bankruptcy Court approval to, (a)change its name as it appears in official filings in the state of its incorporation or other organization, (b)change its chief executive office, principal place of business or corporate office, (c)change the type of entity that it is, (d)change its organization identification number, if any, issued by its state of incorporation or other organization, or (e)change its state of incorporation or organization, in each case, without the Secured Parties prior written consent (which consent shall not be unreasonably withheld, delayed, or conditions). The Borrower shall not change its Fiscal Year.

Section 6.10.     No Impairment of Intercompany Transfers. The Borrower will not, nor will it seek Bankruptcy Court approval to, directly or indirectly enter into or become contractually bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions by a Subsidiary or the Borrower, the making or repayment of intercompany loans by a Subsidiary of the Borrower to the Borrower or the transfer of assets between and among the Borrower and its Subsidiaries; other than (a)prohibitions or restrictions existing on the Closing Date and listed on Disclosure Schedule 6.10.a), and (b)prohibitions or restrictions imposed by law or by this Agreement or any of the other Loan Documents, and (c) prohibitions or restrictions imposed by any agreement related to secured Indebtedness or other obligations permitted by this Agreement if such restriction or condition applies only to property secured or financed by such Indebtedness or other obligations.

Section 6.11.     No Impairment of Claim. Except for the Carve-Out and as otherwise expressly provided in the Lending Orders, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, incur, create, assume, suffer to exist or permit any superpriority claim, administrative expense claim or any Lien on any property or assets of the Borrower that is pari passu with or senior to the claims or Liens securing the Obligations, or apply to the Bankruptcy Court for authority to do so, in each case, unless, in connection therewith, (i) the Term Loans and all other obligations of the Borrower hereunder and under the other Loan Documents are paid in full in cash and all Commitments are terminated and (ii) the NOK Term Loans are paid in full in cash and all commitments in respect thereof are terminated.

Section 6.12.     Bankruptcy Related Matters.

(a)     The Borrower will not consent to any of the following (or file any motion seeking authorization):

(i)     any order which authorizes the payment of any Indebtedness (other than Indebtedness reflected in the approved Rolling Budget and any other Indebtedness approved by the Secured Parties) incurred prior to the Petition Date or the grant of “adequate protection” by the Borrower (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Lien (other than adequate protection expressly provided for in the Rolling Budget); or

(ii)     any order seeking authority to take any action that is prohibited by the terms of this Agreement, the Lending Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents, nor will it permit any of its Subsidiaries to do so.

(b)     The Borrower will not, nor will it permit any of its Subsidiaries to, enter into (or file any motion seeking authorization to enter into) any support or forbearance agreement (or any supplement, amendment or other modification thereto) with respect to the RBS Facility unless such agreement (or such supplement, amendment or modification, as the case may be) is in form and substance reasonably acceptable to the Issuing Bank.

Section 6.13.     Case Modifications, Actions, Authorizations. The Borrower will not, nor will it permit any of its Subsidiaries to, in the Case, directly or indirectly, (i) seek, support, consent to or suffer to exist any modification, stay, vacation or amendment of any Lending Order or any other order of the Bankruptcy Court for which the Borrower obtained the Secured Parties’ approval in accordance with this Agreement prior to its entry, except for (A) any such modification, stay, vacation or amendment that is stayed or reversed within five (5) Business Days, (B) modifications and amendments that do not adversely affect the interests of the Secured Parties (in their capacities as such) and (C) any modifications and amendments agreed to in writing by the Secured Parties, (ii) apply to the Bankruptcy Court for authority to take any action prohibited by this Agreement, any other Loan Document or the Finance Documents (as defined in the NOK Facility) (except to the extent (A) such application and the taking of such action is conditioned upon receiving the written consent of the Secured Parties or (B) requesting authority to incur Indebtedness the proceeds of which shall be used to repay the Obligations in full in cash and terminate the Commitments on the date such Indebtedness is incurred) or (iii) seek authorization for, or permit the existence of, any claims other than that of the Secured Parties hereunder, and the Finance Parties (as defined in the NOK Facility) entitled to superpriority status under Section 364(c)(1) of the Bankruptcy Code that is senior or pari passu with such Person’s claim under Section 364(c)(1) of the Bankruptcy Code, except for the Carve-Out.

Section 6.14.     Debtor Distribution Account. The Borrower will not, nor will it seek Bankruptcy Court approval to, without the prior written consent of the Secured Parties, withdraw funds from the Debtor Distribution Account after the occurrence and during the continuance of any Default or Event of Default.

Section 6.15.     Financial Covenants. Neither Borrower nor any of its Subsidiaries will, nor will it seek Bankruptcy Court approval to, breach or fail to comply with any of the Financial Covenants.

Section 6.16.     Sanctions.

(a)     The Borrower shall not (and the Borrower shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that:

(i)     is a breach of Sanctions; and/or

(ii)     causes (or will cause) a breach of Sanctions by any it or any of its Subsidiaries.

(b)     The Borrower shall not (and the Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any of its Subsidiaries becoming a Restricted Party.

ARTICLE 7
Term

Section 7.01.     Termination. The financing arrangements contemplated hereby shall be in effect until the Maturity Date, and the Term Loans and all other Obligations shall be automatically due and payable in full on such date.

Section 7.02.     Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the rights of the Secured Parties relating to any unpaid portion of the Term Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower, and all rights of the Secured Parties, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the provisions of Article 12, the payment obligations under Section 1.14 and the indemnities contained in the Loan Documents shall survive the Termination Date.

Section 7.03.     Reinstatement. The Borrower agrees that, if any payment made by the Borrower or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to the Borrower, its estate, trustee, receiver or any other party, including any Subsidiary of the Borrower, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral securing the Borrower’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of this Agreement or any portion of the Obligations shall have been terminated, cancelled or surrendered, such Lien, other Collateral, provision or Obligation shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Borrower in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

ARTICLE 8
Events of Default; Rights and Remedies

Section 8.01.     Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)     The Borrower (i)fails to make any payment of principal of the Term Loans when due and payable, (ii)fails to make any payment of interest on the Term Loans when due and payable and such failure shall continue unremedied for more than three (3) Business Days, or (iii) fails to make any other payment required hereunder and such failure shall continue unremedied for three (3) Business Days after receipt of written notice by the Borrower from any Secured Party of the default in making such payment.

(b)     The Borrower fails or neglects to perform, keep or observe any of the provisions of Section 1.03(e), Section 1.08, Section 4.01, Section 5.02(a)(i), Section 5.03, Sections 5.05 through 5.09, and Article VI.

(c)     The Borrower fails to perform or observe any covenant, condition or agreement to be performed or observed by it under this Agreement or any other Loan Document (other than as described in clauses (a) or (b) above) and such failure shall remain unremedied for (i) in the case of Section 1.03 (a) or Section 5.01, Section 5.02 (other than clause (a)(i) thereof), Section 5.04 and Section 9.04, five (5) days and (ii) in all other cases, ten (10) days, in each case, from notice to or knowledge of the Borrower.

(d)     Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to any Secured Party by the Borrower is untrue or incorrect or false in any material respect, in each case, as of the date when made or deemed made.

(e)     Except for (i) defaults resulting directly from the commencement of the Case and (ii) defaults resulting from obligations (other than the Obligations) with respect to which the Bankruptcy Code prohibits the Borrower from complying or permits the Borrower not to comply, including but not limited to defaults resulting from any Bankruptcy Court-approved rejection of any contracts under sections 365 of the Bankruptcy Code, a default or breach occurs under (A) the NOK Facility, or (B) any other agreement, document or instrument to which the Borrower is a party that is not cured within any applicable grace period therefor, and such default or breach under this sub-clause (B) (x) involves the failure to make any payment when due in respect of any post-petition Indebtedness or Guaranteed Indebtedness (other than the Obligations) of the Borrower in excess of $5,000,000 in the aggregate or (y) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, post-petition Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $5,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f)     The Loan Documents and the Lending Order shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided for herein and in the Lending Order, or the Borrower shall so allege in any pleading filed in any court, or any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower (or the Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

(g)     (i)Any unstayed or post-petition judgment or judgments for the payment of any obligations in excess of $1,250,000 in the aggregate at any time are outstanding against the Borrower (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier) or (ii)any one or more non-monetary unstayed or post-petition judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in each case, the same are not, within thirty (30) days after the entry thereof, discharged or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(h)     Any Change of Control occurs.

(i)     An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(j)     Any Lien shall arise on the assets of the Borrower in favor of the PBGC or an Employee Plan and such lien has not been stayed pursuant to the Bankruptcy Code, but (i) only to the extent that such Lien could reasonably be expected to result in liability to the Borrower in an amount which would exceed $1,000,000 and (ii) excluding any Lien arising after the filing of the Case that is unperfected and junior to the Liens securing the Obligations.

(k)     (i) The Case shall be dismissed without a provision for indefeasible payment of all of the Obligations in full in cash (or the Bankruptcy Court shall make a ruling requiring the dismissal of the Case) or converted to a case under chapter 7 of the Bankruptcy Code, (ii) the Borrower shall file any pleading requesting any such relief, (iii) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in the Case without the prior written consent of the Secured Parties; or (iv) an application shall be filed by the Borrower for the approval of, or the Bankruptcy Court shall enter an order (x) granting any Lien that is pari passu or senior to any Lien granted to the Secured Parties under the Loan Documents or the Lending Order, except as expressly permitted herein or therein; or (y) to grant a Super-Priority Claim, other than that granted in the Lending Order (and other than with respect to the Carve-Out), which is pari passu with or senior to any of the claims of the Secured Parties against the Borrower, under the Lending Order (or there shall arise or be granted any Super-Priority Claim pari passu or senior to any such claims).

(l)     The Borrower shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i)approving any payment (as adequate protection or otherwise) on account of any Claim against the Borrower arising or deemed to have arisen prior to the Petition Date, other than a Permitted Prepetition Payment or payments constituting the refinancing of secured Indebtedness outstanding prior to the Petition Date so long as the terms of such refinancing Indebtedness are no less favorable to the Borrower than the terms of the Indebtedness being refinanced, or the Borrower shall make such a payment, (ii)granting relief from the automatic stay to the holder or holders of any other security interest or Lien (other than the Secured Parties) in any Collateral to permit the pursuit of any judicial or non-judicial transfer or other remedy against any of the Collateral subject to any such relief from the automatic stay, or granting any form of adequate protection, including, without limitation, requiring cash payments by the Borrower to such holder or holders, in lieu of such relief other than to the extent that the Borrower shall remain in compliance with the Rolling Budget (subject to the Permitted Variance) after giving effect to the foregoing and such relief shall not be adverse to the interests of the Secured Parties, (iii)authorizing any plan of reorganization or liquidation which is not an Acceptable Plan of Reorganization without the express prior written consent of the Secured Parties; or (iv) approving the implementation of liquidation under chapter 11 of the Bankruptcy Code in any Case.

(m)     [Reserved].

(n)     (i) the Lending Order shall cease to be in full force and effect, (ii) the Borrower shall fail to comply with the terms of the Lending Order in any material respect, or (iii) the Lending Order or the Loan Documents shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or the Borrower shall apply for authority to do so), in each case, without the prior written consent of the Secured Parties.

Section 8.02.     Remedies.

(a)     If any Event of Default has occurred and is continuing, without further order of, application to, or action by, the Bankruptcy Court, the rate of interest applicable to the Term Loans shall be increased to the Default Rate.

(b)     If any Event of Default has occurred and is continuing, without further order of, application to, or action by, the Bankruptcy Court, (i)the Lender may by notice to the Borrower, declare all or any portion of the Obligations, including all or any portion of any Term Loans to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower; (ii)the Lender may by notice to the Borrower terminate the Commitment and (iii)the Secured Parties may exercise any rights and remedies provided to the Secured Parties under the Loan Documents or at law or equity, including all remedies provided under the Code; provided that the Secured Parties shall provide the Borrower and counsel for the Borrower with five (5) Business Days prior written notice (which shall run concurrently with any notice required pursuant to the Lending Order and include notice of which Events of Default have occurred and are continuing) prior to taking any action specified in clause (i), (ii) or (iii) (the “Remedial Notice Period”) (and, upon, receipt, the Borrower shall promptly provide a copy to (A) the Committee and (B) the United States Trustee for the Southern District of Delaware).

(c)     In addition, subject solely to any requirement of the giving of notice by the terms of the Lending Order or in accordance with the proviso to Section 8.02(b), if applicable, the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court and the Secured Parties shall be entitled to exercise all of their respective rights and remedies under the Loan Documents, including, without limitation, all rights and remedies with respect to the Collateral.

Section 8.03.     Waivers by the Borrower. In any hearing regarding any exercise of rights or remedies under the Loan Documents, the only issue that may be raised by the Borrower shall be whether, in fact, an Event of Default has occurred and is continuing, and the Borrower and other parties in interest hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the Secured Parties set forth in the Lending Order or the Loan Documents. If the Borrower or any other person challenges the occurrence of an Event of Default, any such objector’s remedy shall be, and hereby is, limited to requesting a hearing before the Bankruptcy Court for the purpose of seeking relief consistent with the Lending Order and this Agreement and, at such hearing, seeking such relief. Except as otherwise provided for in this Agreement or by applicable law, the Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper (if any) and guaranties at any time held by the Secured Parties on which the Borrower may in any way be liable, and hereby ratifies and confirms whatever the Secured Parties may do in this regard; and (b) the benefit of all valuation, appraisal, marshaling and exemption laws.

ARTICLE 9
Security

Section 9.01.     Security.

(a)     To secure the prompt and complete payment, performance and observance of all of the Obligations, in addition to other Collateral upon which a Lien is granted under the other Collateral Documents, the Borrower hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to the Secured Parties a first priority Lien (subject only to (x) valid, perfected, nonavoidable and enforceable Liens existing as of the Petition Date, (y) valid Liens in existence at the commencement of the Case to the extent perfected subsequent to such commencement as permitted by Section 546(b) of the Code and (z) the Carve-Out in accordance with sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code) upon all of the following property now owned or at any time hereafter acquired by the Borrower or in which the Borrower now has or at any time in the future may acquire any right, title or interest:

(i)     the Debtor Distribution Account and all money, cash or cash equivalents deposited therein from time to time;

(ii)     all Stock and any other equity interests and any and all other investment property which the Borrower now holds or hereafter acquires in the Listed Companies, including, without limitation, the membership interests, partnership interests and shares of capital stock (as applicable) of the Listed Companies, the Borrower’s interest in the capital of the Listed Companies, the Borrower’s right to receive dividends and distributions of the Listed Companies (whether in cash or in property and whether during the continuance of or on account of liquidation of any of the Listed Companies) arising out of the Borrower’s ownership of the Stock in the Listed Companies, all certificates and instruments, if any, evidencing the Stock in the Listed Companies now owned or held of record or beneficially by the Borrower or hereinafter acquired by the Borrower, and all of the Borrower’s other rights, but none of the Borrower’s obligations, under the Organizational Agreements and any and all income from, increases in, distributions and dividends in respect of and proceeds of, any of the property described in this clause (ii) (collectively, the “Pledged Equity”); provided, however, that in no event shall the Pledged Equity include Voting Stock in excess of 65% of the total outstanding Voting Stock of any Listed Company that is a Domestic Foreign Holdco (the type of collateral referenced in this proviso is referred to as “Excluded Collateral”); provided, further, that if an interest in an entity is treated as equity of such entity for U.S. federal tax purposes (notwithstanding that such interest may be treated as debt for foreign or other tax purposes), for purposes of this Agreement, such interest shall be treated as Stock; and

(iii)     to the extent not otherwise included, all Proceeds of each of the foregoing and other rights to payment not otherwise included in the foregoing (including any proceeds of claims of the Borrower under sections 544, 545, 547 and 548 of the Bankruptcy Code) and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing (all of such property referred to in the foregoing clauses (i) through (iii) being herein referred to collectively as the “Pledged Collateral”).

(b)     To the extent a security interest hereunder would be created in any asset in which a security interest is created under any other Loan Document (other than the LC Documents), to the extent of conflict, the rights, remedies and obligations of the Secured Parties with respect to such asset shall be governed by such other Loan Document and not this Agreement.

Section 9.02.     No Limited Liability Company Liability. Any assignment of limited liability company interests and security interests granted therein pursuant to this Agreement is for collateral purposes only, and none of the Secured Parties shall, either by virtue of this Agreement, by its receipt of distributions from any of the Listed Companies that is a limited liability company (a “Listed LLC”), or by its exercise of any of its rights hereunder, be deemed to be a member of any Listed LLC (other than as set forth in Section 9.07 or by reason of a sale pursuant to Section 9.10 hereunder in which any Secured Party is the purchaser, and in each case, if and to the extent such Secured Party elects, in the case of any applicable Listed LLC, to be and is admitted as a member of such Listed LLC, following such transfer or sale) or to have any liability for the debts, obligations or liabilities of any Listed LLC, the Borrower, or any other member of any Listed LLC.

Section 9.03.     Organizational Agreements; Certificates; Control, etc.

(a)     The Borrower hereby represents and warrants to, and covenants with, the Secured Parties with respect to the Pledged Collateral that: (a) the Borrower or the Listed Companies have delivered or caused to be delivered to the Secured Parties true, complete and current correct copies of their Organizational Agreements as in effect on the date hereof; and (b) each of the Listed Companies is not now nor will it be on the date of any Term Loan or other extension of credit under this Agreement obligated in any manner to issue any additional Stock in any of the Listed Companies. Except for the membership interests in GulfMark Capital, LLC, the membership interests in the Listed LLCs are not certificated as of the date hereof. The Borrower covenants that if at any time any membership interest in any of the Listed LLCs shall be represented by one or more limited liability company certificates, instruments or by any documents which are securities (as defined in the Code), then the Borrower shall, promptly (and in any event within five (5) Business Days) after the date on which such membership interest first became certificated, deliver the same to the Lender (acting on behalf of the Secured Parties) accompanied by duly executed transfer powers endorsed in blank with respect to such certificates, instruments or documents. In the event that any of the certificates or instruments evidencing the Stock in the Listed Companies delivered to the Lender (acting on behalf of the Secured Parties) hereunder represent more than the amount pledged hereunder, at the request of any Secured Parties, the Borrower shall cause such Listed Company to, with the cooperation of the Secured Parties, cause the issuance of a new replacement certificate or instrument representing the appropriate amount of shares or interests that are pledged hereunder with delivery of the same (together with an appropriate duly executed transfer power endorsed in blank with respect to such certificate or instrument) to the Lender (on behalf of the Secured Parties) with such certificate or instrument being so replaced being released for cancellation following receipt by the Lender of such replacement.

(b)     With respect to any Pledged Collateral that the Lender may physically possess or control (or that Lender’s agents or bailees may physically possess or control, including pursuant to the Debtor Distribution Account DACA) at any time in which a security interest can be perfected by possession or control of such Pledged Collateral, the Lender acknowledges and agrees that it will be deemed to possess or control such Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of the Issuing Bank as secured party, solely so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the Code and to establish “control” within the meaning of 9-314 of the Code. The Lender shall have no duties, liabilities or obligations to the Issuing Bank as such representative or bailee except as expressly set forth in this Section 9.03(b). In this Section 9.03(b), “control” has the meaning given that term in sections 8-106 and 9-104 of the Code.

Section 9.04.     Special Warranties and Covenants of the Borrower. The Borrower hereby warrants and covenants to the Secured Parties with respect to the Pledged Collateral that:

(a)     The Borrower has all requisite corporate power to grant the security interests in the Pledged Collateral pursuant hereto and to carry out the terms hereof.

(b)     The Pledged Collateral is duly and validly pledged with the Secured Parties, in accordance with applicable law; the Secured Parties have a perfected security interest in the Pledged Collateral and the Borrower warrants and will use commercially reasonable efforts to defend the Secured Parties’ right, title and security interest in and to the Pledged Collateral against the claims and demands of all Persons whomsoever.

(c)     The Borrower has good title to the Pledged Collateral, free and clear of all Liens.

(d)     All of the Pledged Equity constituting capital stock has been duly and validly issued and is fully paid and nonassessable.

(e)     The Pledged Equity constitutes the amount and percentage of partnership interests, membership interests, limited liability company interest or capital stock, as applicable, of the presently issued and outstanding partnership interest, membership interests, limited liability company interest or capital stock of the Listed Companies, as applicable, as set forth on Disclosure Schedule 9.04 hereto.

(f)     If any additional partnership interest, membership interest, limited liability company interest or shares of capital stock of any class of the Listed Companies that constitute Pledged Collateral or if any promissory notes of the Listed Companies or other securities of the Listed Companies are acquired by the Borrower after the date hereof, the same shall constitute Pledged Collateral and shall be pledged to the Secured Parties and deposited with the Lender for the benefit of the Secured Parties, as provided in Section 9.01 hereof promptly (and in any event within five (5) Business Days) after such acquisition.

(g)     The Borrower will not sell, convey or otherwise dispose of any of the Pledged Collateral, nor will the Borrower create, incur or permit to exist any Lien with respect to any of the Pledged Collateral or the proceeds thereof, in each case, in violation of this Agreement.

(h)     The Borrower will not consent to or approve of the issuance of any additional Stock or any class of the Listed Companies, except for the issuance of additional Stock to the Borrower as permitted by and in accordance with the terms of this Agreement; provided that any such Stock that constitutes Pledged Collateral shall be pledged to the Secured Parties, simultaneously with such issuance as provided in Section 9.01 hereof and the share certificates or other instruments representing the Pledged Collateral shall be deposited with the Lender for the benefit of the Secured Parties within five (5) Business Days of the issuance thereof.

(i)     The Pledged Collateral is not subject to any restriction which would prohibit or restrict the granting of the security interest in and assignment of the Pledged Collateral pursuant hereto or the disposition of the Pledged Collateral upon default hereunder.

(j)     The Secured Parties may, at any time and from time to time, file in any jurisdiction financing statements and amendments thereto that (i) indicate the Pledged Collateral (x) as the Pledged Collateral is described herein or (y) as being of equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the Code (including Part 5 thereof) for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Secured Parties promptly upon the request of any Secured Party.

(k)     The Borrower shall, upon request of any Secured Party, make, execute, deliver and perform or cause to be made, executed and performed such further instruments, acts and assurances as any Secured Party may request to maintain the priority of the Lien hereunder, or to confirm or fully perfect the rights and security interests hereunder. In addition, the Borrower shall, upon request of any Secured Party, upon the occurrence and during the continuation of an Event of Default, make, execute and deliver or cause to be made, executed or delivered such further instruments and take or cause to be taken such other actions as any Secured Party may deem necessary or desirable to enable such Secured Party to realize upon the Pledged Collateral, to exercise fully the rights hereunder, and to ratify and confirm any sale of the Pledged Collateral made hereunder pursuant to the terms hereof and applicable law.

(l)     The Listed LLCs have not elected in their Organizational Agreements to have their membership interests governed by Article 8 of the Code and the Borrower covenants that it will not permit any Listed LLC to make such an election after the date hereof without promptly notifying the Secured Parties. The Borrower further represents and warrants that, except for the membership interests in GulfMark Capital, LLC, the membership interests in the Listed LLCs are not certificated as of the date hereof and the Borrower covenants that if at any time any membership interest in any Listed LLC shall be represented by one or more limited liability company certificates, instruments or other documents, then the Borrower shall, promptly (and in any event within five (5) Business Days) after the date on which such membership interest first became certificated, deliver the same to the Lender, on behalf of the Secured Parties, accompanied by duly executed transfer powers endorsed in blank respecting such certificates, instruments or documents. To the extent that any Listed LLC shall elect to have its membership interests governed by Article 8 of the Code and such membership interests continue to be uncertificated and held directly by the Borrower, the Borrower shall, and shall cause such Listed LLC to, enter into a control agreement with the Secured Parties, in form and substance reasonably satisfactory to the Secured Parties pursuant to which such Listed LLC shall agree to comply, without further consent of the Borrower, at any time with instructions from the Secured Parties, as to such Pledged Collateral.

(m)     The Borrower shall keep and maintain, at its own cost and expense, satisfactory and complete records of the Pledged Collateral, including a record of any and all payments received and any and all credits granted with respect to the Pledged Collateral and all other dealings with the Pledged Collateral, in each case in a manner consistent with past practice. Upon request by any Secured Party, the Borrower shall mark its books and records pertaining to the Pledged Collateral to evidence this Agreement and the Liens granted hereby. This writing and the obligations evidenced or secured hereby are subject to the security interest of GulfMark Rederi AS and DNB Banks ASA, as Secured Parties.

(n)     The Borrower will perform and comply in all material respects with all obligations in respect of the Collateral and all other agreements to which it is a party or by which it is bound relating to the Collateral except as otherwise provided by applicable law, including the Bankruptcy Code.

(o)     The Borrower will, if so requested by any Secured Party, furnish to the Secured Parties, as often as any Secured Party requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as any Secured Party may request, all in such detail as a Secured Party may specify.

(p)     The Borrower will advise the Secured Parties promptly, in reasonable detail, (i) of any Lien or claim made or asserted against any of the Collateral, and (ii) of the occurrence of any other event which would have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereunder or under any other Loan Document, in each case, after obtaining knowledge thereof.

Section 9.05.     Perfection of Security Interests.

(a)     The Borrower hereby irrevocably authorizes each Secured Party at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral as described herein or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code in such jurisdiction, or as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Secured Parties promptly upon request. The Borrower also ratifies its authorization for the Secured Parties to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(b)     Notwithstanding subsection (a) of this Section 9.04, or any failure on the part of the Borrower or the Secured Parties to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Lending Order. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement or the Lending Order.

Section 9.06.     Distributions. In case, upon the dissolution, winding up, liquidation or reorganization of the Listed Companies whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Listed Companies or otherwise, any sum shall be paid or any property shall be distributed upon or with respect to any of the Pledged Collateral, such sum shall be paid over to the applicable Secured Parties, as collateral security for the Obligations. In case any stock dividend shall be declared on any of the Pledged Collateral, or any share of stock or fraction thereof shall be issued pursuant to any stock split involving any of the Pledged Collateral, or any distribution of capital or profits shall be made on any of the Pledged Collateral, or any property shall be distributed upon or with respect to the Pledged Collateral, the limited partnership interests, limited liability company interests, shares, cash or other property so distributed shall be delivered to the Secured Parties, as collateral security for the Obligations; provided that the Borrower shall be entitled to receive and retain distributions and dividends or other property to the extent (but only to the extent) permitted by this Agreement.

Section 9.07.     Right of the Agent to Exercise Voting Power, etc. So long as no Event of Default shall have occurred and be continuing, the Borrower shall be entitled to exercise as the Borrower shall deem fit, but in a manner not in violation of the terms hereof or of the other Loan Documents, the voting power with respect to the Pledged Equity.

Section 9.08.     Performance by the Secured Party of the Borrower’s Obligations. If the Borrower fails to perform or comply with any of its agreements contained herein and the Secured Parties, as provided for by the terms of this Agreement, may perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of any Secured Party incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of the Term Loans, shall be payable by the Borrower to such Secured Party on demand and shall constitute Obligations secured by the Collateral. Performance of the Borrower’s obligations as permitted under this Section 9.08 shall in no way constitute a violation of the automatic stay provided by section 362 of the Bankruptcy Code and the Borrower hereby waives applicability thereof.

Section 9.09.     Limitation on the Secured Parties’ duty in Respect of Collateral. Each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Subject to Section 9.03, no Secured Party shall have any other duty to the Borrower as to any Collateral in its possession or control or in the possession or control of any agent or nominee of a Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

Section 9.10.     Remedies; Rights Upon Default.

(a)     In addition to all other rights and remedies granted to it under the other Loan Documents and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Event of Default shall have occurred and be continuing, each of the Secured Parties may exercise all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Borrower expressly agrees that in any such event the Secured Parties, without demand of performance or other demand, advertisement or notice of any kind (except the notice required by the Lending Order or the notice specified below of time and place of public or private sale) to or upon the Borrower or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code and other applicable law), may, to the maximum extent permitted by law, forthwith enter upon the premises of the Borrower where any Pledged Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving the Borrower or any other Person notice and opportunity for a hearing on the Secured Parties’ claim or action and may collect, receive, assemble, process, appropriate and realize upon the Pledged Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Pledged Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Parties shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of Secured Parties, the whole or any part of said Pledged Collateral so sold, free of any right or equity of redemption, which equity of redemption the Borrower hereby releases. Such sales may be adjourned and continued from time to time with or without notice. The Secured Parties shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use the Borrower’s premises without charge for such time or times as the Secured Parties may deem necessary or advisable. THE BORROWER HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE SECURED PARTIES AS THE PROXY AND ATTORNEY-IN-FACT OF THE BORROWER WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED SHARES, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF THE SECURED PARTIES AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE (IT BEING UNDERSTOOD AND AGREED THAT THE SECURED PARTIES WILL ONLY EXERCISE SUCH RIGHTS AFTER AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING). IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED SHARES, THE APPOINTMENT OF SECURED PARTIES AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED SHARES WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED SHARES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED SHARES OR ANY OFFICER OR AGENT THEREOF). NOTWITHSTANDING THE FOREGOING, THE SECURED PARTIES SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.

(b)     If any Event of Default shall have occurred and be continuing, the Borrower further agrees, at any Secured Parties’ request, to assemble the Pledged Collateral and make it available to the Secured Parties at a place or places designated by the Secured Parties which are reasonably convenient to the Secured Parties and the Borrower, whether at the Borrower’s premises or elsewhere. Until the Secured Parties are able to effect a sale, lease, or other disposition of Pledged Collateral, the Secured Parties shall have the right to hold or use Pledged Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Pledged Collateral or its value or for any other purpose deemed appropriate by the Secured Parties. The Secured Parties shall have no obligation to the Borrower to maintain or preserve the rights of the Borrower as against third parties with respect to Pledged Collateral while Pledged Collateral is in the possession of the Secured Parties. The Secured Parties may, if they so elect, seek the appointment of a receiver or keeper to take possession of Pledged Collateral and to enforce any of the Secured Parties’ remedies (for the benefit of Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Secured Parties shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale in accordance with Section 1.05. To the maximum extent permitted by applicable law, the Borrower waives all claims, damages, and demands against the Secured Parties arising out of the repossession, retention or sale of the Pledged Collateral except such as arise solely out of the gross negligence or willful misconduct of the Secured Parties as finally determined by a court of competent jurisdiction. The Borrower agrees that ten (10) days prior written notice by the Secured Parties of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. The Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Pledged Collateral are insufficient to pay all Obligations, including any attorney’s fees and other expenses incurred by the Secured Parties to collect such deficiency.

(c)     Except as otherwise specifically provided herein, the Borrower hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(d)     To the extent that applicable law imposes duties on the Secured Parties to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Secured Parties (i) to fail to incur expenses reasonably deemed significant by the Secured Parties to prepare Pledged Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Pledged Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Pledged Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Persons obligated on Pledged Collateral or to remove Liens on or any adverse claims against Pledged Collateral, (iv) to exercise collection remedies against Persons obligated on Pledged Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Pledged Collateral through publications or media of general circulation, whether or not the Pledged Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of such Pledged Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Pledged Collateral, whether or not the Pledged Collateral is of a specialized nature, (viii) to dispose of Pledged Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Pledged Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Secured Parties against risks of loss, collection or disposition of Pledged Collateral or to provide to the Secured Parties a guaranteed return from the collection or disposition of Pledged Collateral, or (xii) to the extent deemed appropriate by the Secured Parties, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Parties in the collection or disposition of any of the Pledged Collateral. The Borrower acknowledges that the purpose of this Section 9.10(d) is to provide non-exhaustive indications of what actions or omissions by the Secured Parties would not be commercially unreasonable in the Secured Parties’ exercise of remedies against the Pledged Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 9.10(d). Without limitation upon the foregoing, nothing contained in this Section 9.10(d) shall be construed to grant any rights to the Borrower or to impose any duties on the Secured Parties that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 9.10(d)(i).

(e)     No Secured Party shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, the Borrower, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefore or any direct or indirect guarantee thereof. No Secured Party shall be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Loan Document shall be cumulative. To the extent it may lawfully do so, the Borrower absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against any Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.

(f)     Upon the occurrence of an Event of Default and during the continuation of such Event of Default, the Secured Parties are hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, to exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, to sell in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice the Borrower agrees is commercially reasonable) the whole or any part of the Pledged Equity and to otherwise act with respect to the Pledged Equity as though the Secured Parties were the outright owner thereof. Any distributions, dividends (in the form of cash, securities or otherwise), instruments, chattel paper or other property paid or payable with respect to any of the Pledged Shares and received by the Borrower contrary to the provisions of this Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other assets (including, in the case of cash or cash equivalents, other funds) of the Borrower and shall be immediately delivered to the Pledgee (for application to the Obligations with respect to any cash or cash equivalents, or to be held by the Secured Parties as additional security). Any sale of Pledged Equity shall be made at a public or private sale at the Secured Parties’ place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as the Secured Parties may deem fair, and the Secured Parties may be the purchasers of the whole or any part of the Pledged Equity so sold and hold the same thereafter in its own right free from any claim of the Borrower or any right of redemption. Each sale shall be made to the highest bidder, but the Secured Parties reserve the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Secured Parties.

(g)     If, at the original time or times appointed for the sale of the whole or any part of the Pledged Equity, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Obligations, or if the Pledged Equity has been offered for sale in lots, and if at any of such sales, the highest bid for the lot offered for sale would indicate to the Secured Parties, in its discretion, that the proceeds of the sales of the whole of the Pledged Equity would be unlikely to be sufficient to discharge all the Obligations, the Secured Parties may, on one or more occasions and in its sole discretion, postpone effectuating any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived.

(h)     If, at any time when the Secured Parties in their sole discretion determines, following the occurrence and during the continuance of an Event of Default, that, in connection with any actual or contemplated exercise of its rights (when permitted under this Section 9.10(h) to sell the whole or any part of the Pledged Shares hereunder, it is necessary or advisable to effect a public registration of all or part of the Pledged Equity pursuant to the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), the Borrower shall, in an expeditious manner, cause the issuers of Pledged Equity to:

(i)     Prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement with respect to the Pledged Shares and in good faith use commercially reasonable efforts to cause such registration statement to become and remain effective;

(ii)     Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of the Pledged Shares covered by such registration statement whenever the Secured Parties shall desire to sell or otherwise dispose of the Pledged Shares;

(iii)     Furnish to the Secured Parties such numbers of copies of a prospectus and a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Secured Parties may request in order to facilitate the public sale or other disposition of the Pledged Shares by the Secured Parties;

(iv)     Use commercially reasonable efforts to register or qualify the Pledged Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as the Secured Parties shall request, and do such other reasonable acts and things as may be required of it to enable the Secured Parties to consummate the public sale or other disposition in such jurisdictions of the Pledged Shares by the Secured Parties;

(v)     Furnish, at the request of the Secured Parties, on the date that shares of the Pledged Equity are delivered to the underwriters for sale pursuant to such registration or, if the security is not being sold through underwriters, on the date that the registration statement with respect to such Pledged Shares becomes effective, (A)an opinion, dated such date, of the independent counsel representing such registrant for the purposes of such registration, addressed to the underwriters, if any, and in the event the Pledged Shares are not being sold through underwriters, then to the Secured Parties, in customary form and covering matters of the type customarily covered in such legal opinions; and (B)a comfort letter, dated such date, from the independent certified public accountants of such registrant, addressed to the underwriters, if any, and in the event the Pledged Shares are not being sold through underwriters, then to the Secured Parties, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or the Secured Parties shall reasonably request. The opinion of counsel referred to above shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as the Secured Parties may reasonably request. The letter referred to above from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five (5) Business Days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Secured Parties may reasonably request; and

(vi)     Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act.

(i)     All expenses incurred in complying with Section 9.10 hereof, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), printing expenses, fees and disbursements of counsel for the registrant, the fees and expenses of counsel for the Secured Parties, expenses of the independent certified public accountants (including any special audits incident to or required by any such registration) and expenses of complying with the securities or blue sky laws or any jurisdictions, shall be paid by the Borrower.

(j)     If, at any time when the Secured Parties shall determine to exercise its right to sell the whole or any part of the Pledged Equity hereunder, such Pledged Equity or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Act, the Secured Parties may, in its discretion (subject only to applicable requirements of law), sell such Pledged Equity or part thereof by private sale in such manner and under such circumstances as the Secured Parties may deem necessary or advisable, but subject to the other requirements of this Section 9.10, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, the Secured Parties in its discretion (i) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Equity or part thereof could be or shall have been filed under said Act (or similar statute), (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Equity or any part thereof. In addition to a private sale as provided above in this Section 9.10, if any of the Pledged Equity shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 9.10, then the Secured Parties shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(i)     as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

(ii)     as to the content of legends to be placed upon any certificates representing the Pledged Equity sold in such sale, including restrictions on future transfer thereof;

(iii)     as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about the Borrower and such Person’s intentions as to the holding of the Pledged Equity so sold for investment for its own account and not with a view to the distribution thereof; and

(iv)     as to such other matters as the Secured Parties may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors rights and the Act and all applicable state securities laws.

(k)     The Borrower recognizes that the Secured Parties may be unable to effect a public sale of any or all the Pledged Equity and may be compelled to resort to one or more private sales thereof in accordance with clause (j) above. The Borrower also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Secured Parties shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the issuer of the Pledged Equity to register such securities for public sale under the Act, or under applicable state securities laws, even if the Borrower and the issuer of the Pledged Equity would agree to do so.

(l)     The Borrower agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Equity or the possession thereof by any purchaser at any sale hereunder, and the Borrower waives the benefit of all such laws to the extent it lawfully may do so. The Borrower agrees that it will not interfere with any right, power and remedy of the Secured Parties provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Secured Parties of any one or more of such rights, powers or remedies. No failure or delay on the part of the Secured Parties to exercise any such right, power or remedy and no notice or demand which may be given to or made upon the Borrower by the Secured Parties with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Secured Parties’ right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against the Borrower in any respect.

(m)     The Borrower further agrees that a breach of any of the covenants contained in this Section 9.10 will cause irreparable injury to the Secured Parties, that the Secured Parties shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 9.10 shall be specifically enforceable against the Borrower, and the Borrower hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such Obligations.

(n)     To the extent that any rights and remedies under this Section 9.10 would otherwise be in violation of the automatic stay of section 362 of the Bankruptcy Code, such stay shall be deemed modified, as set forth in the Lending Order, to the extent necessary to permit the Secured Parties to exercise such rights and remedies.

Section 9.11.     Rights of Secured Parties; Limitations on Secured Parties’ Obligations. Any Secured Party may, after an Event of Default has occurred and is continuing and subject to the Remedial Notice Period, notify Persons obligated on the Collateral that (i) the Secured Parties have a security interest therein, and (ii) that payments shall be made directly to the Secured Parties. Subject to any requirement of notice provided in the Lending Order, upon the request of any Secured Party, the Borrower shall so notify Persons obligated on Collateral. Once any such notice has been given to any Person obligated on the Collateral, the Borrower shall not give any contrary instructions to such Person without the Secured Parties’ prior written consent. Subject to any requirement of notice provided in the Lending Order, upon the occurrence and during the continuation of an Event of Default, the Secured Parties may in their own name, or in the name of others, communicate with Persons obligated on the Collateral to verify with such Persons, to the Secured Parties’ satisfaction, the existence, amount and terms of any such obligations.

Section 9.12.      The Secured Parties’ Appointment as Attorney-in-Fact.

(a)     On the Closing Date the Borrower shall execute and deliver to the Secured Parties a power of attorney (the “Power of Attorney”) substantially in the form attached hereto as Exhibit 4. The power of attorney granted pursuant to the Power of Attorney is a power coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on each Secured Party under the Power of Attorney are solely to protect the Secured Parties’ interests in the Pledged Collateral and shall not impose any duty upon the Secured Parties to exercise any such powers. Each Secured Parties agrees that it shall not exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing and subject to the Remedial Notice Period and (b) it shall account for any moneys received by the Secured Parties in respect of any foreclosure on or disposition of Pledged Collateral pursuant to the Power of Attorney; provided, that none of the Secured Parties shall have any duty as to any Pledged Collateral, and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers. NEITHER THE SECURED PARTIES NOR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, ADVISORS, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO THE BORROWER FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

(b)     The Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. Exercise by any Secured Party of the powers granted hereunder (subject to the Remedial Notice Period, if applicable) is not a violation of the automatic stay provided by section 362 of the Bankruptcy Code and the Borrower waives applicability thereof. The power of attorney granted pursuant to this Section 9.12 is a power coupled with an interest and shall be irrevocable until the Obligations are paid in full in cash.

(c)     The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Parties shall be accountable only for amounts that it actually receives as a result of the exercise of such powers.

(d)     The Borrower also authorizes the Secured Parties, at any time and from time to time upon the occurrence and during the continuation of any Event of Default or as otherwise expressly permitted by this Agreement, (i) to communicate in its own name or the name of its Subsidiaries with any party to any Contract with regard to the assignment of the right, title and interest of the Borrower in and under the Contracts hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Pledged Collateral.

(e)     All Obligations shall constitute, in accordance with section 364(c)(1) of the Bankruptcy Code, claims against the Borrower in the Case which are administrative expense claims having priority over any all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code, subject to the Carve-Out.

Section 9.13.     Authorized Terminations and Subordinations. The Liens granted pursuant to this Agreement shall automatically terminate, and all the Pledged Collateral shall be automatically released, without further action by the Secured Parties and without any further notice or consent to or of any Secured Party, on the Termination Date. Except to the extent permitted by this Section 9.13, the Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement relating to the Collateral and filed pursuant to the terms hereof without the prior written consent of the Secured Parties and agrees that it will not do so without the prior written consent of the Secured Parties, subject to the Borrower’s rights under Section 9-509(d)(2) of the Code.

Section 9.14.     Modifications.

(a)     The Liens, lien priority, administrative priorities and other rights and remedies granted to the Secured Parties pursuant to this Agreement, and the Lending Order (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the Borrower (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion the Case, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i)     except for the Carve-Out having priority over the Obligations, no costs or expenses of administration which have been or may be incurred in the Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Secured Parties against the Borrower in respect of any Obligation;

(ii)     the Liens and security interests granted herein shall constitute valid and perfected Liens on and security interests (having the priority provided for herein and in the Lending Order); in all right, title and interest in the Collateral, subject to the Carve-Out; and

(iii)     the Liens and security interests granted hereunder shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable nonbankruptcy law.

(b)     Notwithstanding any failure on the part of the Borrower or the Secured Parties to perfect, maintain, protect or enforce the liens and security interests in the Collateral granted hereunder, the Lending Order shall automatically, and without further action by any Person, perfect such Liens and security interests against the Collateral.

ARTICLE 10
Lender Assignment

Section 10.01.     Restriction on Assignment. The Lender may not sell, transfer, negotiate or assign all or any portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Term Loans), other than pursuant to the DIP Intercompany Assignment Agreement (as defined in the NOK Facility), a copy of which is attached hereto as Annex I, or as otherwise agreed by the Issuing Bank in its sole discretion.

ARTICLE 11
Successors and Assigns

Section 11.01.     Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of the Borrower, the Lender, the Issuing Bank and their respective successors and assigns (including, in the case of the Borrower, a debtor- in-possession on behalf of the Borrower), except as otherwise provided herein or therein. The Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Secured Parties. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Secured Parties shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Borrower and the Secured Parties with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

Section 11.02.     Register. The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lender and any transferee or assignee, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, the Lender or any transferee or assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Lender and such transferee or assignee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the relevant interest in such Term Loan for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice

ARTICLE 12
Miscellaneous

Section 12.01.     Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.02.

Section 12.02.     Amendments and Waivers.

(a)     Except as otherwise expressly provided in this Agreement, the Secured Parties, on the one hand, and the Borrower, on the other hand, may from time to time enter into written amendments, supplements or modifications for the purpose of adding, deleting or modifying any provision of any Loan Document or changing in any manner the rights, remedies, obligations and duties of the parties thereto.

(b)     Upon the Termination Date, to the extent reasonably requested by the Borrower, the Secured Parties shall promptly deliver to the Borrower termination statements, reconveyances and other documents necessary to evidence the termination of the Liens securing payment and performance of the Obligations.

Section 12.03.     Costs and Expenses. The Borrower shall reimburse the Lender and the Issuing Bank for all reasonable and documented out-of-pocket fees, costs and expenses, including the reasonable and documented costs and expenses of counsel (including external legal fees/costs (including the legal fees/costs of Hughes Hubbard & Reed LLP, Advokatfirmaet Thommessen AS and Ince & Co LLP), external consultant fees/costs (including the legal fees/costs of Guggenheim Partners LLC)) or other advisors (including financial advisors, environmental and management consultants and appraisers), collateral fees, and also including all out-of-pocket expenses such as travel, telephone, fax, postage, printing and courier deliveries) reasonably incurred in connection with:

(a)     the negotiation, preparation, perfection, registration, and filing and/or recordation of the Loan Documents and distribution of information or otherwise in connection with the Case;

(b)     any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or advice in connection with the administration of the Term Loans made pursuant hereto or its rights hereunder or thereunder;

(c)     any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Lender, the Issuing Bank, the Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents, any financing provided thereunder or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower or any other Person that may be obligated to the Lender or the Issuing Bank by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Term Loans; provided that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence, willful misconduct or material breach of its obligations under the Loan Documents as determined by a final and non- appealable order of a court of competent jurisdiction;

(d)     any attempt to enforce any remedies of the Lender or the Issuing Bank against the Borrower or any other Person that may be obligated to the Lender or the Issuing Bank by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Term Loans during the pendency of one or more Events of Default;

(e)     any workout or restructuring of the Term Loans; and

(f)     efforts to (i)monitor the Term Loans or any of the other Obligations, (ii)evaluate, observe or assess the Borrower or its affairs, and (iii)verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, in each case pursuant to and in accordance with the terms of the Loan Documents; including, as to each of clauses (b) through (f) above, all attorneys and other professional and service providers fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.03, all of which shall be payable, on demand, by the Borrower to the Lender or the Issuing Bank, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors (including costs of environmental reviews), appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

Section 12.04.     No Waiver. The Lender’s failure or the Issuing Bank’s failure, at any time or times, to require strict performance by the Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of the Lender or the Issuing Bank, as applicable, thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.02, none of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by the Borrower shall be deemed to have been suspended or waived by the Lender or the Issuing Bank, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Lender and the Issuing Bank and directed to the Borrower specifying such suspension or waiver.

Section 12.05.     Remedies. The rights and remedies of the Lender and the Issuing Bank under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Lender or the Issuing Bank may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

Section 12.06.     Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

Section 12.07.     Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, (i)if any provision contained in this Agreement or any of the other Loan Documents conflicts with the Lending Order, the provision contained in the Lending Order shall govern and control and (ii)if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

Section 12.08.     GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS, THE OBLIGATIONS AND MATTERS ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH PARTY HERETO HEREBY CONSENTS AND AGREES TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT; PROVIDED THAT IF THE BANKRUPTCY COURT DECLINES TO EXERCISE JURISDICTION, THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER AND THE LENDER OR THE ISSUING BANK PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, FURTHER THAT THE LENDER, THE ISSUING BANK AND THE BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER OR THE ISSUING BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER OR THE ISSUING BANK. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS, TO THE EXTENT PERMITTED BY LAW, TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN ANNEX F OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL, TO THE EXTENT PERMITTED BY LAW, BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

Section 12.09.     Notices.

(a)     Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (i)upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii)upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.09); (iii)one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (iv)when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex F or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in Annex F to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

(b)     Subject to the provisions of Section 12.09(a), each of the Borrower, the Lender, the Issuing Bank and their authorized agents is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein; provided that notices to the Borrower shall not be made by any posting to an Internet or extranet based site or other equivalent service but may be made by e-mail or fax, if available, so long as such notices are also sent in accordance with Section 12.09(a). The Borrower, the Issuing Bank and the Lender hereby acknowledge and agree that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

Section 12.10.     Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.11.     Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Any counterpart delivered via facsimile or other electronic transmission shall be deemed to be an original signature hereto.

Section 12.12.     WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE LENDER, THE ISSUING BANK AND THE BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

Section 12.13.     Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.08 and 12.12, with its counsel.

Section 12.14.     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GULFMARK OFFSHORE, INC., as the Borrower

By:	/s/ James M. Mitchell
Name: James M. Mitchell
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Senior Secured Super-Priority Debtor in Possession Credit Agreement]

GULFMARK REDERI AS, as the Lender

By:	/s/ Quintin Kneen
	Name:	Quintin Kneen
	Title:	Director

[Signature Page to Senior Secured Super-Priority Debtor in Possession Credit Agreement]

DNB BANK ASA, as the Issuing Bank

By:	/s/ Andrew J. Shohet	/s/ Cathleen Buckley
	Name: Andrew J. Shohet	Cathleen Buckley
	Title: Vice President	Senior Vice President

[Signature Page to Senior Secured Super-Priority Debtor in Possession Credit Agreement]

ANNEX A (Recitals)
to
CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Acceptable Plan of Reorganization” means a plan of reorganization, in form and substance reasonably acceptable to the Secured Parties (in their capacities as such) in all material respects; provided, that any plan of reorganization is “reasonably acceptable” (and thus an “Acceptable Plan of Reorganization”) if it (a) provides for (i) the termination of the Commitments and the indefeasible payment in full in cash and full discharge of the Obligations under this Agreement and the NOK Facility upon the consummation date with respect to such plan and (ii) customary releases for the Secured Parties in form and substance reasonably acceptable to the Secured Parties, and (b) does not contain any terms or provisions that could reasonably be expected to have an adverse effect on the rights, interests or remedies of the Secured Parties (in their capacities as such).

“Act” has the meaning ascribed to it in Section 9.10(h).

“Additional Term Loan” has the meaning ascribed to it in Section 1.01(b).

“Additional Term Loan Commitment” means the Additional Term Loan Commitment as set forth on Annex G to the Agreement, as such Commitment may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Additional Term Loan Commitment Period” has the meaning ascribed to the “Delayed Draw Term Loan Commitment Period” in the NOK Facility.

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, control of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided that the term Affiliate, when used with reference to the Borrower, shall specifically exclude the Issuing Bank.

“Agreement” has the meaning ascribed to it in the Preamble.

“Alternate Currency” means each of Great Britain Pound Sterling, Euro, Mexican Peso, Singapore Dollar, and Thai Baht.

“Alternate Currency Equivalent” means, at any time with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Issuing Bank at such time and on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Letter of Credit” means any letter of credit issued pursuant to Section 1.03 of this Agreement on behalf of the Borrower or any of its Subsidiaries and denominated in an Alternate Currency.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Margin” means 8.00% per annum.

“Appraisers” means any appraiser acceptable to the Secured Parties.

“Asset Sale” means “Asset Sale” as such term is defined in the RBS Facility.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” has the meaning ascribed to it in the Preamble or shall mean any other court having competent jurisdiction over the Case.

“Books and Records” means books and records of the Borrower, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, logs, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise.

“Borrower” has the meaning ascribed to it in the preamble to the Agreement.

“Borrowing Date” shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the Lender to make Term Loans hereunder.

“Break Cost” means the “Break Costs” as such term is defined in the NOK Facility.

“Budget Variance Report” has the meaning ascribed to it in Annex C.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Bergen, New York and London (or any other relevant place of payment under Clause 27 of the NOK Facility).

“Capitalized Lease Obligations” means all leases that have been or should be, in accordance with GAAP in effect on the date hereof, recorded as capitalized leases.

“Carve-Out” has the meaning set forth in the Lending Order.

“Case” has the meaning ascribed to it in the Preamble.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $1,000,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 90 days.

“Cash Management Order” means one or more orders, in form and substance reasonably satisfactory to the Secured Parties, authorizing, among other things, the continuation of the Borrower’s existing cash management systems and arrangements (as may be amended, supplemented or modified from time to time after entry thereof with the written consent of the Secured Parties).

“Change of Control” means any person or group of persons acting in concert gains direct or indirect control of the Borrower. For the purposes of this definition: (a) “control” of the Borrower means: (i) the power (whether by way of ownership of shares, proxy (excluding proxies solicited by the Borrower in accordance with customary voting practices of US companies whereby a stockholder has instructed a proxy to vote in accordance with the stockholder's instructions), contract, agency or otherwise) to: (A) cast, or control the casting of, more than 40% of the maximum number of votes that might be cast at a meeting of the stockholders of the Borrower; or (B) appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower but excluding changes (or the power to make changes) in the board of directors of the Borrower approved or recommended by the majority of directors serving on such board at the time of such recommendation or approval where those changes are not related to or do not occur as a consequence of any change in shareholding of the Borrower; or (C) give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; and/or (iv) the holding beneficially of more than 40% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); (b) “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower. For the avoidance of doubt, the execution, delivery and performance of the Notes RSA (as defined in the NOK Facility) shall not constitute a Change of Control.

“Claim” has the meaning ascribed to it in Section 101(5) of the Bankruptcy Code.

“Closing Date” has the meaning ascribed to it in Section 2.01.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Secured Parties’ Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the Term Code shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the Pledged Collateral, the LC Cash Collateral and all other property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower in or upon which a Lien is granted under this Agreement or any Collateral Documents or the Lending Order, but, for the avoidance of doubt, excluding the Excluded Collateral.

“Collateral Documents” means this Agreement, the Debtor Distribution Account DACA, any LC Document constituting a pledge of the LC Cash Collateral, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Commitments” means, collectively, the Initial Term Loan Commitment and the Additional Term Loan Commitment.

“Committee” means the official statutory committee of unsecured creditors approved in the Case pursuant to section 1102 of the Bankruptcy Code.

“Confirmation Date” has the meaning ascribed to it in Annex D.

“Contracts” means all contracts, as such term is defined in the Code, now owned or hereafter acquired by the Borrower, in any event, including all contracts, undertakings, or agreements in or under which the Borrower may now or hereafter have any right, title or interest.

“Debtor Distribution Account” means the Borrower’s deposit account with an account number ending in 1876 maintained with JPMorgan Chase Bank, N.A.

“Debtor Distribution Account DACA” means that certain blocked account control agreement, dated as of May 18, 2017, in form and substance reasonably acceptable to the Secured Parties, with JPMorgan Chase Bank, N.A., the depositary institution maintaining the Debtor Distribution Account, pursuant to which the Lender shall have “control” (within the meaning of Section 9-104 of the Code) over the Debtor Distribution Account.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.07(d).

“Deposit Accounts” means all deposit accounts as such term is defined in the Code, now or hereafter held in the name of the Borrower.

“DIP Intercompany Assignment Agreement” has the meaning ascribed to it in Section 10.01.

“DIP Motion” has the meaning ascribed to it in Section 2.01(a).

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by the Issuing Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternate Currency.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Foreign Holdco” means a Subsidiary that is organized under the laws of one of the States of the United States that has no material assets other than Stock and/or Indebtedness in one or more Foreign Subsidiaries.

“Electronic Transmission” means each notice, request, instruction, demand, report, authorization, agreement, document, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, Internet or extranet based site or any other equivalent electronic service, whether owned, operated or hosted by the Secured Parties, any Affiliate of the Secured Parties or any other Person.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan” subject to the provisions of Title IV of ERISA or section 412 of the Internal Revenue Code or Section 302 of ERISA and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Enumerated Defaults” means the commencement of the Case and the other events described in Schedule 8.01 hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any regulations promulgated thereunder or any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means, with respect to the Borrower or any ERISA Affiliate, (a) any reportable event described in Section 4043(a) of ERISA with respect to a Title IV Plan (other than a reportable event to which the 30-day notice is waived); (b) the withdrawal of the Borrower or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by the Borrower or any ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the insolvency of a Multiemployer Plan under Section 4245 of ERISA; (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (ii) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (iii) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; or (k) the cessation of operations at a facility of the Borrower or any ERISA Affiliate that results in any liability of the Borrower or any ERISA Affiliate pursuant to the application of Section 4062(e) of ERISA.

“Euro” and “€” means the single currency of the members states of the European Communities that adopt or have adopted the Euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“Event of Default” has the meaning ascribed to it in Section 8.01; provided, that none of the Enumerated Defaults shall constitute an Event of Default hereunder.

“Excluded Collateral” has the meaning ascribed to it in Section 9.01(a)(ii).

“Excluded Obligations” means contingent indemnification and expense reimbursement obligations not yet due and owing or for which no demand has been made.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Term Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.14, amounts with respect to such Taxes were payable either to the Lender's assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 1.14(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Liens” has the meaning ascribed to it in Section 3.05(b)(iii).

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Final Lending Order” has the meaning ascribed thereto in the NOK Facility.

“Financial Covenants” means the financial covenants set forth in Annex E.

“Financial Statements” means the consolidated income statements and stockholders’ equity, statements of cash flows and balance sheets of the Borrower (i) referenced in Section 4.01 or (ii) delivered in accordance with Annex C.

“Fiscal Month” means any of the monthly accounting periods of the Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrower ending on December 31 of each year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any ERISA Affiliate.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means , as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness (primary obligation) of any other Person (the primary obligor) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“GulfMark Americas, Inc.” means GulfMark Americas, Inc., a Delaware corporation.

“GulfMark Operating Account” means the deposit account of GulfMark Americas, Inc. with an account number ending in 6561 maintained with JPMorgan Chase Bank, N.A.

“Hedging Arrangement” means any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cross-currency rate swap transaction, currency option, credit default swap or any other similar transaction (including any option with respect to any of these transactions).

“Increased Cost” has the meaning ascribed to it in Section 1.09(c).

“Indebtedness” of any Person means, on any date, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale agreements relating to property acquired by such Person reflected as a liability on a balance sheet of such Person in accordance with GAAP (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) any earn out obligation reflected as a liability on the balance sheet of such Person (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP)), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of borrowed money of other Persons, (g) all Capitalized Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person under Hedging Arrangements or agreements with any Person having substantially the same economic effect, after giving effect to applicable netting arrangements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any obligation under Hedging Arrangements or agreements with any Person having substantially the same economic effect on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby.

“Indemnified Person” has the meaning ascribed to it in Section 1.12.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Budget” means the initial thirteen (13) week budget annexed as Exhibit 2 to this Agreement.

“Initial Term Loan” has the meaning ascribed to it in Section 1.01(a).

“Initial Term Loan Commitment” means the Initial Term Loan Commitment as set forth on Annex G to this Agreement, as such Commitment may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Initial Term Loan Commitment Period” has the meaning ascribed to the “Initial Term Loan Commitment Period” in the NOK Facility.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in relation to a Term Loan or an Unpaid Sum, each successive one month period commencing on the date of such Term Loan or the initial due date of such Unpaid Sum, as the case may be; provided that if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not); provided further that if an Interest Period would otherwise end after the Maturity Date, such Interest Period shall be shortened so that it ends on the Maturity Date.

“Interim Lending Order” has the meaning ascribed thereto in the NOK Facility.

“Investments” means the purchase, holding or acquisition (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) of any Stock, evidence of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing), any investment, loan or advance or any other interest in, any other Person, and the purchase or other acquisition of (in one transaction or a series of transactions) any assets of any other Person constituting a business unit.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Issuance Fee” has the meaning ascribed to it in Section 1.03(a).

“Issuing Bank” has the meaning ascribed to it in the preamble to the Agreement.

“LC Cash Collateral” means the cash held in the LC Collateral Account.

“LC Collateral Account” means a deposit account in the name of the Borrower established and maintained by the Issuing Bank and pledged by the Borrower to the Issuing Bank for its sole benefit, in accordance with the provisions of Section 1.03(e).

“LC Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” means all letter of credit applications, documents, instruments and agreements delivered by the Borrower or any other Person to the Issuing Bank in connection with any Letter of Credit.

“LC Exposure” means, at any time, the sum of the Dollar Equivalent of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time.

“LC Request” means a request by the Borrower in accordance with the terms of Section 1.03(b) in form and substance satisfactory to the Issuing Bank.

“LC Sublimit” has the meaning set forth in Section 1.03(a).

“Lender” has the meaning ascribed to it in the preamble to the Agreement.

“Lending Order” means the Interim Lending Order or the Final Lending Order, as applicable

“Letter of Credit” means any letters of credit issued or to be issued by the Issuing Bank for the account of the Borrower or any of its Subsidiaries pursuant to Section 1.03.

“Letter of Credit Expiration Date” means the date which is five (5) Business Days prior to the Maturity Date.

“LIBOR” means in relation to a Term Loan the rate per annum equal to the offered quotation for deposits in Dollars ascertained by the Lender to be the rate as displayed on the Reuters’ screen, page LIBOR01,01 (or such other page that may replace that page on that service or a successor service), at or about 11:00 a.m. (London time) on the applicable Quotation Day. If any such rate is below 1.00%, LIBOR shall be deemed to be 1.00%.

“Lien” means, with respect to any asset or property, or any interest therein, (i) any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or property and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such security.

“Listed Companies” means GulfMark Capital, LLC, GulfMark Foreign Investments LLC and GM Offshore, Inc.

“Listed LLC” has the meaning ascribed to it in Section 9.02.

“Litigation” means any action, claim, lawsuit, demand, investigation or proceeding before any Governmental Authority or before any arbitrator or panel of arbitrators.

“Loan Account” has the meaning ascribed to it in Section 1.11.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, any Secured Parties in connection with the Agreement and the transactions contemplated thereby and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written agreements whether heretofore, now or hereafter executed by or on behalf of the Borrower and delivered to any Secured Parties in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower taken as a whole, (ii) the ability of the Borrower to pay any of the Term Loans or any of the other Obligations in accordance with the terms of this Agreement, (iii) the Collateral or the Liens (each taken as a whole) in favor of the Secured Parties on the Collateral or the priority of such Liens, or (iv) any Secured Party’s rights and remedies under the Agreement and the other Loan Documents, in each case, other than the commencement of the Case and matters otherwise disclosed in writing to the Secured Parties on or prior to the Closing Date (provided that (i) solely the filing of an objection by any party in interest to this Agreement, the transactions contemplated hereunder shall not be deemed to have a material adverse effect and (ii) solely the filing in the Case of proofs of claims, reclamation notices, 503(b)(9) notices or notices of liens and rights with respect thereto, whether individually or in the aggregate, shall not be deemed to have a material adverse effect).

“Material Company” means “Material Company” as such term is defined in the RBS Facility.

“Maturity Date” means the earliest of:

(a)     August 18, 2017 (provided, that following the satisfaction of the conditions set forth in Clause 7 of the NOK Facility, such date shall be deemed extended to November 18, 2017);

(b)     if the Bankruptcy Court has not entered the Final Lending Order by the forty-fifth (45th) day following the Petition Date, the date that is forty-five (45) days after the Petition Date (or such later date acceptable to the Secured Parties);

(c)     effective date of any plan of reorganization;

(d)     the date of the sale of substantially all assets of GulfMark Americas, Inc. (unless the proceeds of such sale pay off the Term Loans and the NOK Term Loans in full and all commitments in respect thereof are terminated), the Borrower, the Lender or GulfMark UK Ltd.;

(e)     the date of the dismissal or conversion of the Case;

(f)     the date on which the NOK Terms Loans shall become due and payable in full, whether by acceleration or otherwise; and

(g)     the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.07(e).

“Milestone” has the meaning ascribed to it in Annex D.

“Minimum Liquidity” means the sum of (i) Unrestricted Cash, and (ii) undrawn amounts available under the NOK Facility in respect of (x) the “Initial Term Loan Commitment” (as defined in the NOK Facility) any time prior to the Extension Date (as defined in the NOK Facility), or (y) the “Initial Term Loan Commitment” plus “Delayed Draw Term Loan Commitment” (each as defined in the NOK Facility) on or after the Extension Date (as defined in the NOK Facility), as applicable.

“Multiemployer Plan” means a plan as defined in Section 4001(a)(3) of ERISA, and to which the Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“New Debtor” has the meaning ascribed to it in Section 5.09.

“NOK Facility” means the Second Amended and Restated Multi-Currency Credit Facility Agreement dated the date hereof among GulfMark Rederi AS, as borrower, the financial institutions listed therein as lender and DNB Bank ASA, as arranger and agent, substantially in the form attached hereto as Annex B, as such agreement may be further amended, amended and restated or otherwise modified from time to time.

“NOK Term Loans” means the “Term Loans” as such term is defined in the NOK Facility.

“Non-Stayed Order” means an order of the Bankruptcy Court which is in full force and effect, as to which no stay has been entered and which has not been reversed, modified, vacated or overturned.

“Note” has the meaning ascribed to it in Section 1.01(e).

“Notice of Borrowing” has the meaning ascribed to it in Section 1.02.

“Notice Parties” means, collectively, the Lender, the Issuing Bank, Hughes Hubbard & Reed LLP, and Guggenheim.

“Obligations” means unpaid principal of and interest on (including interest, fees and costs accruing after the maturity of the Term Loans) the Term Loans and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, the Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, and expenses (including all fees, charges and disbursements of counsel to the Secured Parties that are required to be paid by the Borrower pursuant thereto) or otherwise.

“Organizational Agreements” means the articles of organization, certificate of incorporation, certificate of formation, certificate of limited partnership, operating agreements, limited liability company agreements, limited partnership agreements, by-laws and other organizational documents of the Listed Companies, as each has been amended to date and may hereafter be amended, restated or replaced from time to time.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Hedging Arrangement” means “Other Hedging Arrangement” as such term is defined in the RBS Facility.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Guarantee” has the meaning ascribed thereto in the NOK Facility.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Prepetition Payment” means a payment (as adequate protection or otherwise) on account of any Claim against the Borrower arising or deemed to have arisen prior to the Petition Date, which payments are (i) if reasonably satisfactory to the Secured Parties, approved by the Bankruptcy Court or (ii) set forth in the Rolling Budget.

“Permitted Variance” has the meaning ascribed to it in Annex E.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” has the meaning ascribed to it in the Preamble.

“Pledged Collateral” has the meaning ascribed to it in Section 9.01(a)(iii).

“Pledged Equity” has the meaning ascribed to it in Section 9.01(a)(ii).

“Pledged Shares” means the Stock of the Listed Companies that constitutes Pledged Equity.

“Power of Attorney” has the meaning ascribed to it in Section 9.12(a).

“Prepetition Cash Management Systems” has the meaning ascribed to it in Section 1.08.

“Proceeds” means proceeds, as such term is defined in the Code.

“Projected Information” means the projected sources and uses sets forth in the Rolling Budget for the periods covered thereby: (a) projected weekly operating cash receipts; and (b) projected weekly operating cash disbursements.

“Qualified Plan” means an employee benefit plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period.

“RBS Facility” means the USD 300 million Multicurrency Facility Agreement, dated as of 26 September 2014, among, inter alios, GulfMark Americas, as original borrower, the Borrower, as original guarantor, the lenders party thereto, The Royal Bank of Scotland plc, as agent, The Royal Bank of Scotland PLC, as security trustee, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as letter of credit issuing banks, and JPMorgan Chase Bank, N.A., as swingline lender, as the same has been and may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Rederi Distribution Account” means the “Distribution Account” as such term is defined in the NOK Facility.

“Register” has the meaning ascribed to it in Section 11.02.

“Relevant Person” means (a) the Borrower and each of its Subsidiaries and (b) each of its directors, officers and employees.

“Remedial Notice Period” has the meaning ascribed to it in Section 8.02(b).

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Party” means a person that is:

(a)     listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(b)     located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)     directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.

“Restricted Payment” means, with respect to the Borrower (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of the Borrower’s stock or any other payment or distribution made in respect thereof, either directly or indirectly; and (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire stock of the Borrower now or hereafter outstanding.

“Revaluation Date” means (a) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of an Alternate Currency Letter of Credit, (ii) each date of any payment by the Issuing Bank under any Alternate Currency Letter of Credit, and (iii) such additional dates as the Issuing Bank shall reasonably determine.

“Rolling Budget” means the Initial Budget and, as delivered thereafter in accordance with section (d) of Annex C, the 13-week budget for the 13-week period commencing after the date such budget is delivered. Notwithstanding anything to the contrary contained herein, each Secured Party’s approval of the Rolling Budget is given solely in its capacity as a Secured Party hereunder, and such approval does not constitute approval of the Rolling Budget for any other purpose, including without limitation, any other contractual arrangement between the Secured Parties and the Borrower.

“Sanctions” means any applicable (to any Relevant Person and/or any Secured Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

“Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United States of America, and any authority acting on behalf of any of them in connection with Sanctions.

“Sanctions List” means: (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, from time to time.

“Secured Parties” means, collectively, the Lender and the Issuing Bank.

“Spot Rate” means, for a currency, the rate determined by the Issuing Bank to be the rate quoted by the Issuing Bank as the spot rate for the purchase by the Issuing Bank of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Issuing Bank may obtain such spot rate from another financial institution designated by the Issuing Bank if the Issuing Bank does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Alternate Currency Letter of Credit.

“Stock” means all shares, options, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other equity security (as such term is defined in Rule 3(a) of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Super-Priority Claim” means a claim against the Borrower in the Case which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” has the meaning ascribed to it in Section 1.01(a).

“Termination Date” means the date on which (a) the Term Loans have been indefeasibly repaid in full in cash and the LC Exposure is zero, (b) all other monetary Obligations (other than Excluded Obligations) pursuant to the Agreement and the other Loan Documents have been completely discharged, and (c) the Borrower shall not have any further right to borrow any monies or request Letters of Credit under the Agreement.

“Testing Period” has the meaning ascribed in Annex E.

“Title IV Plan” means a plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that the Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Transaction Security” means “Transaction Security” as such term is defined in the RBS Facility.

“Uniform Commercial Code jurisdiction” means any jurisdiction that has adopted all or substantially all of Article 9 as contained in the 2000 Official Text of the Code, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.

“Unpaid Sum” has the meaning ascribed to it in Section 1.09(b).

“Unreimbursed Amount” has the meaning ascribed to it in Section 1.03(f).

“Unrestricted Cash” means, on any date, the aggregate amount of cash and Cash Equivalents held in securities accounts or deposit accounts of the Borrower and its Subsidiaries, and in any event excluding any cash or Cash Equivalents (x) subject to any Lien (other than Liens in favor of the Secured Parties) or (y) classified as “restricted cash” or the equivalent thereof in accordance with GAAP on the consolidated balance sheet of the Borrower.

“Unused Commitment Fee” has the meaning ascribed to it in Section 1.15.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7791(a)(3) of the IRC.

“U.S. Tax Compliance Certificate” has the meaning ascribed to it in Section 1.14(e)(ii)(B)(3).

“Voting Stock” means, as to any Person, the issued and outstanding shares of Stock of such Person entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive. References to a Person includes its respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons. References to statutes and related regulations shall include any amendments, modifications, restatements and successors of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of the Borrower, such words are intended to signify that the Borrower has actual knowledge or awareness of a particular fact or circumstance or that the Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (from Annex A – NOK Facility definition)
to
CREDIT AGREEMENT

SECOND AMENDED & RESTATED NOK FACILITY

(Separately filed.)

ANNEX C (Section 4.01)
to
CREDIT AGREEMENT

FINANCIAL STATEMENTS AND BUDGETS – REPORTING

The Borrower shall deliver or cause to be delivered to the Secured Parties the following:

(a)     Monthly Financials. Within thirty (30) days after the end of the first two Fiscal Months of each Fiscal Quarter, financial information regarding the Borrower and its Subsidiaries, consisting of consolidated unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month, which shall be in the form of the monthly operating report filed by the Borrower with the Bankruptcy Court. Such report shall be accompanied by the certification of the Chief Financial Officer, Chief Operating Officer or Chief Executive Officer of the Borrower that (1) such report is a true and correct copy of the monthly operating report filed with the Bankruptcy Court, (2) the information contained therein is complete, accurate and truthful in all material respects and (3) that there is no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. For the third Fiscal Month of each of the first three Fiscal Quarters, section (b) below shall apply and for the third Fiscal Month of the fourth Fiscal Quarter, section (c) below shall apply.

(b)     Quarterly Financials. Within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated financial information regarding the Borrower and its Subsidiaries, consisting of (i) unaudited consolidated balance sheet as of the close of such Fiscal Quarter and the related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, and (ii) unaudited consolidated statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year, prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer, Chief Operating Officer or Chief Executive Officer of the Borrower that (A) such financial information presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of the Borrower and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (B) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(c)     Annual Audited Financials. Within one hundred twenty (120) days after the end of each Fiscal Year, consolidated financial information regarding the Borrower and its Subsidiaries, consisting of (i) audited consolidated balance sheet as of the close of such Fiscal Year and the related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the Fiscal Year then ended, all prepared in accordance with GAAP, in each case, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and in the case of the Financial Statements referred to in (i), certified without qualification (other than going-concern or like qualification), by [ACCOUNTING FIRM] or another independent registered public accounting firm otherwise acceptable to the Secured Parties. Such Financial Statements shall be accompanied by the certification of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Borrower that all such Financial Statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and statements of cash flows of the Borrower and its Subsidiaries on a consolidated, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(d)     Rolling Budget. By no later than 12:00 noon (New York City time) on the fourth Friday after the delivery of the Initial Budget, the Borrower shall furnish to the Secured Parties, in form and substance reasonably satisfactory to the Secured Parties, a subsequent thirteen (13) week Rolling Budget, which subsequent Rolling Budget shall roll-forward by four weeks the then existing Rolling Budget setting forth for the 13-week period beginning on the immediately preceding Monday, the projected weekly results by line item in the Rolling Budget, together with a reasonably detailed written explanation of all projected material variances as compared to the immediately preceding Rolling Budget delivered by the Borrower together with a certification from the Chief Financial Officer, Chief Operating Officer, or Chief Executive Officer of the Borrower stating that the Rolling Budget was prepared in good faith by the management of the Borrower, based on assumptions believed by the management of the Borrower to be reasonable at the time made and upon information believed by the management of the Borrower to have been accurate based upon the information available to the management of the Borrower at such time. Unless the Secured Parties have notified the Borrower otherwise on or before Wednesday of the week following delivery thereof, the Rolling Budget shall be deemed to be satisfactory to the Secured Parties on such date. Until such time that a new Rolling Budget is approved pursuant to this clause (d), the previous Rolling Budget shall remain in force and effect. The Secured Parties hereby confirm that the form and scope of the Rolling Budget provided to the Secured Parties prior to the Closing Date is acceptable.

(e)      Reporting of Budget Variance. By 12:00 noon (New York City time), on each Friday after the Closing Date, the Borrower shall furnish to the Secured Parties for the immediately preceding week the Budget Variance Report. The “Budget Variance Report” is, for the week ending on the Sunday immediately preceding the applicable Friday reporting deadline: (i) the actual and budgeted results for such week by line item in the Rolling Budget, together with a reasonably detailed written explanation of all material variances, (ii) a detailed calculation of the budget covenants for the previous week (which include a reconciliation of testing results),  and (iii) a certification from Borrower’s Chief Financial Officer, Chief Operating Officer, or Chief Executive Officer as to compliance with the Rolling Budget for the immediately preceding week (ending on the Sunday immediately preceding the applicable Friday reporting deadline).

(g)      Default Notices. To the Secured Parties, as soon as practicable, and in any event within five (5) Business Days after the Borrower obtains knowledge of the existence of any Default, Event of Default or other event that has had or could be expected to result in a Material Adverse Effect or the occurrence of any Enumerated Default after the Closing Date, written notice specifying the nature of such Default or Event of Default or other event or Enumerated Default, including the anticipated action expected to be taken by the Borrower in respect thereof.

(i)     Litigation. To the Secured Parties in writing, promptly upon obtaining knowledge thereof, notice of any Litigation commenced or threatened in writing against the Borrower (excluding proofs of claim filed in the Case) that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief that could reasonably be expected to result in costs and/or liabilities or loss of revenues to the Borrower in excess of $5,000,000, (iii) is asserted or instituted against any Acceptable Plan of Reorganization, its fiduciaries or its assets or against the Borrower or ERISA Affiliate in connection with any Acceptable Plan of Reorganization, (iv) alleges criminal misconduct by the Borrower, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities if such Litigation is reasonably likely to result in the Borrower incurring Environmental Liabilities in excess of $500,000 individually.

(k)     Governmental Investigation. To the Secured Parties in writing, promptly upon obtaining knowledge thereof, notice of the commencement of any investigation by a Governmental Authority of the Borrower (including, without limitation, any non-routine FAA audit of the Borrower) which could be expected to result in a Material Adverse Effect.

(l)     Change in Accounting Practices. To the Secured Parties in writing, notice of any change in the Borrower’s accounting practices with regard to depreciation and/or establishing material reserves for any or all of the Collateral or any other material change in any accounting practices or procedures of the Borrower, in each case no later than five (5) Business Days of such change.

(m)     Other Documents. To the Secured Parties, such other financial and other information respecting the Borrower’s business, assets, condition (financial or otherwise) as the Secured Parties shall, from time to time, reasonably request.

ANNEX D (Section 5.03)
to
CREDIT AGREEMENT

MILESTONES

The Borrower is required to meet the following milestones in the Case (the “Milestones”):

(i) by not later than five (5) days after the Petition Date, the Bankruptcy Court shall have entered the Interim Lending Order;

(ii) by not later than forty-five (45) days after the Petition Date, the Bankruptcy Court shall have entered the Final Lending Order;

(iii) by three (3) days after the Petition Date, but in no event later than May 28, 2017, the filing of an Acceptable Plan of Reorganization, Disclosure Statement, and a motion seeking a hearing to consider the adequacy of the Disclosure Statement and approval of the solicitation procedures;

(iv) by forty-five (45) days after the Petition Date, but in no event later than July 7, 2017, entry of an order by the Bankruptcy Court approving the Disclosure Statement and the Borrower’s solicitation procedures; provided, that Borrower shall use commercially reasonable efforts to seek entry of the foregoing order as soon as reasonably practicable before July 7, 2017;

(v) [Reserved];

(vi) by ninety (90) days after the Petition Date, but in no event later than August 21, 2017, the Bankruptcy Court shall have entered an order confirming the Acceptable Plan of Reorganization (the “Confirmation Date”); provided, that the Borrower shall use commercially reasonable efforts to seek entry of the foregoing order as soon as reasonably practicable before August 21, 2017; and

(vii) by fourteen (14) days after entry of an order confirming the Acceptable Plan of Reorganization, but in no event later than September 4, 2017, consummation of the Acceptable Plan of Reorganization, including irrevocable payment in full in cash of all Obligations on the date of such consummation.

ANNEX E (Section 6.15)
to
CREDIT AGREEMENT

FINANCIAL COVENANTS

The Borrower shall not breach or fail to comply with any of the following financial covenants:

(a)     Minimum Liquidity. Borrower shall not permit Minimum Liquidity to be less than $10,000,000 at any time.

(b)      Performance Within Rolling Budget. At all times following the Closing Date, Borrower shall strictly perform in accordance with the then-approved Rolling Budget, including having made all scheduled payments to Secured Parties as required, subject to the Permitted Variance. The “Permitted Variance” means, initially for the first four weeks after the Closing Date and thereafter on a four-week basis until the Confirmation Date (each such period, a “Testing Period”), an aggregate variance of $2,500,000 on net operating cash flows plus professional fees (both terms as used in the Rolling Budget). The Permitted Variance with respect to each Testing Period shall be determined and reported to the Secured Parties not later than the Friday immediately following the last day of such Testing Period.

ANNEX F (Section 12.09)
to
CREDIT AGREEMENT

NOTICE ADDRESSES

If to the Borrower:	GulfMark Offshore, Inc. 10111 Richmond Avenue, Suite 340 Houston, Texas 77042 United States of America Telefax No.: 1 (713) 963-0541

If to the Lender:	GulfMark Rederi AS Strandgata 5 4307 Sandnes, Norway Att: Trond Forland Email: Trond@gulfmark.no and Att: Su Chang Email: su.chang@gulfmark.com

If to Issuing Bank:	DNB BANK ASA Shipping Offshore & Logistics, Bergen Solheimsgaten 7C 5058 Bergen, Norway Fax No: +47 55 21 19 24 E-mail: MOA@dnb.no

	With a copy to:	Hughes Hubbard & Reed LLP
One Battery Park Plaza New York, NY 10004-1482 Attn: Christopher Kiplok Email: chris.kiplok@hugheshubbard.com

ANNEX G (from Annex A - Commitments definition)
to
CREDIT AGREEMENT

COMMITMENTS AS OF CLOSING DATE

Lender: GulfMark Rederi AS

Initial Term Loan Commitment:	$20,000,000

Additional Term Loan Commitment:	$15,000,000

Total Commitment:	$35,000,000

ANNEX H
to
CREDIT AGREEMENT

FORM OF INTERIM ORDER

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
GULFMARK OFFSHORE, INC.,	:	Case No. 17-11125 (KG)
:
Debtor. [1]	:	Re: Docket No. 14
:
:
x

INTERIM ORDER PURSUANT TO 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1),

364(c)(2), AND 364(e) (I) AUTHORIZING DEBTOR TO (A) OBTAIN POSTPETITION

FINANCING, (B) GRANT SENIOR LIENS AND SUPERPRIORITY

ADMINISTRATIVE EXPENSE STATUS, AND (C) ENTER RELATED AGREEMENT

WITH DNB BANK ASA, (II) MODIFYING THE AUTOMATIC STAY,

(III) SCHEDULING A FINAL HEARING, AND (IV) GRANTING RELATED RELIEF

Upon the motion, dated May 17, 2017 (the “Motion”) (D.I. 14), of GulfMark Offshore, Inc. (the “Debtor”) in the above-captioned chapter 11 case (the “Chapter 11 Case”), for the entry of an order pursuant to sections 362, 363, and 364 of title 11 of the United States Code (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6004, 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and the local bankruptcy rules for the District of Delaware (the “Bankruptcy Local Rules”), seeking:

i.     the Court’s authorization, pursuant to sections 364(c)(1) and (c)(2) of the Bankruptcy Code, for the Debtor to –

1 The last four digits of the Debtor’s federal tax identification number are x6032. The Debtor’s principal mailing address is 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024.

(A)

enter into a senior secured super-priority debtor in possession credit facility (the “DIP Intercompany Facility”) pursuant to that certain Senior Secured Super-Priority Debtor in Possession Credit Agreement among the Debtor, as Borrower, GulfMark Rederi AS (“Rederi”), as Lender, and DNB Bank ASA, (“DNB”) as Issuing Bank (DNB in its capacity as Issuing Bank and Rederi, together, the “Secured Parties”), dated as of May 18, 2017 (the “DIP Intercompany Credit Agreement”, and, collectively with this order (the “Interim Order”), the Final Order (as defined below and, together with the Interim Order, the “DIP Orders”), and all other agreements, documents and instruments delivered or executed in connection therewith, as hereafter amended, supplemented or otherwise modified from time to time consistent with the orders, the “DIP Intercompany Finance Documents”);[2] and

(B)

obtain extensions of credit thereunder on a secured superpriority basis, (1) from the date hereof through and including the Commitment Termination Date (as defined below) (such period, the “Interim Period”), in an aggregate principal amount not to exceed $20,000,000 and (2) if the Final Order is entered by the Court (subject to satisfaction of conditions set forth in the DIP Intercompany Credit Agreement) in an aggregate principal amount not to exceed an additional $15,000,000 (for a total amount of up to $35,000,000), in each case at any time outstanding; provided, that up to $10,000,000 of such funding may be used to cash collateralize any Letters of Credit issued in accordance with the terms of the DIP Intercompany Credit Agreement (all loans, letters of credit, financial accommodations, and other extensions of credit under the DIP Intercompany Finance Documents, the “DIP Intercompany Extensions of Credit”);

2 Capitalized terms used but not otherwise as defined herein shall have the meanings given to them in the DIP Intercompany Credit Agreement.

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ii.

the Court’s authorization for the Debtor to execute the DIP Intercompany Credit Agreement and all other DIP Intercompany Finance Documents, to which it is a party, and to perform such other and further acts as may be necessary or appropriate in connection therewith;

iii.

the Court’s authorization for the Debtor to execute and enter into, and in each case perform such other and further acts as may be necessary or appropriate in connection therewith: (a) the Amended and Restated Parent Guarantee between Debtor and DNB, dated as of May 18, 2017 (the “Parent Guarantee”) with respect to Rederi’s obligations to DNB under the Second Amended and Restated Multi-Currency Credit Facility Agreement, dated as of May 18, 2017 (the “NOK Facility”) and (b) the Consent and Agreement, dated as of May 18, 2017 (the “Consent”), consenting to Rederi’s assignment to DNB, and grant of a security interest to DNB in, all of Rederi’s right, title, and interest in and to the DIP Intercompany Finance Documents and the DIP Orders pursuant to the Assignment and Security Agreement, dated as of May 18, 2017 (the “Collateral Assignment”);

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iv.

the Court’s authorization for the Debtor to use DIP Intercompany Extensions of Credit only in accordance with the terms of the DIP Intercompany Finance Documents and the Rolling Budget (subject to the Permitted Variance);

v.

the Court’s authorization to grant to the Secured Parties, in respect of the DIP Obligations (as defined below), (A) a superpriority administrative claim pursuant to Section 364(c)(1) of the Bankruptcy Code; and (B) first priority Liens on and security interests in the DIP Collateral (as defined below), including the Distribution Account (as defined below), pursuant to Section 364(c)(2) of the Bankruptcy Code, in each case as and to the extent set forth more fully below;

vi.

the modification or waiver by the Court of the automatic stay imposed by Section 362 of the Bankruptcy Code and any other applicable stay (including by virtue of Bankruptcy Rule 6004) to the extent necessary to implement and effectuate the terms and provisions of the DIP Intercompany Facility, this Interim Order, and the other DIP Intercompany Finance Documents and to provide for the immediate effectiveness of this Interim Order;

vii.

the scheduling by the Court of a final hearing (the “Final Hearing”) to consider entry of an order (the “Final Order”) granting the relief requested in the Motion on a final basis and approving the form of notice with respect to the Final Hearing and the transactions contemplated by the Motion; and

viii.	approval of the Final Order.

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Notice of the interim hearing on the Motion (the “Interim Hearing”) having been provided in the manner set forth in the Motion; and the Interim Hearing having been held by the Court on May 18, 2017; and upon the record made by the Debtor in the Motion, in the Declaration of Sachin Lulla in Support of Motion of Debtor for Interim and Final Orders (I) Authorizing Debtor (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), and 364(e), (B) Grant Senior Liens and Superpriority Administrative Status, and (C) Enter Related Agreement With DNB Bank ASA, (II) Modifying the Automatic Stay, (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c), and (IV) Granting Related Relief (D.I. 15) (the “Lulla Declaration”), in the Declaration of Brian J. Fox in Support of the Debtor’s Chapter 11 Petition and Related Requests for Relief (D.I. 8) (the “Fox Declaration”), and at the Interim Hearing; and the Court having considered the Motion, the terms of the DIP Intercompany Facility, the DIP Intercompany Finance Documents, the Parent Guarantee, the Consent, the NOK Facility, the Collateral Assignment, and the evidence submitted at the Interim Hearing; and it appearing that approval of the interim relief requested in the Motion is necessary to avoid immediate and irreparable harm to the Debtor pending the Final Hearing and is otherwise fair and reasonable and in the best interests of the Debtor, its creditors and its estate, and essential for the continued operation of the Debtor’s business; and all objections, if any, to the entry of this Interim Order having been withdrawn, resolved or overruled by the Court; and after due deliberation and consideration, and for good and sufficient cause appearing therefor:

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IT IS HEREBY FOUND AND CONCLUDED AS FOLLOWS:3

A.     Petition Date. On May 17, 2017 (the “Petition Date”), the Debtor filed a voluntary petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Court”). The Debtor has continued in the management and operation of its business and properties as debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Case.

B.     Jurisdiction and Venue. The Court has jurisdiction over this proceeding and the Motion, pursuant to 28 U.S.C. § 1334. Consideration of the Motion constitutes a core proceeding under 28 U.S.C. § 157(b)(2). Venue for the Chapter 11 Case and the proceedings on the Motion is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

C.     Committee Formation. No official committee of unsecured creditors (the “Committee”) has been appointed as of the date hereof.

3 The findings and conclusions set forth in this Interim Order constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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D.     Notice. Notice of the Interim Hearing and the relief requested in the Motion and at the Interim Hearing has been served on: (i) the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”), (ii) all parties known by the Debtor to hold or assert a lien on any asset of the Debtor; (iii) the Office of the United States Attorney General for the District of Delaware; (iv) the Internal Revenue Service, and (v) those creditors holding the 30 largest unsecured claims against the Debtor’s estate on a consolidated basis; (vi) counsel for DNB, (a) Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004 (Attn: Christopher K. Kiplok, Esq. and Anson B. Frelinghuysen, Esq.) and (b) Bayard, P.A., 222 Delaware Avenue, Suite 900, Wilmington, Delaware 19899 (Attn: Erin R. Fay, Esq.); (vii) counsel to GulfMark Rederi AS: (a) Norton Rose Fulbright US LLP, Fulbright Tower, 1301 McKinney, Suite 5100, Houston, TX 77010-3095 (Attn: Jason Lee Boland and William R. Greendyke) and (b) Womble Carlyle Sandridge & Rice, LLP, 222 Delaware Avenue, Suite 1501, Wilmington, DE 19801 (Attn: Matthew Ward); (viii) Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, NY 10005-1413 (Attn: Dennis Dunne, Esq. and Evan R. Fleck, Esq. ) as counsel to the ad hoc group of holders of the Debtor’s 6.375% Senior Notes due 2022 (ix) Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004-2498 (Attn: Michael H. Torkin, Esq.) as counsel to The Royal Bank of Scotland plc, as Agent and Security Agent under that certain Multicurrency Facility, originally dated as of September 26, 2014, as amended, (x) the Securities and Exchange Commission, (xi) the Environmental Protection Agency, (xii) the United States Attorney’s Office for the District of Delaware, (xiii) all relevant state taxing authorities, and (xiv) the office of the attorneys general for the states in which the Debtor operates. Under the circumstances, such notice of the Interim Hearing and the relief requested in the Motion constitutes due, sufficient and appropriate notice and complies with Section 102(1) of the Bankruptcy Code, Bankruptcy Rules 2002 and 4001(b) and (c) and the Bankruptcy Local Rules.

E.     No Control. DNB is not a control person or insider of the Debtor or any of its affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from the DIP Intercompany Facility, the Parent Guarantee, the NOK Facility, the Consent, or the Collateral Assignment.

F.     No Claims or Causes of Action. Subject to paragraph 7 of this Interim Order, as of the date hereof, there exist no claims or causes of action against DNB with respect to, in connection with, related to, or arising from the DIP Intercompany Facility, the Parent Guarantee, the NOK Facility, the Consent, or the Collateral Assignment that may be asserted by the Debtor or, to the Debtor’s knowledge, any other person or entity.

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G.     Immediate Need for Postpetition Financing. The Debtor has requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(c)(2) and the Bankruptcy Local Rules. Good cause has been shown for entry of this Interim Order. An immediate need exists for the Debtor to obtain funds and liquidity in order to continue operations and to administer and preserve the value of its estate. The ability of the Debtor to finance its operations, to preserve and maintain the value of the Debtor’s assets and to maximize the return for all creditors requires the availability of the DIP Intercompany Facility. In the absence of the availability of such funds and liquidity in accordance with the terms hereof, the continued operation of the Debtor’s business would not be possible, and serious and irreparable harm to the Debtor and its estate and creditors would occur. Thus, the ability of the Debtor to preserve and maintain the value of its assets and maximize the return for creditors requires the availability of working capital from the DIP Intercompany Facility.

H.     No Credit Available on More Favorable Terms. The Debtor has been unable to obtain financing on more favorable terms and conditions than those provided in the DIP Intercompany Finance Documents and this Interim Order. Among other things, the Debtor is unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense and also is unable to obtain credit for borrowed money without granting the DIP Liens (as defined below) and the DIP Superpriority Claim (as defined below) to the Secured Parties. Granting the DIP Liens and the DIP Superpriority Claim to the Secured Parties is a condition to DNB’s extension of credit to Rederi under the NOK Facility. The DIP Intercompany Facility is only available to the Debtor on account of the NOK Facility and DNB’s lending to Rederi thereunder.

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I.     Proceeds of the DIP Intercompany Facility and DIP Collateral. All proceeds of the DIP Intercompany Facility and all proceeds of the DIP Collateral shall be segregated and deposited in an account (the “Distribution Account”) and shall be available for further disbursements only in accordance with the terms and conditions of this Interim Order, the DIP Intercompany Credit Agreement, and the Rolling Budget (subject to the Permitted Variance) and for no other purpose; provided, that any proceeds of the DIP Intercompany Facility in connection with the issuance of a Letter of Credit shall be deposited directly into a newly-created account at DNB (the “LC Collateral Account”) in accordance with the terms of the DIP Intercompany Credit Agreement

J.     Extension of Financing. Rederi has indicated a willingness to on-lend the funds it receives from DNB under the NOK Facility (the “Additional NOK Loans”) to the Debtor in accordance with the DIP Intercompany Credit Agreement and the other DIP Intercompany Finance Documents and subject to (i) (a) in the case of $20,000,000 in DIP Intercompany Extensions of Credit, the entry of this Interim Order and (b) in the case of the remaining DIP Intercompany Extensions of Credit available under the DIP Intercompany Finance Documents, entry of the Final Order, (ii) satisfaction of conditions set forth in the DIP Intercompany Credit Agreement, and (iii) findings by this Court that such financing is essential to the Debtor’s estate, that each of the Secured Parties is a good faith financier, and that the Secured Parties’ claims, superpriority claims, security interests and liens and other protections granted pursuant to this Interim Order (and the Final Order) and the DIP Intercompany Facility (including the DIP Superpriority Claim and the DIP Liens) will not be affected by any subsequent reversal, modification, vacatur or amendment of, as the case may be, this Interim Order, the Final Order or any other order, as provided in Section 364(e) of the Bankruptcy Code.

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K.     DIP Intercompany Facility: Business Judgment and Good Faith Pursuant to Section 364(e).

i.     The terms and conditions of the DIP Intercompany Facility, and the fees paid and to be paid thereunder, are fair, reasonable, and the best available under the circumstances, reflect the Debtor’s exercise of prudent business judgment consistent with its fiduciary duties, and are supported by reasonably equivalent value and consideration;

ii.     the DIP Intercompany Facility was negotiated in good faith and at arm’s length between the Debtor and the Secured Parties; and

iii.     the proceeds to be extended under the DIP Intercompany Facility will be so extended in good faith and for valid business purposes and uses, as a consequence of which each of the Secured Parties is entitled to the protection and benefits of Section 364(e) of the Bankruptcy Code.

L.     Parent Guarantee and Consent: Business Judgment and Good Faith Pursuant to Section 363(b), (m).

i.     The terms and conditions of each of the Parent Guarantee and Consent are fair, reasonable, and the best available under the circumstances, reflect the Debtor’s exercise of prudent business judgment consistent with its fiduciary duties, and are supported by reasonably equivalent value and consideration; and

ii.     each of the Parent Guarantee and Consent was negotiated in good faith and at arm’s length between the Debtor and DNB, as a consequence of which DNB is entitled to the protection and benefits of Section 363(m) of the Bankruptcy Code.

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M.     Relief Essential; Best Interest. The relief requested in the Motion (and provided in this Interim Order) is necessary, essential, and appropriate for the continued operation of the Debtor’s businesses and the management and preservation of the Debtor’s assets and property. It is in the best interest of the Debtor’s estate that the Debtor be allowed to enter into the Parent Guarantee, Consent, and the DIP Intercompany Facility and incur the DIP Obligations.

NOW, THEREFORE, on the Motion of the Debtor and the record before this Court with respect to the Motion, including the record made during the Interim Hearing, and with the consent of the Debtor and the Secured Parties, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.     Motion Granted. The Motion is granted on an interim basis in accordance with the terms and conditions set forth in this Interim Order. Any objections to the Motion with respect to entry of this Interim Order to the extent not withdrawn, waived or otherwise resolved, and all reservation of rights included therein, are hereby denied and overruled. The Interim Order shall become effective immediately upon its entry.

2.     Parent Guarantee and Consent.

a.     Parent Guarantee and Consent Obligations, etc. The Debtor is expressly and immediately authorized and empowered to (i) enter into each of the Parent Guarantee and Consent, (ii) execute and/or deliver all other instruments, certificates, agreements and documents related thereto, and (iii) take all actions which may be necessary for the performance by the Debtor under each of the Parent Guarantee and Consent. Each of the Parent Guarantee and Consent shall represent, constitute and evidence, as the case may be, valid and binding obligations of the Debtor, enforceable against the Debtor, its estate and any successors thereto in accordance with its terms. No obligation, payment, or transfer under the Parent Guarantee or Consent as approved under this Interim Order shall be stayed, restrained, voided, voidable or recoverable under the Bankruptcy Code or under any applicable nonbankruptcy law, or subject to any defense, reduction, setoff, recoupment or counterclaim. The term of each of the Parent Guarantee and Consent shall commence on the date of entry of this Interim Order.

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b.     Financial Reporting. The Debtor shall provide to Rederi and DNB, in its role as Issuing Bank, all of the financial reporting required under (and consistent with the requirements contained in) the DIP Intercompany Credit Agreement.

c.     Expenses. The Debtor shall reimburse each Secured Party for its reasonable fees and costs incurred in connection with the DIP Obligations as and to the extent required under the DIP Intercompany Finance Documents, provided, however, that copies of all invoices of professional fees and expenses to be paid pursuant to this paragraph 2(c) shall be submitted to the U.S. Trustee and the proposed counsel to the Committee, if any, and the Debtor, the U.S. Trustee, the Ad Hoc Noteholder Group, and the Committee shall have ten (10) days following their receipt of such invoices to object to the reasonableness of the fees and expenses included in any such invoice. If any such objection is not resolved within seven (7) days after any such objection is interposed, a hearing with respect thereto shall be conducted at a regularly-scheduled omnibus hearing in the Chapter 11 Case; provided, however, that the Debtor shall pay any undisputed portion of such fees, costs, and expenses in the interim period.

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3.     DIP Intercompany Facility.

a.     DIP Obligations, etc. The Debtor is expressly and immediately authorized and empowered to (i) enter into the DIP Intercompany Facility and to incur and to perform the DIP Obligations in accordance with and subject to this Interim Order (and, upon its entry, the Final Order) and the other DIP Intercompany Finance Documents, (ii) execute and/or deliver all DIP Intercompany Finance Documents and all other instruments, certificates, agreements and documents related thereto, and (iii) take all actions which may be necessary for the performance by the Debtor under the DIP Intercompany Facility, including the creation and perfection of the DIP Liens described and provided for herein. The Debtor is hereby authorized and directed to pay all principal, interest, fees and expenses, indemnities and other amounts described herein and in the other DIP Intercompany Finance Documents as such shall accrue and become due thereunder (collectively, all loans, advances, reimbursement obligations, extensions of credit, financial accommodations, fees, expenses and other liabilities and obligations (including indemnities and similar obligations) in respect of DIP Intercompany Extensions of Credit, the DIP Intercompany Facility, and the DIP Intercompany Finance Documents, the “DIP Obligations”). The DIP Intercompany Finance Documents and all DIP Obligations shall represent, constitute and evidence, as the case may be, valid and binding obligations of the Debtor, enforceable against the Debtor, its estate and any successors thereto in accordance with their terms. No obligation, payment, transfer or grant of security under the DIP Intercompany Finance Documents as approved under this Interim Order shall be stayed, restrained, voided, voidable or recoverable under the Bankruptcy Code or under any applicable nonbankruptcy law, or subject to any defense, reduction, setoff, recoupment or counterclaim. The term of the DIP Intercompany Facility shall commence on the date of entry of this Interim Order and end on the Commitment Termination Date, subject to the terms and conditions set forth herein, in the Final Order (once entered) and in the other DIP Intercompany Finance Documents, including the protections afforded a party acting in good faith under Section 364(e) of the Bankruptcy Code.

b.     Authorization to Borrow, etc. In order to continue to operate its business, subject to the terms and conditions of this Interim Order and the other DIP Intercompany Finance Documents, the Debtor is hereby authorized to borrow under the DIP Intercompany Facility during the Interim Period up to an aggregate principal amount of $20,000,000 only for the purposes set forth in the DIP Intercompany Finance Documents and the applicable Rolling Budget (subject to the Permitted Variance). The Debtor is authorized to guarantee repayment of Rederi’s obligations under the NOK Facility under the terms of the Parent Guarantee; provided, however, that notwithstanding anything in this Interim Order or in the Parent Guarantee to the contrary, the Debtor’s obligations under the Parent Guarantee shall not be entitled to priority as administrative expenses of the Debtor’s estate or otherwise.

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c.     Conditions Precedent. The Secured Parties shall have no obligation to make any DIP Extension of Credit or any other financial accommodation under the DIP Intercompany Finance Documents unless all conditions precedent to making DIP Intercompany Extensions of Credit under the DIP Intercompany Finance Documents have been satisfied or waived in accordance with the terms of the DIP Intercompany Finance Documents, including, for the avoidance of doubt, the conditions that (i) Rederi and DNB shall have entered into the NOK Facility and there is no Default or Event of Default thereunder and (ii) the Debtor and its affiliates have not obtained any other additional financing unless such financing pays off the DIP Intercompany Facility and the Additional NOK Loans in full in cash and all commitments in respect thereof are terminated.

d.     DIP Collateral. As used herein, “DIP Collateral” shall mean (i) the Distribution Account, (ii) 65% of the voting equity and 100% of the non-voting equity in GulfMark Capital, LLC, GulfMark Foreign Investments, and GM Offshore, Inc., and (iii) cash collateral securing Letters of Credit issued by DNB funded with proceeds of DIP Intercompany Extensions of Credit pursuant to the DIP Intercompany Credit Agreement. Upon entry of the Final Order, the DIP Collateral shall include the proceeds of the Debtor’s claims under sections 544, 545, 547 and 548 of the Bankruptcy Code.

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e.     DIP Liens. As security for the DIP Obligations, effective immediately upon the entry of this Interim Order, the Secured Parties are hereby granted pursuant to Section 364(c)(2) of the Bankruptcy Code, valid, enforceable, perfected and non-avoidable Liens on and security interests in the DIP Collateral, which liens and security interests shall be first priority Liens and security interests therein, subject only to the Carve-Out and except as otherwise permitted by the DIP Intercompany Credit Agreement (all liens and security interests granted to the Secured Parties pursuant to this Interim Order, any Final Order and the other DIP Intercompany Finance Documents, the “DIP Liens”).

f.     Other Provisions Relating to the DIP Liens. The DIP Liens shall secure all of the DIP Obligations. Except with respect to the Carve-Out and as otherwise permitted by the DIP Intercompany Credit Agreement, the DIP Liens shall not, without the consent of the Secured Parties, be made subject or subordinate to, or pari passu with, any other Lien or security interest by any court order heretofore or hereafter entered in the Chapter 11 Case, and shall be valid and enforceable against any trustee appointed in the Chapter 11 Case, upon the conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, or in any other proceedings involving the Debtor related to any of the foregoing (such case or proceeding, “Successor Case”), and/or upon the dismissal of the Chapter 11 Case. The DIP Liens shall not be subject to Sections 510, 549, 550 or 551 of the Bankruptcy Code.

g.     Superpriority Administrative Claim Status. The DIP Obligations shall, pursuant to Section 364(c)(1) of the Bankruptcy Code, at all times constitute an allowed superpriority claim (the “DIP Superpriority Claim”) of the Secured Parties, and be payable from and have recourse to all DIP Collateral and all other assets and property of the Debtor. All right, title and interest in the DIP Superpriority Claim shall be collaterally assigned from Rederi to DNB pursuant to the Collateral Assignment. Other than the Carve-Out, no costs or expenses of administration, including, without limitation, professional fees allowed and payable under Sections 328, 330 and 331 of the Bankruptcy Code, or otherwise, that have been or may be incurred in this proceeding or in any Successor Case, and no priority claims are, or will be, senior to, prior to or pari passu with the DIP Liens, the DIP Superpriority Claim, or any of the DIP Obligations.

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h.     No Set Off. The DIP Obligations shall not be subject to set off on account of any pre-petition indebtedness of Rederi or for any other reasons.

4.     Authorization and Approval to Use Proceeds of DIP Intercompany Facility. Subject to the terms and conditions of this Interim Order and the other DIP Intercompany Finance Documents, the Debtor is authorized during the Interim Period to request and use proceeds of the DIP Intercompany Extensions of Credit in an aggregate principal amount not to exceed $20,000,000. Notwithstanding anything herein to the contrary, subject only to the Debtor’s rights under paragraph 16(b) hereof, the Debtor’s right to request or use proceeds of DIP Intercompany Extensions of Credit shall terminate on the Commitment Termination Date. Nothing in this Interim Order shall authorize the disposition of any assets of the Debtor or its estate or other proceeds resulting therefrom outside the ordinary course of business, except as permitted herein (subject to any required Court approval).

5.     Distribution Account. All proceeds of the DIP Intercompany Facility and all proceeds of the DIP Collateral shall be deposited in the Distribution Account and shall be available for further disbursements only in accordance with the terms and conditions of this Interim Order, the DIP Intercompany Finance Documents, and the Rolling Budget (subject to the Permitted Variance) and in no other manner and for no other purpose.

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6.     Budget Maintenance. The use of DIP Intercompany Extensions of Credit under the DIP Intercompany Facility shall be in accordance with the Rolling Budget (subject to the Permitted Variance) and the terms and conditions set forth in the DIP Intercompany Finance Documents. The Rolling Budget and any modification to, or amendment or update of, the Rolling Budget shall be subject to the approval of, and in form and substance reasonably acceptable to, the Secured Parties, in each of their sole discretion. Copies of any such amended budget shall be provided to the U.S. Trustee, the Ad Hoc Noteholder Group, and proposed counsel for any Committee, if any.

7.     Effect of Stipulations on Third Parties. The stipulations, admissions, and releases contained in paragraph F of this Interim Order shall be immediately binding upon the Debtor, its affiliates, and any of their respective successors in all circumstances, except in the event of a Successful Challenge (as defined below). The stipulations, admissions, and releases contained in paragraph F of this Interim Order shall be binding upon all other parties in interest, including, without limitation, any Committee, any chapter 7 or chapter 11 trustee appointed or elected for the Debtor, and any other person or entity acting (or purporting to act) on behalf of the Debtor’s estate, in all circumstances, unless and except to the extent that, (i) upon notice to the Debtor, a party in interest with proper standing (which has been granted by order of the Court or another court of competent jurisdiction) has timely filed an adversary proceeding or contested matter by no later than the earlier of (a) seventy-five (75) calendar days after the date of entry of this Interim Order for parties in interest other than the Committee, (b) sixty (60) calendar days after the Committee is formed for the Committee, and (c) the date of which a plan of reorganization is confirmed (the “Investigation Termination Date”), (A) challenging the stipulation that no claims or causes of action against DNB exist or (B) otherwise asserting or prosecuting any action for preferences, fraudulent transfers, or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests, or defenses to the extent released by the Debtor under paragraph F of this Interim Order (the “Claims”) against DNB or its affiliates, representatives, attorneys, or advisors in connection with matters related to the NOK Facility, and (ii) the Court enters a final, non-appealable order ruling in favor of the plaintiff sustaining any such Claims in any such duly filed adversary proceeding or contested matter (a “Successful Challenge”); provided, however, that any Claim shall set forth with specificity the basis for such Claim and any Claim not so specified prior to the expiration of the Investigation Termination Date shall be forever deemed waived, released, and barred; provided, further, that if the Debtor’s chapter 11 case is converted to a case under chapter 7 or if a chapter 11 trustee is appointed and, in either case, such conversion or appointment occurs prior to the Investigation Termination Date, then the Investigation Termination Date shall be extended for an additional thirty (30) days solely with respect to such chapter 7 trustee or chapter 11 trustee, as the case may be. If any such adversary proceeding or contested matter is timely filed, the stipulations and admissions contained in paragraph F of this Interim Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any Committee and on any other person or entity, except to the extent that such findings and admissions were expressly challenged in such adversary proceeding or contested matter prior to the Investigation Termination Date in accordance with this Interim Order. Nothing in this Interim Order vests or confers on any “person” (as defined in the Bankruptcy Code), including any Committee, standing or authority to bring, pursue, or settle any cause of action belonging to the Debtor or its estate and, subject to entry of a Final Order, an order of the Court conferring such standing on the Committee or other party-in-interest shall be a prerequisite for the filing of and prosecution of Claims by the Committee or such other party-in-interest.

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8.     DIP Lien Perfection. This Interim Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of the DIP Liens without the necessity of filing or recording any financing statement, deed of trust, mortgage, or other instrument or document that may otherwise be required under the law of any jurisdiction or the taking of any other action to validate or perfect the DIP Liens or to entitle the DIP Liens to the priorities granted herein. Notwithstanding the foregoing, the Secured Parties may file such financing statements, deeds of trust, mortgages, security agreements, notices of liens and other similar documents, and is hereby granted relief from the automatic stay of Section 362 of the Bankruptcy Code in order to do so, and all such financing statements, deeds of trust, mortgages, security agreements, notices and other agreements or documents shall be deemed to have been filed or recorded at the time and on the date of the commencement of the Chapter 11 Case. The Debtor shall execute and deliver to the Secured Parties all such financing statements, mortgages, security agreements, notices and other documents as the Secured Parties may reasonably request to evidence, confirm, validate or perfect, or to insure the contemplated priority of, the DIP Liens. The Secured Parties may file a photocopy of this Interim Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which the Debtor has real or personal property and, in such event, the subject filing or recording officer shall be authorized to file or record such copy of this Interim Order.

9.     Collateral Rights; Limitations in Respect of Subsequent Court Orders. Without limiting any other provisions of this Interim Order, unless permitted under the DIP Intercompany Finance Documents and until such time as the DIP Obligations are indefeasibly paid in full in cash and all commitments in respect of the DIP Intercompany Finance Documents are terminated, it shall be an Event of Default if an order is entered in this Chapter 11 Case, or in any Successor Case, which authorizes the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other lien on all or any portion of the DIP Collateral and/or entitled to priority administrative status which is superior to or pari passu with those granted pursuant to this Interim Order to or for the benefit of the Secured Parties.

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10.     Proceeds of Subsequent Financing. Without limiting the provisions and protections of paragraph 15 hereof, if at any time, unless substantially contemporaneously therewith, there has been an indefeasible repayment and satisfaction in full in cash of all DIP Obligations and all commitments in respect of the DIP Intercompany Finance Documents are terminated (including the cash collateralization of all Letters of Credit in accordance with the DIP Intercompany Finance Documents or other backstop arrangements reasonably satisfactory to DNB have been made), and the termination of the Secured Parties’ obligations to make DIP Intercompany Extensions of Credit, including subsequent to the confirmation of any Chapter 11 plan or plans (the “Plan”) with respect to the Debtor, the Debtor’s estate, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed, shall obtain credit or incur debt in violation of this Interim Order or the other DIP Intercompany Finance Documents, then all of the cash proceeds derived from such credit or debt and all cash proceeds of DIP Collateral shall immediately be turned over to the Secured Parties for application in accordance with the DIP Intercompany Finance Documents and paragraph 17 hereof.

11.     Cash Management. The Debtor’s cash management system shall at all times comply with the terms of the DIP Intercompany Finance Documents or orders of the Court. Rederi shall be deemed to have “control” over the Distribution Account and its Lien in the Distribution Account and the funds therein shall be perfected for all purposes of perfection under the Uniform Commercial Code. Until the occurrence of an Event of Default and the exercise of the Secured Parties’ rights and remedies with respect thereto, all amounts collected in the Distribution Account may be used in accordance with this Interim Order, the other DIP Intercompany Finance Documents, and the applicable Rolling Budget (subject to the Permitted Variance); after the occurrence and during the continuance of an Event of Default and the exercise of the Secured Parties’ rights and remedies with respect thereto, subject only to the Debtor’s rights under paragraph 16(b) hereof, all such amounts shall be applied in accordance with paragraph 17 hereof. DNB shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and its Lien in the LC Collateral Account and the funds therein shall be perfected for all purposes of perfection under the Uniform Commercial Code.

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12.     Intercompany Obligations. To the extent the Debtor owes any Indebtedness (as defined in the DIP Intercompany Facility Agreement) to any other subsidiary or affiliate of the Debtor (the “Intercompany Obligations”), including pursuant to the Cash Management Order, such Intercompany Obligations shall be subordinated to the DIP Obligations until the DIP Obligations are indefeasibly repaid in full in cash and all commitments in respect of the DIP Intercompany Finance Documents are terminated.

13.     Disposition of Collateral. Until the DIP Obligations are indefeasibly repaid in full in cash and all commitments in respect of the DIP Intercompany Finance Documents are terminated, the Debtor shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral, except as permitted by the DIP Intercompany Finance Documents.

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14.     Survival of Certain Provisions. In the event of the entry of any order converting this Chapter 11 Case into a Successor Case, the DIP Liens and the DIP Superpriority Claim shall continue in this proceeding and in any Successor Case, and such DIP Liens and DIP Superpriority Claim shall maintain their respective priorities as provided by this Interim Order.

15.     Carve-Out.  All Liens and the Superpriority Claims granted herein, and any other liens, claims, or interest of any person, shall be subject and subordinate to the Carve-Out.  “Carve-Out” shall mean the sum of (i) all fees required to be paid to the Clerk of the Court and to the U.S. Trustee under section 1930(a) of title 28 of the United States Code, together with the statutory rate of interest (without regard to the notice set forth in (ii) below, and without regard to any Rolling Budget); (ii) upon the Commitment Termination Date, to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtor pursuant to section 327, 328, or 363 of the Bankruptcy Code or any statutory committee appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code (collectively, the “Professional Persons”), whether such fees were incurred before or on the date of delivery by the Secured Parties of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”); and (iii) after the date of delivery of the Carve-Out Trigger Notice (the “Trigger Date”), to the extent incurred after the Trigger Date, the payment of Professional Fees of Professional Persons in an aggregate amount not to exceed $1,500,000 (the amount set forth in this clause (iii) being the “Post Carve-Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean written notice by the Secured Parties to the Debtor, its lead counsel, the U.S. Trustee, and lead counsel for the Committee, delivered upon the occurrence of a Commitment Termination Date under this Interim Order, stating that the Post Carve-Out Trigger Notice Cap has been invoked. The ability of any party to object to the fees, expenses, reimbursement, or compensation described above shall not be impaired by the terms of the Carve-Out. For the avoidance of doubt, subject to clause (i) of this paragraph 15, only Professional Persons shall be entitled to payment from the funds constituting the Carve-Out, provided that the Secured Parties shall be entitled to assert an interest in the funds constituting the Carve-Out after payment of the fees and expenses of Professional Person that are payable from the Carve-Out and allowed on a final basis by the Court and paid in full.

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16.     Events of Default; Rights and Remedies Upon Event of Default.

a.     Any automatic stay otherwise applicable to the Secured Parties is hereby modified so that, upon and after the occurrence of the Commitment Termination Date, the Secured Parties shall, subject to subparagraph (b) of this paragraph 16, be immediately entitled to exercise all of their rights and remedies in respect of the DIP Collateral in accordance with this Interim Order and the other DIP Intercompany Finance Documents. The term “Commitment Termination Date” shall mean, during the Interim Period, the earlier to occur of (i) five (5) Business Days after the Final Hearing concludes and no Final Order has been entered by such date, unless extended by mutual agreement of the Debtor and the Secured Parties; and (ii) the Maturity Date.

b.     Notwithstanding the foregoing subparagraph (a) of this paragraph 16, immediately upon occurrence of an Event of Default, the Secured Parties may, upon five (5) Business Days’ prior written notice (the “Notice Period”) to the Debtor, counsel to the Debtor, counsel for any Committee appointed in the Chapter 11 Case, and the U.S. Trustee, declare that: (i) all Commitments of the Secured Parties to provide any DIP Intercompany Extensions of Credit shall be suspended; (ii) the Debtor shall have no right to request or use any proceeds of any DIP Intercompany Extensions of Credit (including, for the avoidance of doubt, any funds in the Distribution Account or LC Collateral Account) other than towards the satisfaction of the DIP Obligations, as provided in the applicable DIP Intercompany Finance Documents; and (iii) the Secured Parties shall be permitted to apply all proceeds of the DIP Collateral in accordance with the terms of this Interim Order and the DIP Intercompany Finance Documents. Notwithstanding anything herein to the contrary, upon an Event of Default, the Debtor and any Committee shall be entitled to seek an emergency hearing before this Court for appropriate relief. If the Debtor does not contest the occurrence of the Event of Default within the Notice Period, or if the Debtor does timely contest the occurrence of an Event of Default and the Court after notice and a hearing declines to stay the enforcement thereof, the Commitment Termination Date shall be deemed to have occurred for all purposes and the automatic stay, as to the Secured Parties, shall automatically terminate in all respects.

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c.     Upon the occurrence of the Commitment Termination Date (but subject, only in the case of the occurrence of the Commitment Termination Date resulting from an Event of Default, to the provisions of paragraph 16(b) hereof), the Secured Parties are authorized to exercise all remedies and proceed under the applicable DIP Intercompany Finance Documents. All proceeds realized in connection with the exercise of the rights and remedies of the Secured Parties shall be turned over and applied in accordance with paragraph 17 hereof.

d.     The automatic stay imposed under Section 362(a) of the Bankruptcy Code is hereby modified pursuant to the terms of the DIP Intercompany Finance Documents as necessary to (i) permit the Debtor to incur all DIP Obligations and all liabilities and obligations hereunder and under the other DIP Intercompany Finance Documents, as the case may be, and (ii) authorize the Secured Parties to retain and apply payments, and otherwise enforce its rights and remedies hereunder subject to the provisions of paragraph 16(b) hereof.

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e.     Nothing included herein shall prejudice, impair, or otherwise affect the Secured Parties’ rights to seek any supplemental relief in respect of the Debtor, nor the Secured Parties’ rights to suspend or terminate the making of DIP Intercompany Extensions of Credit if permitted under the terms of the applicable DIP Intercompany Finance Documents.

17.     Applications of Proceeds of Collateral, Payments and Collections. Subject to the Debtor’s rights under paragraph 16(b) hereof, upon and after the occurrence of the Commitment Termination Date, all proceeds of DIP Collateral, whenever received, shall be paid and applied to permanently and indefeasibly repay and reduce the DIP Obligations then due and owing in accordance with the DIP Intercompany Finance Documents, until paid and satisfied in full in cash. Without limiting the generality of the foregoing, all proceeds of DIP Collateral shall be paid to the Secured Parties in accordance with Section 9.10 of the DIP Intercompany Credit Agreement.

18.     Proofs of Claim, etc. None of the Secured Parties shall be required to file proofs of claim or notices of administrative expense claims in the Chapter 11 Case or any Successor Case for any claim allowed herein. Notwithstanding any order entered by the Court in relation to the establishment of a bar date in the Chapter 11 Case or any Successor Case to the contrary, each Secured Party is hereby authorized and entitled, in its sole and absolute discretion, but not required, to file (and amend and/or supplement, as it sees fit) a notice of administrative expense claim in the Chapter 11 Case or any Successor Case for any claim allowed herein. Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation administrative claims) in the Chapter 11 Case or any Successor Case shall not apply to Rederi, in its capacity as lender, or DNB, in its capacity as Issuing Bank, under the DIP Intercompany Facility.

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19.     Collateral Assignment. If DNB exercises its rights and remedies with respect to the Collateral Assignment, DNB shall be deemed the assignee of Rederi and shall be permitted to exercise all rights and remedies, and shall be entitled to all benefits, of Rederi set forth herein and in the DIP Intercompany Finance Documents with respect to the DIP Collateral and otherwise.

20.     Joint and Several Liability. If any Affiliate of the Debtor becomes a debtor under chapter 11 of the Bankruptcy Code, the Debtor shall contemporaneously with commencing such chapter 11 case, file a motion seeking an order (i) authorizing each such Affiliate to become a joint and several borrower under the DIP Intercompany Facility and (ii) providing that this Interim Order applies to each such Affiliate as if it were originally included in the definition of “Debtor” in this Interim Order; provided that the rights of all parties in interest to object to such motion shall be preserved in all respects and all parties in interest shall have seven business days’ notice of such motion prior to the deadline for objections thereto.

21.     Other Rights and Obligations.

a.     Good Faith Under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order. Based on the findings set forth in this Interim Order and in accordance with Section 364(e) of the Bankruptcy Code, which is applicable to the DIP Intercompany Facility as approved by this Interim Order, in the event any or all of the provisions of this Interim Order are hereafter modified, amended or vacated by a subsequent order of this Court or any other court, the Secured Parties are entitled to the protections provided in Section 364(e) of the Bankruptcy Code, and no such appeal, modification, amendment or vacation shall affect the validity and enforceability of any advances made hereunder or the liens or priority authorized or created hereby. Notwithstanding any such modification, amendment or vacation, any claim granted to the Secured Parties hereunder arising prior to the effective date of such modification, amendment or vacation of any DIP Liens or of the DIP Superpriority Claim granted to or for the benefit of the Secured Parties shall be governed in all respects by the original provisions of this Interim Order, and the Secured Parties shall be entitled to all of the rights, remedies, privileges and benefits, including the DIP Liens and the DIP Superpriority Claim granted herein, with respect to any such claim. Because the DIP Intercompany Extensions of Credit are made in reliance on this Interim Order, the DIP Obligations incurred by the Debtor or owed to the Secured Parties prior to the effective date of any stay, modification or vacation of this Interim Order shall not, as a result of any subsequent order in the Chapter 11 Case or in any Successor Case, be disallowed or subordinated, lose their lien priority or superpriority administrative expense claim status, or be deprived of the benefit of the status of the liens and claims granted to the Secured Parties under this Interim Order.

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b.     Binding Effect. The provisions of this Interim Order shall be binding upon and inure to the benefit of the Secured Parties, the Debtor, the Committee (if any) and each other party in interest in the Chapter 11 Case, and their respective successors and assigns (including any chapter 7 or chapter 11 trustee or other fiduciary hereinafter appointed as a legal representative of the Debtor or with respect to the property of the estate of the Debtor) whether in the Chapter 11 Case, in any Successor Case (including any examiner appointed in the Chapter 11 Case), or upon dismissal of any such Chapter 11 or Chapter 7 case.

c.     No Waiver. The failure of the Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the DIP Intercompany Finance Documents or otherwise, as applicable, shall not constitute a waiver of the Secured Parties’ rights hereunder, thereunder, or otherwise. Notwithstanding anything herein, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair any of the rights, claims, privileges, objections, defenses or remedies of the Secured Parties under the Bankruptcy Code or under non-bankruptcy law against any other person or entity in any court, including, without limitation, the rights (i) to request conversion of the Chapter 11 Case to a case under Chapter 7, dismissal of the Chapter 11 Case, or the appointment of a trustee in any of the Chapter 11 Case, or (ii) to propose, subject to the provisions of Section 1121 of the Bankruptcy Code, a Plan, or (iii) to exercise any of its rights, claims or privileges (whether legal, equitable or otherwise).

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d.     No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect, third party or incidental beneficiary.

e.     No Marshaling. The Secured Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral.

f.     Full Agreement. The failure to include or reference any term of the DIP Intercompany Finance Documents, Parent Guarantee, or Consent in this Order shall not diminish or impair the effectiveness of such provisions of the DIP Intercompany Finance Documents, Parent Guarantee, or Consent, which shall be approved and enforceable in their entirety.

g.     Amendment. Subject to the terms of the DIP Intercompany Credit Agreement, the Debtor and the Secured Parties may amend, modify, supplement or waive any provision of the DIP Intercompany Finance Documents without further notice to or approval of the Court, unless such amendment, modification, supplement or waiver (i) increases the interest rate (other than as a result of the imposition of the default rate) or fees charged in connection with the DIP Intercompany Facility, (ii) increases the commitments of Rederi to make DIP Intercompany Extensions of Credit under the DIP Intercompany Finance Documents, (iii) provides for additional Events of Default, or (iv) changes the Commitment Termination Date. Except as otherwise provided herein, no waiver, modification, or amendment of any of the provisions hereof shall be effective unless, subject to the terms of the DIP Intercompany Credit Agreement, set forth in writing, signed by, or on behalf of, the Debtor and the Secured Parties and approved by the Court after notice to parties in interest.

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h.     Priority of Terms. To the extent of any conflict between or among (i) the express terms or provisions of any of the DIP Intercompany Finance Documents, the Motion, any other order of this Court, or any other agreements, on the one hand, and (b) the terms and provisions of this Interim Order, on the other hand, unless such term or provision herein is phrased in terms of “as defined in” or “as set forth in” the DIP Intercompany Credit Agreement, the terms and provisions of this Interim Order shall govern.

i.     Survival of Interim Order. The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered (i) confirming any Plan in the Chapter 11 Case, (ii) converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, (iii) to the extent authorized by applicable law, dismissing the Chapter 11 Case, (iv) withdrawing of the reference of the Chapter 11 Case from this Court or (v) providing for abstention from handling or retaining of jurisdiction of the Chapter 11 Case in this Court. The terms and provisions of this Interim Order, including the DIP Liens and DIP Superpriority Claim granted pursuant to this Interim Order shall continue in full force and effect notwithstanding the entry of such order, and such DIP Liens and DIP Superpriority Claim shall maintain their priority as provided by this Interim Order and the other DIP Intercompany Finance Documents (as the case may be), until all of the DIP Obligations have been indefeasibly paid and satisfied in full in cash and discharged.

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j.     Enforceability. This Interim Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 and shall take effect and be fully enforceable immediately upon execution hereof.

k.     Waiver of any Applicable Stay. Any applicable stay (including, without limitation, under Bankruptcy Rule 6004(h)) is hereby waived and shall not apply to this Interim Order.

l.     Bankruptcy Rule 6003. The requirements of Bankruptcy Rule 6003 are satisfied by the contents of the Motion.

m.     Headings. Section headings used in this Interim Order are for convenience only and are meant to affect the construction of or to be taken into consideration in interpreting this Interim Order.

n.     Limitation of Liability. In determining to make any loan or other extension of credit under the DIP Intercompany Credit Agreement or in exercising any rights or remedies as and when permitted pursuant to this Interim Order, the DIP Intercompany Finance Documents, the Parent Guarantee, the Consent, the NOK Facility, and the Collateral Assignment, each of the Secured Parties shall not shall not solely by reason thereof (i) be deemed to be in “control” of the operations of the Debtor; (ii) owe any fiduciary duty to the Debtor, its creditors, shareholders or estate; or (iii) be deemed to be acting as a “Responsible Person” or “Owner” or “Operator” with respect to the operation or management of the Debtor (as such terms or similar terms are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601, et seq., as amended, or any similar federal or state statute).

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22.     Provision During RBS Forbearance Negotiations.  Notwithstanding anything to the contrary in this Interim Order or any order approving the relief requested in the Cash Management Motion [D.I. 7], Debtor shall not, without the prior written consent of the agent under the Multicurrency Facility (as defined in the Motion) (which consent may be evidenced by an email of counsel), permit GulfMark Management, Inc. (“GulfMark Management”), GulfMark Americas Inc. (“GulfMark Americas”), or any of GulfMark Americas’ direct and indirect subsidiaries (collectively with GulfMark Management and GulfMark Americas, the “Americas Entities”) to: (a) become a party to the DIP Intercompany Facility or any other debtor-in-possession financing facility; (b) grant, incur, or seek to grant or incur any administrative claim or liability under section 364 of the Bankruptcy Code to any person or entity; (c) with the exception of existing ordinary course transactions with parties other than the Debtor and its direct and indirect subsidiaries, sell, transfer, lease, abandon, or otherwise dispose of any assets; (d) pledge or encumber any assets, including to secure any debtor-in-possession financing of the Debtor or any of its direct or indirect subsidiaries, other than statutory mechanic’s, materialman’s, or similar liens incurred in the ordinary course of business; or (e) make any payments or transfers, to the Debtor or any of its direct and indirect subsidiaries (other than GulfMark Americas and its direct and indirect subsidiaries), including, intercompany loans, dividends or distributions; provided that for so long as the cash in the GulfMark Operating Account exceeds $3 million, the Americas Entities may repay Intercompany Loans (as defined in the Cash Management Motion) to the Debtor in an aggregate amount not to exceed the aggregate amount of cash actually received by the Americas Entities in respect of such Intercompany Loans after the Commencement Date. This paragraph 22 shall be null and void upon the earlier of (a) the chapter 11 filing of GulfMark Americas or (b) the 15th day after the Commencement Date.

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23.     Final Hearing.

f.     The Final Hearing to consider entry of the Final Order and final approval of the DIP Intercompany Facility is scheduled for June 16, 2017, at 9:00 a.m., prevailing Eastern Time at the United States Bankruptcy Court for the District of Delaware. If no objections to the relief sought in the Final Hearing are filed and served in accordance with this Interim Order, no Final Hearing may be held, and a separate Final Order may be presented by the Debtor and entered by this Court.

g.     The Debtor shall serve copies of this Interim Order within 48 hours of its entry (which shall constitute adequate notice of the Final Hearing) to the parties having been given notice of the Interim Hearing, to any party that has filed a request for notices with this Court and to any Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed.

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h.     Responses or objections, if any, to the relief sought at the Final Hearing must be (i) in writing; (ii) signed by counsel or attested to by the objecting party; (iii) in conformity with the Bankruptcy Rules and the Local Bankruptcy Rules; (iv) filed with the Clerk of the United States Bankruptcy Court for the District of Delaware; and (v) served on: (a) the Debtor, 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024 (Attn: Cindy Muller, Esq., cindy.muller@gulfmark.com); (b) proposed counsel for the Debtor, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn:  Gary T. Holtzer, Esq., gary.holtzer@weil.com; Ronit J. Berkovich, Esq., ronit.berkovich@weil.com; and Debora A. Hoehne, Esq., debora.hoehne@weil.com); (c) proposed local counsel to the Debtor, Richards, Layton & Finger, P.A., 920 North King Street, Wilmington, Delaware 19801 (Attn: Mark D. Collins, Esq., Collins@rlf.com; and Zachary I. Shapiro, Esq., Shapiro@rlf.com); (d) counsel to any statutory committee appointed in these cases; (e) counsel for DNB, (x) Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004 (Attn: Anson B. Frelinghuysen, Esq., anson.frelinghuysen@hugheshubbard.com) and (y) Bayard, P.A., 222 Delaware Avenue, Suite 900, Wilmington, Delaware 19899 (Attn: Erin R. Fay, Esq.); (f) the U.S. Trustee (Attn: Mark Kenney, Esq., mark.kenney@usdoj.gov); (g) counsel to GulfMark Rederi AS: (a) Norton Rose Fulbright US LLP, Fulbright Tower, 1301 McKinney, Suite 5100, Houston, TX 77010-3095 (Attn: Jason Lee Boland, Esq., jason.boland@nortonrosefulbright.com; and William R. Greendyke, Esq., william.greendyke@nortonrosefulbright.com) and (b) Womble Carlyle Sandridge & Rice, LLP, 222 Delaware Avenue, Suite 1501, Wilmington, DE 19801 (Attn: Matthew Ward, Esq., MaWard@wcsr.com); and (h) any other party that has filed a request for notices with this Court, in each case to allow actual receipt by the foregoing no later than June 9, 2017 at 4:00 p.m., prevailing Eastern Time.

i.     Retention of Jurisdiction. The Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

Dated:	Wilmington, Delaware
May 18, 2017
/s/ Kevin Gross
THE HONORABLE KEVIN GROSS UNITED STATES BANKRUPTCY JUDGE

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ANNEX I (Article 10)
to
CREDIT AGREEMENT

FORM OF DIP INTERCOMPANY ASSIGNMENT AGREEMENT

(Please see attached.)

EXECUTION VERSION

ASSIGNMENT AND SECURITY AGREEMENT

This ASSIGNMENT AND SECURITY AGREEMENT, dated as of May 18 2017, is made by GULFMARK REDERI AS, a company organized under the laws of Norway with a principal place of business at Strandgata 5, 4307 Sandnes, Norway and with organization number 979 212 658 (“Rederi”), as grantor (in such capacity, the “Grantor”), in favor of DNB BANK ASA, a company organized under the laws of Norway, acting through its offices at Solheimsgaten 7C, 5058 Bergen, Norway and with organization number 984 851 006 (“DNB”), as agent for the Finance Parties (in such capacity, the “Agent”).

PRELIMINARY STATEMENTS:

(1)     Substantially concurrently herewith, the Agent has entered into that certain Second Amended and Restated Multi-Currency Credit Facility Agreement, originally dated December 27, 2012, as amended and restated as of October 23, 2014 and as further amended and restated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), with Rederi, as borrower thereunder (in such capacity, the “Borrower”), the banks and financial institutions party thereto from time to time as lenders, and DNB, as arranger. The Grantor will receive the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and the other Finance Documents.

(2)     It is a condition precedent to the making of the Loans by the Lenders under the Credit Agreement that the Grantor shall have granted the assignment and security interest contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make the Loans under the Credit Agreement, the Grantor hereby agrees as follows:

SECTION 1. Assignment. The Grantor hereby assigns to the Agent (for the benefit of the Finance Parties), and hereby grants to the Agent (for the benefit of the Finance Parties) a security interest in, all of the Grantor’s right, title and interest in and to the following (collectively, the “Collateral”): each of the agreements listed on Schedule I hereto, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), and, to the extent permitted under applicable law, the Lending Orders, including, without limitation, (i) all rights of the Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements and the Lending Orders, (ii) all rights of the Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements and the Lending Orders, (iii) all claims of the Grantor for damages arising out of or for breach of or default under the Assigned Agreements and the Lending Orders, (iv) the right of the Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, including, without limitation, all rights to enforce and exercise remedies with respect to any and all liens and security interests granted in favor of the Grantor pursuant to any Assigned Agreement or any Lending Order, (v) the Super-Priority Claim and first priority liens granted pursuant to the Lending Orders and (vi) all proceeds, collections, recoveries and rights of subrogation with respect to any and all of the foregoing Collateral, in each case to the extent permitted under applicable law.

SECTION 2.  Security for Obligations. This Agreement secures the prompt performance, observance and payment in full of any and all obligations of the Borrower now or hereafter existing under the Credit Agreement and the other Finance Documents, whether for principal, interest, charges, fees, premiums, indemnities, expenses or otherwise, and all obligations of the Grantor now or hereafter existing under this Agreement (all such obligations of the Borrower and the Grantor being the “Obligations”). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by the Borrower to the Finance Parties under the Credit Agreement and the other Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

SECTION 3.  Grantor Remains Liable; No Assumption of Duties. Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, (c) the Agent shall not have any obligation, duty or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Bank be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder and (d) prior to the occurrence of an Event of Default, the Grantor shall have the right to exercise all rights related to the Collateral for any purpose and in any manner so long as such exercise is not inconsistent with or in violation of this Agreement, the other Finance Documents, the Lending Orders or the DIP Intercompany Finance Documents.

SECTION 4.  Representations, Warranties and Covenants. The Grantor represents, warrants and covenants as follows (all of such representations, warranties and covenants being continuing as long as any of the Obligations are outstanding or any Commitment remains in effect):

(a)     The Assigned Agreements, true and complete copies of which have been furnished to the Agent, have been duly authorized, executed and delivered by all parties thereto, have not been amended, supplemented or otherwise modified except as permitted by Section 7 hereof, are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their respective terms. As of the date hereof, there exists no default under any Assigned Agreement by any party thereto. Each party to the Assigned Agreements (other than the Grantor) has executed and delivered to the Borrower and the Agent a consent, in substantially the form of Exhibit A hereto, to the assignment of such Assigned Agreement to the Agent pursuant to this Agreement. The Grantor has obtained all consents required for the valid and binding assignment of the Assigned Agreements to the Agent pursuant to the terms of this Agreement.

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(b)     The Grantor shall promptly abide by, perform and discharge in all respects the obligations, covenants, conditions and duties which the Assigned Agreements provide are to be performed by the Grantor.

(c)     The principal place of business and chief executive office of the Grantor and the office where the Grantor keeps its records concerning the Collateral, and the original copies of the Assigned Agreements and the originals of all chattel paper that evidence the Collateral, are located at its address specified in Section 15 hereof.

(d)     The Grantor is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement. No effective financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement.

(e)     This Agreement creates a valid security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interests have been duly taken. Such security interest, as so perfected, constitutes a first priority security interest in the Collateral.

(f)     Other than the Lending Orders, no consent of any Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the grant by the Grantor of the assignment and security interest granted hereby or for the execution, delivery or performance of this Agreement by the Grantor, (ii) for the perfection or maintenance of the assignment and security interest created hereby (including the first priority nature of such assignment and security interest), except for filings that have been or will be made in connection with this Agreement or (iii) for the exercise by the Agent of its rights and remedies hereunder.

(g)     At the Grantor’s sole cost and expense, the Grantor shall appear in and defend any action or proceeding affecting the Grantor or any Finance Party and arising under or pursuant to or in any manner connected with the obligations, covenants, conditions, duties, agreements or liabilities of the Grantor under the Assigned Agreements.

(h)     The Grantor shall: (i) promptly notify the Agent of any dispute with, proceeding or claim against, or cause of action or litigation involving any Person for which the Grantor has or may have any right to indemnification or claim for damages or other relief or remedies, whether at law or in equity, arising under or in connection with the Assigned Agreements, (ii) enforce all rights to indemnification or claims for damages or other relief or remedies, whether at law or in equity, arising under or in connection with the Assigned Agreements and (iii) not take or permit, and has not taken or permitted since the execution of the Assigned Agreements, any action that adversely affects, in the reasonable judgment of the Agent, the Obligations or the Collateral.

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(i)     The Grantor shall promptly deliver or cause to be delivered to the Agent a copy of every material written notice or communication received by the Grantor pursuant to any of the Assigned Agreements in the manner and at the place provided for notices contained herein.

(j)     In no event shall the Grantor, without the prior written consent of the Agent, (i) waive, release or discharge any of its rights under, or any of the obligations, duties or liabilities of any other party to, the Assigned Agreements, or (ii) compromise or settle any right or any claim or dispute with respect to any of its rights under, or any of the obligations, duties or liabilities of any other party to, the Assigned Agreements, in each case, in a manner that is adverse to the Grantor or the Finance Parties. No such waiver, release, discharge, compromise or settlement shall be effective without the prior written consent of the Agent.

(k)     The Grantor has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

SECTION 5.  Further Assurances. (a) The Grantor agrees that from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Agent may reasonably request, in order to perfect and protect the assignment and security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantor will: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or as the Agent may reasonably request, in order to perfect and preserve the assignment and security interest granted or purported to be granted hereby.

(b)     The Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

SECTION 6.  Place of Perfection; Records. The Grantor shall keep its principal place of business and chief executive office and the office where it keeps its records concerning the Collateral, and the original copies of the Assigned Agreements and the originals of all chattel paper that evidence the Collateral, at the location therefor specified in Section 4(b) or, upon 10 days’ prior written notice to the Agent, at any other locations in a jurisdiction where all action required by Section 5 shall have been taken with respect to the Collateral. The Grantor will hold and preserve such records, Assigned Agreements and chattel paper and will permit representatives of the Agent, following a written request, at any time during normal business hours to inspect and make abstracts from such records, Assigned Agreements and chattel paper.

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SECTION 7.  As to the Assigned Agreements.

(a)     The Grantor shall at its expense:

(i)     perform and observe all the terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their respective terms, and take all such action to such end as may be from time to time reasonably requested by the Agent.

(ii)     furnish to the Agent promptly upon receipt thereof copies of all notices, requests and other documents received by the Grantor under or pursuant to the Assigned Agreements, and from time to time (A) furnish to the Agent such information and reports regarding the Collateral as the Agent may reasonably request and (B) upon reasonable request of the Agent, make to any other party to any Assigned Agreement such demands and requests for information and reports or for action as the Grantor is entitled to make thereunder.

(b)     The Grantor shall not, without the prior written consent of the Agent:

(i)     sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral, except for the assignment and security interest under this Agreement;

(ii)     cancel or terminate any Assigned Agreement or consent to or accept any cancellation or termination thereof;

(iii)     amend, supplement or otherwise modify any Assigned Agreement or give any consent, waiver or approval thereunder;

(iv)     waive any default under or breach of any Assigned Agreement;

(v)     consent to or permit or accept any prepayment of amounts to become due under or in connection with any Assigned Agreement, except as expressly provided therein; or

(vi)     take any other action in connection with any Assigned Agreement that could reasonably be expected to (A) impair the value of the interest or rights of the Grantor thereunder or (B) impair the interest or rights of the Agent.

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SECTION 8.  Payments under the Assigned Agreements.

(a)     The Grantor agrees, and has effectively so instructed each other party to each Assigned Agreement, that upon written notice by the Agent to such other party following the occurrence and during the continuance of an Event of Default, all payments due or to become due under or in connection with such Assigned Agreement shall be made directly to the Agent at its address set forth in Section 15 hereof (or to such account as the Agent shall direct in writing).

(b)     Except as set forth in Section 12 hereof, all moneys received or collected by the Agent pursuant to subsection (a) above shall be applied by the Agent against all or any part of the Obligations in accordance with the terms of the Credit Agreement.

SECTION 9.  Agent Appointed Attorney-in-Fact. The Grantor hereby appoints the Agent the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Agent’s reasonable discretion upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)     to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral;

(b)     to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection therewith; and

(c)     to file any claims or take any action or institute any proceedings which the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Agent with respect to any of the Collateral.

SECTION 10.  Agent May Perform. If the Grantor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by the Grantor under Section 13(b) hereof.

SECTION 11.  The Agent’s Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property.

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SECTION 12.  Remedies. If any Event of Default shall have occurred and be continuing:

(a)     The Agent may exercise any and all rights and remedies of the Grantor under or in connection with the Assigned Agreements or otherwise in respect of the Collateral, including, without limitation, any and all rights of the Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, any Assigned Agreement.

(b)     All payments received by the Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement).

(c)     All payments made under or in connection with the Assigned Agreements or otherwise in respect of the Collateral, and all cash proceeds in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, received by the Agent may, in the reasonable discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 13 hereto) in whole or in part by the Agent against, all or any part of the Obligations in accordance with the terms of the Credit Agreement. Any surplus of such payments or cash proceeds held by the Agent and remaining after payment in full of all the Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(d)     The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time (the “Code”) (whether or not the Code applies to the affected Collateral).

SECTION 13.   Expenses. The Grantor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent hereunder or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

SECTION 14. Amendments, Waiver; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent (at the direction of the Majority Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure to exercise, and no delay in exercising, on the part of the Agent or any other Finance Party any right, power or privilege under this Agreement, the Credit Agreement or any of the other Finance Documents or other documents referred to herein or therein shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power and privilege. The rights and remedies of the Agent and the other Finance Parties under this Agreement, the Credit Agreement, the other Finance Documents or applicable law, are cumulative and not exclusive and all such rights and remedies may be exercised alternatively, successively or concurrently.

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SECTION 15. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier or electronic communication) and mailed, telecopied, e-mailed or delivered to the parties hereto at their respective addresses specified in the Credit Agreement, or, as to either party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or delivered by e-mail, respectively.

SECTION 16. Continuing Assignment and Security Interest; Assignments under Credit Agreement. This Agreement shall create a continuing assignment of and security interest in the Collateral and shall (i) remain in full force and effect until the later of (x) the payment in full in cash of the Obligations and all other amounts payable under this Agreement and (y) the termination of all Commitments, (ii) be binding upon the Grantor, its successors and assigns and (iii) inure to the benefit of, and be enforceable by, the Agent (on behalf of the Finance Parties) and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may, in accordance with the terms of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments and Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Upon the later of the payment in full in cash of the Obligations and all other amounts payable under this Agreement and the expiration or termination of the Commitments, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Agent will, at the Grantor’s expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 17. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the Code are used herein as therein defined.

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SECTION 18. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

SECTION 19. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission (including portable document format (“pdf”)) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 20. WAIVER OF JURY TRIAL; ENTIRE AGREEMENT. EACH OF THE GRANTOR AND THE AGENT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE AGENT, ANY OTHER FINANCE PARTY OR THE GRANTOR. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

SECTION 21. Forum Selection and Consent to Jurisdiction. ANY CLAIM OR LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, ANY OTHER FINANCE PARTY OR THE GRANTOR MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK. THE GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH CLAIM OR LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH CLAIM OR LITIGATION. THE GRANTOR FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH CLAIM OR LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE GRANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE GRANTOR HEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

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SECTION 22. Waiver of Certain Claims. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY FINANCE PARTY OR ANY OTHER PARTY HERETO ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY INSTRUMENT CONTEMPLATED HEREBY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GULFMARK REDERI AS

By
Name:
Title:

[Signature Page to Collateral Assignment Agreement (GulfMark Rederi AS – DNB Bank ASA)]

EXHIBIT A

CONSENT AND AGREEMENT

The undersigned hereby acknowledges notice of, and consents to the terms and provisions of, that certain Assignment and Security Agreement, dated as of May 18, 2017 (the “Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), made by GULFMARK REDERI AS, a company organized under the laws of Norway with a principal place of business at Strandgata 5, 4307 Sandnes, Norway and with organization number 979 212 658, as grantor (in such capacity, the “Grantor”), in favor of DNB BANK ASA, a company organized under the laws of Norway, acting through its offices at Solheimsgaten 7C, 5058 Bergen, Norway and with organization number 984 851 006, as agent (in such capacity, the “Agent”), and hereby agrees with the Agent that:

(a)     Upon the receipt by the undersigned of written notice from the Agent stating that an Event of Default under the Credit Agreement has occurred and is continuing, the undersigned will make all payments to be made by it under or in connection with [Describe Assigned Agreement to which undersigned is a party] (the “Assigned Agreement”) directly to the Agent at its office at Solheimsgaten 7C, 5058 Bergen, Norway or otherwise in accordance with the instructions of the Agent.

(b)     All payments referred to in paragraph (a) above shall be made by the undersigned irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, and the undersigned will not seek to recover from the Agent for any reason any such payment once made.

(c)     The Agent shall be entitled to exercise any and all rights and remedies of the Grantor under the Assigned Agreement in accordance with the terms of the Agreement, and the undersigned shall comply in all respects with such exercise.

(d)     The undersigned will not, without the prior written consent of the Agent, (i) cancel or terminate the Assigned Agreement or consent to or accept any cancellation or termination thereof, or (ii) amend, supplement or otherwise modify the Assigned Agreement.

This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure to the benefit of the Agent and its successors, transferees and assigns. This Consent and Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Consent and Agreement as of the date set opposite its name below.

Dated: [●]	[NAME OF OBLIGOR]

By
Name:
Title:

2

Schedule I

Assigned Agreements

1.

Senior Secured Super-Priority Debtor In Possession Credit Agreement, dated as of May 18, 2017, by and among GulfMark Offshore, Inc., a debtor and debtor-in-possession, as borrower, GulfMark Rederi AS, as lender, and DNB Bank ASA, as issuing bank.

2.

Blocked Account Control Agreement (“Shifting Control”), dated as of May 18, 2017, by and among GulfMark Offshore, Inc., as company, JPMorgan Chase Bank, N.A., as depositary, and GulfMark Rederi AS, as lender

3.	Promissory Note, dated May 18, 2017, issued by GulfMark Offshore, Inc., as borrower, in favor of GulfMark Rederi AS, in an original principal amount equal to $35,000,000

EXHIBIT 1.1

FORM OF PROMISSORY NOTE

$35,000,000	[_____], 20__

FOR VALUE RECEIVED, the undersigned, GulfMark Offshore, Inc., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to GulfMark Rederi AS, a limited company organized under the laws of Norway (together with its successors and assigns, the “Holder”) on or before the Maturity Date, as set forth in the Senior Secured Super-Priority Debtor in Possession Credit Agreement dated as of [May _], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Borrower, the Holder and DNB Bank ASA of Lars Hllesgt 30, N-5020 Bergen, Norway, with organization number 984 851 006, as the issuing bank, the lesser of (i) the principal amount of THIRTY-FIVE MILLION U.S. DOLLARS ($35,000,000) and (ii) the aggregate outstanding principal amount of the Term Loans made by the Holder to Borrower according to the terms of Section 1.01 of the Credit Agreement, as conclusively evidenced (absent manifest error) by the Loan Account and/or written endorsement with respect thereto by any officer of the Holder on the Schedule hereto annexed. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower further promises to pay interest from the date hereof on the outstanding principal amount owing hereunder from time to time, at the applicable rate and at the times set forth in Section 1.07 of the Credit Agreement. In no event shall interest hereunder exceed the maximum rate permitted under applicable law.

This promissory note is a “Note” referred to in the Credit Agreement, and is subject to the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference. This Note evidences the Term Loans made by the Holder thereunder.

All payments of principal and interest shall be made in Dollars in immediately available funds and as otherwise specified in the Credit Agreement. All payments shall be applied as provided in the Credit Agreement. Amounts remaining unpaid on this Note may be prepaid as provided in the Credit Agreement. Amounts repaid or prepaid hereunder may not be reborrowed.

The Credit Agreement provides for the acceleration of the maturity of the Term Loans and this Note upon the occurrence of certain events and for prepayment of the Term Loans and this Note upon the terms and conditions specified therein.

Except as otherwise provided in the Credit Agreement and the Lending Orders, to the extent permitted by applicable law, Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Note.

Exhibit 1.1-1

This Note is secured by liens on and security interests in the Pledged Collateral, as described in Section 9.01 of the Credit Agreement, that have been granted to the Holder and the other Secured Parties, pursuant to the Credit Agreement and certain other Collateral Documents. Reference is hereby made to the Credit Agreement and such other Collateral Documents for a description of the Pledged Collateral securing this Note, the terms and conditions upon which such liens and security interests were granted and the rights of the holder of this Note in respect thereof.

IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS AND MATTERS ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT; PROVIDED THAT IF THE BANKRUPTCY COURT DECLINES TO EXERCISE JURISDICTION, THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER AND THE HOLDER PERTAINING TO THIS NOTE OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE; PROVIDED, FURTHER THAT THE HOLDER AND THE BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS, TO THE EXTENT PERMITTED BY LAW, TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER PURSUANT TO THE NOTICE PROVISIONS OF THE CREDIT AGREEMENT AND THAT SERVICE SO MADE SHALL, TO THE EXTENT PERMITTED BY LAW, BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

Exhibit 1.1-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered on the date set forth above by the duly authorized representative of Borrower.

GULFMARK OFFSHORE, INC.

By:
Name:
Title:

Exhibit 1.1-3

SCHEDULE

BORROWINGS AND PAYMENTS

PRINCIPAL AMOUNT	DATE OF DISBURSEMENT	AMOUNT OF REPAYMENT / PREPAYMENT	DATE OF REPAYMENT /PREPAYMENT	NOTATION MADE BY

Exhibit 1.1-4

EXHIBIT 1.2

FORM OF NOTICE OF BORROWING

Date:__________      , 201_

GulfMark Rederi AS

[ADDRESS

Attn: [NAME,TITLE]

Re:     Borrowing Request under Credit Agreement

Ladies and Gentlemen:

Reference is made to the Senior Secured Super-Priority Debtor in Possession Credit Agreement dated as of [May__], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among GulfMark Offshore, Inc., a Delaware corporation (“Borrower”), GulfMark Rederi AS, as Lender (“Lender”) and DNB Bank ASA, as Issuing Bank. Capitalized terms used here have the meanings ascribed thereto in the Credit Agreement. In accordance with Section 1.02 of the Credit Agreement, the Borrower hereby requests that the Lender make the following Term Loan advance to the Borrower:

(1)     Requested Amount of Term Loan borrowing:1            $

(2)     Proposed date of advance:2

(3)     Proposed use of funds advanced.3

(4)     Account to which funds are to be remitted:

  $[_____] to be deposited into Debtor Distribution Account

  $[_____] to be deposited into LC Collateral Account

Funding is subject to the terms and conditions of the Credit Agreement. By submission of this Notice of Borrowing, the Borrower hereby represents and warrants (i) no Default or Event of Default exists under the Credit Agreement or any other Loan Document at the time of, or will result from the funding of the requested borrowing, (ii) all representations and warranties of the Borrower set forth in the Credit Agreement or any other Loan Documents are true and correct in all material respects (except where qualified by materiality, then just the accuracy thereof) on the date of and upon giving effect to the funding of the requested borrowing (except for representations and warranties that expressly relate to an earlier date which are true and correct in all material respects ((except where qualified by materiality, then just the accuracy thereof) as of such earlier date), and (iii) each condition set forth in Section 2.02 will be satisfied or provided for prior to the requested borrowing in a manner reasonably satisfactory to the Secured Parties, or duly waived in writing in accordance with Section 12.02.

1.	Each request shall be in the minimum amount of $1,000,000 (and if greater, in integral multiples of $500,000).

2.	The Lender must receive the Notice of Borrowing prior to 12:00 noon (New York City time) three (3) Business Days prior to the requested Borrowing Date.

[3]	Indicate whether funds will be used to cash collateralize a letter of credit.

Exhibit 1.2-1

Very truly yours,

GULFMARK OFFSHORE, INC.

By:
Name:
Title:

Exhibit 1.2-2

EXHIBIT 1.14-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Super-Priority Debtor in Possession Credit Agreement dated as of [____], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among GulfMark Offshore, Inc., a Delaware corporation (“Borrower”), GulfMark Rederi AS as lender (“Lender”) and DNB Bank ASA as Issuing Bank.

Pursuant to the provisions of Section 1.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

GULFMARK REDERI AS

By:
Name:
Title:

Date:_______ __, 20[ ]

Exhibit 1.14-1-1

EXHIBIT 1.14-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Super-Priority Debtor in Possession Credit Agreement dated as of [____], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among GulfMark Offshore, Inc., a Delaware corporation (“Borrower”), GulfMark Rederi AS as lender (“Lender”) and DNB Bank ASA as Issuing Bank.

Pursuant to the provisions of Section 1.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit 1.14-2-1

GULFMARK REDERI AS

By:
Name:
Title:

Date:                __, 20[ ]

Exhibit 1.14-2-2

EXHIBIT 2

INITIAL BUDGET

(Please see attached.)

Case 17-11125-KG Doc 14 Filed 05/17/17 Page 65 of 67

Gulfmark Offshore - Consolidated
Cash Flow Budget
Through
August 11, 2017
($ millions)

Forecasted Week	0	1	2	3	4	
Period beginning	5/17	5/19	5/26	6/2	6/9	
Period Ending	5/19	5/26	6/2	6/9	6/16	**Total**
Beginning Cash Balance	$ 6.7	$ 15.5	$ 12.6	$ 10.9	$ 12.4	$ 6.7
Cash Receipts from Operations	-	0.2	1.0	3.5	1.6	6.2
Non-Operating Cash Receipts	-	0.4	0.1	-	-	0.4
Total Cash Receipts	-	**0.5**	**1.1**	**3.5**	**1.6**	**6.6**
Total Payroll and Benefits	-	(1.7)	(1.7)	(0.6)	(1.2)	(5.2)
Cash Disbursements from Operations	-	(1.4)	(0.8)	(0.8)	(1.3)	(4.2)
Net Operating Cash Flow	-	**(2.5)**	**(1.3)**	**2.1**	**(1.0)**	**(2.8)**
Interest, Fees, and Other Financing Cost	(1.9)	(0.1)	(0.3)	-	(0.5)	(2.8)
Restructuring Expenses	(0.4)	(0.3)	-	(0.6)	(0.2)	(1.5)
DIP Borrowings	11.0	-	-	-	6.0	17.0
Total Net Cash Flow	8.8	(2.9)	(1.7)	1.5	4.3	10.0
Ending Cash Balance	$ 15.5	$ 12.6	$ 10.9	$ 12.4	$ 16.7	$ 16.7

1) Cash balances exclude $3.4M in restricted cash
2) Assumes payment of pre-petition trade liabilities, subject to court approval

Exhibit 2

EXHIBIT 3

FORM OF MINIMUM LIQUIDITY CERTIFICATION

Date: __, 201_

GulfMark Rederi AS

Strandgata 5, 4307

Sandnes, Norway

Attn: [__________]

Re:     Borrowing Request under Credit Agreement

Ladies and Gentlemen:

Reference is made to (i) the Senior Secured Super-Priority Debtor in Possession Credit Agreement dated as of [May __], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among GulfMark Offshore, Inc., a Delaware corporation (“Borrower”), GulfMark Rederi AS, as Lender (“Lender”) and DNB Bank ASA, as Issuing Bank and (ii) the Notice of Borrowing delivered to the Lender on [     ], 20[__] for the borrowing of $[     ] (“Borrowing”). Capitalized terms used here have the meanings ascribed thereto in the Credit Agreement.

The undersigned [     ]4 hereby certifies that as of the date hereof (before giving effect to the Borrowing), the Borrower and its Subsidiaries (on a consolidated basis) have:

Consolidated Liquidity of: $

Unrestricted Cash of: $

[The remainder of the page is intentionally left blank]

 4. To be signed by Chief Financial Officer, Chief Executive Officer, Chief Operating Officer or Treasurer.

Exhibit 3-1

Very truly yours,

GULFMARK OFFSHORE, INC.

By:
Name:
Title:

Exhibit 3-2

EXHIBIT 4

FORM OF POWER OF ATTORNEY

This Power of Attorney is executed and delivered by GulfMark Offshore, Inc., a Delaware corporation (“Grantor”), to [Gulfmark Rederi AS, a limited company organized under the laws of Norway corporation] [DNB Bank ASA]5 (hereinafter referred to as “Attorney”), as a Secured Party under a Credit Agreement, dated as of [May __], 2017 and other related documents (the “Loan Documents”). No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by Grantor without Attorney’s written consent.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as Grantor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in its own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the Loan Documents. Without limiting the generality of the foregoing, Grantor hereby grants to Attorney the power and right, on behalf of Grantor, without notice to or assent by Grantor, and at any time to: (a) change the mailing address of Grantor, open a post office box on behalf of Grantor, open mail for Grantor, and ask, demand, collect, give acquittances and receipts for, take possession of, endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any property of Grantor; (b) effect any repairs to any asset of Grantor, or continue or obtain any insurance and pay all or any part of the premiums therefore and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, liens, security interests, or other encumbrances levied or placed on or threatened against Grantor or its property; (d) defend any suit, action or proceeding brought against Grantor if Grantor does not defend such suit, action or proceeding or if Attorney believes that Grantor is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Grantor whenever payable and to enforce any other right in respect of Grantor’s property; (f) cause the certified public accountants then engaged by Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, the following reports: (1) a reconciliation of all accounts, (2) an aging of all accounts, (3) trial balances, (4) test verifications of such accounts as Attorney may request, and (5) the results of each physical verification of inventory; (g) communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of such Grantor in and under the Contracts and other matters relating thereto; (h) to file such financing statements with respect to the Credit Agreement, with or without Grantor’s signature, or to file a photocopy of the Credit Agreement in substitution for a financing statement, as the Attorney may deem appropriate and to execute in Grantor’s name such financing statements and amendments thereto and continuation statements which may require the Grantor’s signature; and (i) execute, in connection with any sale provided for in any Loan Document, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral in which a security interest has been granted by Grantor to Attorney and to otherwise direct such sale or resale, all as though Attorney were the absolute owner of the property of Grantor for all purposes. Grantor further grants to Attorney the power and right, on behalf of Grantor, to do, at Attorney’s option and Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon Grantor’s property or assets and Attorney’s Liens thereon, all as fully and effectively as Grantor might do. Grantor hereby ratifies, to the extent permitted by law, all that said Attorney shall lawfully do or cause to be done by virtue hereof.

(Signature pages to follow.)

5 Select applicable Attorney.

Exhibit 4-1

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor pursuant to the authority of its board of directors this [__] day of [___], 20[__].

GULFMARK OFFSHORE, INC.

By:
Name:
Title:

Exhibit 4-2

NOTARY PUBLIC CERTIFICATE

On this [__] day of [____], 20[__] [officer’s name] who is personally known to me appeared before me in his/her capacity as the [title] of GulfMark Offshore, Inc. (“Grantor”) and executed on behalf of Grantor the Power of Attorney in favor of [GulfMark Rederi AS][DNB Bank AS], to which this Certificate is attached.

Notary Public

Exhibit 4-3

Exhibit 5

FORM OF

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [________ __], 201[__], is by and among [GulfMark Americas, Inc., a Delaware corporation], [GulfMark Management, Inc., a Delaware corporation], [__________],a [PLACE OF ORGANIZATION] [TYPE OF ENTITY] ([the / each an] “Joining Party”[, and collectively, the “Joining Parties”]),[each] as debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, and [each] a wholly-owned subsidiary of GULFMARK OFFSHORE, INC. (the “Parent Borrower” and together with the Joining Part[y][ies] the “Borrowers”), in favor of and for the benefit of GULFMARK REDERI AS, a listed company organized under the laws of Norway (the “Lender”) and DNB BANK ASA (“DNB”), pursuant to the Senior Secured Super-Priority Debtor in Possession Credit Agreement (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), dated as of May 18, 2017, by and among the Parent Borrower as borrower, the Lender and DNB as issuing bank. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.

[The / Each] Joining Party is a Subsidiary of the Parent Borrower and, consequently, the Parent Borrower is required by Section 5.09 of the Credit Agreement to cause each of its Subsidiaries filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code to become a “Borrower” thereunder.

Accordingly, each of the Parent Borrower and [the / each] Joining Party hereby agrees as follows:

1.     [The / Each] Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Joining Party will be deemed (i) to be a party to the Credit Agreement, any Notes and any other Loan Document to which the Parent Borrower is a party and (ii) a “Borrower” under the Credit Agreement and shall have all of the rights and obligations of a Borrower thereunder as if it had executed the Credit Agreement and, without limiting the generality of the foregoing, each Joining Party hereby agrees that it shall be jointly and severally liable for the Obligations pursuant to the Credit Agreement; provided that [the / each] Joining Party shall not grant a Lien on Collateral pursuant to Section 1.03(l)(ii) and Section 9.01(a) of the Credit Agreement. Each Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions binding on any Borrower contained in the applicable Loan Documents, including, without limitation, (a) all of the representations and warranties set forth in Article 3 of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles 5 and 6 of the Credit Agreement.

The information on the schedules to the Credit Agreement are hereby supplemented (to the extent permitted under the Credit Agreement) to reflect the information shown on the attached Schedule A.

2.     [The / Each] Joining Party acknowledges and confirms that it has received (i) a copy of the Credit Agreement and the schedules and exhibits thereto, (ii) a copy of any Notes and (iii) each other Loan Document and the schedules and exhibits thereto. Each Borrower represents and warrants that such Borrower is currently informed      of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of each Borrower's financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

1

3.     The Parent Borrower hereby (a) confirms that the Credit Agreement is, and upon [the / each] Joining Party becoming a Borrower, shall continue to be, in full force and effect and (b) ratifies and affirms the continuing pledge and grant of Liens on its assets to secure the Obligations pursuant to the Credit Agreement and the other Collateral Documents. The parties hereto confirm and agree that immediately upon [the / each] Joining Party becoming a “Borrower” under the Credit Agreement, the term “Obligations,” as used in the Credit Agreement, shall include all obligations of such Joining Party under the Credit Agreement, the Notes and the other Loan Documents.

4.     Each Borrower is accepting joint and several liability hereunder and under the Credit Agreement, the Notes and any other Loan Document in consideration of the financial accommodations provided or to be provided by the Secured Parties under the Credit Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full. The Obligations of each Borrower constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of the Credit Agreement or any other circumstances whatsoever.

5.     Except as otherwise expressly provided in the Credit Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Term Loans, notice of the occurrence of any Default, Event of Default, Enumerated Default or of any demand for any payment under the Credit Agreement, notice of any action at any time taken or omitted the Secured Parties under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with the Credit Agreement (except as otherwise provided in the Credit Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Secured Parties at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of the Credit Agreement, any and all other indulgences whatsoever by the Secured Parties in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Secured Party with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Agreement afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its obligations under this Agreement, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of each Borrower under the Credit Agreement or any other Loan Documents shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Secured Party.

2

6.     The provisions of this Agreement are made for the benefit of each Secured Party and its successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of each Secured Party, or any of its successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations to elect any other remedy. The provisions of this Agreement shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Agreement will forthwith be reinstated in effect, as though such payment had not been made.

7.     Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under the Credit Agreement, the Notes or any other Loan Document, any payments made by it to the Secured Parties with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Secured Party hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

8.     Each Borrower hereby agrees that such Borrower will not demand, sue for or otherwise attempt to collect any overdue indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Secured Parties, and such Borrower shall deliver any such amounts to the Lender for application to the Obligations in accordance with this Agreement.

9.     [The / Each] Joining Party hereby represents and warrants to and for the benefit of the Secured Parties that as of the date hereof all representations and warranties in the Credit Agreement made by each Borrower are, with respect to the Joining Parties, true and correct in all material respects.

10.     Each of the Parent Borrower and [the / each] Joining Party agrees that at any time and from time to time, upon the written request of the Secured Parties, it will execute and deliver such further documents and do such further acts as the Secured Parties may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.

11.     This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

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12.     THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS). The terms of Sections 12.08 and 12.12 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the Parent Borrower and [the / each] Joining Party have caused this Agreement to be duly executed by its authorized officer.

PARENT BORROWER:

GULFMARK OFFSHORE, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Joinder Agreement]

JOINING [PARTY / PARTIES]:

[GULFMARK AMERICAS, INC.], [a Delaware corporation]

By:
Name:
Title:

[GULFMARK MANAGEMENT, INC.], [a Delaware corporation]

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Acknowledged, accepted and agreed:

GULFMARK REDERI AS, as Lender

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Schedule A

Schedules to Credit Agreement

[TO BE COMPLETED BY JOINING PARTIES]

DISCLOSURE SCHEDULE 5.02

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CREDIT AGREEMENT

TRADE NAMES

No additional trade names other than GulfMark Offshore, Inc.

DISCLOSURE SCHEDULE 5.10

To

CREDIT AGREEMENT

POST-CLOSING REQUIREMENTS

1.

Within 10 Business Days from the Closing Date, delivery of the original Pledged Equity interests and associated stock transfer powers or membership interest transfer certificates, as applicable, for GulfMark Capital, LLC and GM Offshore, Inc., which evidence 65% of the total outstanding Voting Stock of such Listed Company.

2.

Within 10 Business Days from the Closing Date, delivery of an original Power of Attorney to the Secured Parties, executed by the Borrower in favor of the Issuing Bank pursuant to Section 9.12 of this Agreement.

DISCLOSURE SCHEDULE 6.06

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CREDIT AGREEMENT

EXISTING INVESTMENTS

None.

DISCLOSURE SCHEDULE 6.07

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CREDIT AGREEMENT

EXISTING INDEBTEDNESS

1.

6.375% Senior Notes due 2022, issued pursuant to that certain Indenture, dated as of March 12, 2012, among GulfMark Offshore, Inc., as the Issuer, and U.S Bank National Association, a national banking association, as trustee.

2.

That certain Multicurrency Facility Agreement, dated as of September 26, 2014 (as amended on each of February 13, 2015, July 2, 2015, December 22, 2015 and March 31, 2016, and as further amended, restated, amended and restated or otherwise modified, the “RBS Facility”), by and among GulfMark Americas, Inc., as the Borrower, GulfMark Offshore, Inc., as Parent and Original Guarantor, the financial institutions from time to time party thereto, as Lenders, Wells Fargo Bank, N.A., as an Issuing Bank, JPMorgan Chase Bank, N.A., as an Issuing Bank, JPMorgan Chase Bank, N.A., as Swingline Lender and Royal Bank of Scotland PLC (“RBS”), as Agent and Security Agent.

3.

That certain Second Amended and Restated Multi-Currency Credit Facility Agreement, originally dated as of December 27, 2012, as amended and restated as of October 23, 2014 and as further amended and restated as of May 18, 2017, by and among GulfMark Rederi AS, as the Borrower, the financial institutions from time to time party thereto, as Lenders and DnB Bank ASA, as Agent and Arranger.

4.

Back-to-back letter of credit number S-749675, issued as of February 23, 2017, by and between JPMorgan Chase Bank, N.A. and GulfMark Americas, Inc. in favor of Banco Santander (Mexico), S.A., for the account of GulfMark de Mexico, S. de R.L. de C.V. (MXN 28,829,418.47, subject to monthly revaluation).

5.	Letter of credit number CTCS-789977, issued as of [May 4, 2017], by and between JPMorgan Chase Bank, N.A. and GulfMark Americas, Inc. in favor of EOG Resources Trinidad Limited ($1,600,000).

6.

Letter of credit number CTCS-789949, issued as of [May 4, 2017, by and between JPMorgan Chase Bank, N.A. and GulfMark Americas, Inc. in favor of EOG Resources Trinidad Limited and EOG Resources Trinidad U(A) Block Limited ($1,600,000).

DISCLOSURE SCHEDULE 6.08

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CREDIT AGREEMENT

LIENS

File Type	File Number	File Date	Debtor	Secured Party	Asset Description
Original	16-0028930201	09/02/2016	GulfMark Offshore, Inc.	CISCO SYSTEMS CAPITAL CRP

All Equipment leased or financed by Secured Party to or for Debtor pursuant to Secured Party’s contract number 25404765, together with all additions, attachments, accessories and substitutions to or for the same, and all proceeds of the foregoing. Lease number 25404765

DISCLOSURE SCHEDULE 6.10

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CREDIT AGREEMENT

RESTRICTIONS ON INTERCOMPANY TRANSFERS

1.

6.375% Senior Notes due 2022, issued pursuant to that certain Indenture, dated as of March 12, 2012, among GulfMark Offshore, Inc., as the Issuer, and U.S Bank National Association, a national banking association, as trustee.

2.

That certain Multicurrency Facility Agreement, dated as of September 26, 2014 (as amended on each of February 13, 2015, July 2, 2015, December 22, 2015 and March 31, 2016, and as further amended, restated, amended and restated or otherwise modified), by and among GulfMark Americas, Inc., as the Borrower, GulfMark Offshore, Inc., as Parent and Original Guarantor, the financial institutions from time to time party thereto, as Lenders, Wells Fargo Bank, N.A., as an Issuing Bank, JPMorgan Chase Bank, N.A., as an Issuing Bank, JPMorgan Chase Bank, N.A., as Swingline Lender and Royal Bank of Scotland PLC, as Agent and Security Agent.

3.

That certain Second Amended and Restated Multi-Currency Credit Facility Agreement, originally dated as of December 27, 2012, as amended and restated as of October 23, 2014 and as further amended and restated as of May 18, 2017, by and among GulfMark Rederi AS, as the Borrower, the financial institutions from time to time party thereto, as Lenders and DnB Bank ASA, as Agent and Arranger.

DISCLOSURE SCHEDULE 8.01

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CREDIT AGREEMENT

ENUMERATED DEFAULTS

1.

Enumerated Defaults (as defined in that certain letter agreement, dated 14 April 2017, by and between DNB Bank ASA, the Borrower, the Parent Guarantor and the UK Guarantor, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

2.

Enumerated Defaults (as defined in that certain letter agreement, dated 14 April 2017, by and between The Royal Bank of Scotland plc, as agent, GulfMark Americas and the Parent Guarantor, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

3.

Interest Default (as defined in that certain Forbearance Agreement, dated as of 14 April 2017, by and among the Parent Guarantor and the holders of the Senior Notes, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

4.	An Event of Default under 8.01(e) of the Agreement, but only insofar as it arises as a result of:

a.

a default or event of default under the Senior Notes Indenture (as defined under the NOK Facility) resulting in the acceleration of outstanding indebtedness under the Senior Notes (as defined under the NOK Facility) (the “Senior Notes Defaults”), or

b.	a default or event of default under the RBS Facility resulting in the acceleration of outstanding indebtedness under the RBS Facility (the “RBS Defaults”).

For the avoidance of doubt, Enumerated Default shall not include any exercise of remedies (other than acceleration) under the RBS Facility or the Senior Notes Indenture.

DISCLOSURE SCHEDULE 9.04

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CREDIT AGREEMENT

PLEDGED EQUITY

Debtor/Grantor	Issuer	Type of Organization	% of Interest Pledged	Certificate No.
GulfMark Offshore, Inc.	GulfMark Capital, LLC	Limited Liability Company	65%	[●][1]
GulfMark Offshore, Inc.	GulfMark Foreign Investments LLC	Limited Liability Company	65%	Uncertificated
GulfMark Offshore, Inc.	GM Offshore, Inc.	Corporation	65%	[●][2]

1 To be confirmed once new certificate is cut to evidence 65% interest

2 To be confirmed once new certificate is cut to evidence 65% interest